Exhibit 15

MASTER AGREEMENT

BY AND BETWEEN

se2, inc.

(“Vendor”)

and

Modern Woodmen of America

(“Customer”)

Table of Contents

1.	SERVICES		5

	1.1.	Execution of Statements of Work	5

	1.2.	Designated Managers	6

	1.3.	Required Documentation	6

	1.4.	Vendor Personnel	6

	1.5.	Recordkeeping And Audit Rights	7

	1.6.	Historical (Pre-Statement of Work) Hard Copy Records	7

	1.7.	Back-up Storage Location	8

	1.8.	Recordkeeping - Other Records	8

	1.9.	Litigation Holds and other Legal Actions	8

	1.10.	Audits	9

	1.11.	SAS 70 Audits	11

	1.12.	Financial Statements	11

	1.13.	Service Levels	11

2.	DELIVERABLES, ACCEPTANCE AND CUSTOMER DUTIES		12

	2.1.	Deliverables	12

	2.2.	Ad Hoc Services	12

	2.3.	SOWs with Milestone Deliverables	12

	2.4.	Final Acceptance	13

	2.5.	Customer Delays	14

	2.6.	Excused Obligations	14

	2.7.	Performance of Other Functions	16

	2.8.	Direction; Authorized Personnel	17

	2.9.	Customer Personnel	17

	2.10.	Control and Supervision of Customer Personnel	17

3.	CHANGES, Additional Services and Change Procedures		17

	3.1.	Change Request	17

	3.2.	Response to Change Request	17

	3.3.	No Change Effective Absent Written Agreement	17

	3.4.	Addition to “Services”	18

4.	RELATIONSHIP OF THE PARTIES AND SUBCONTRACTORS AND PERFORMANCE OFFSHORE		18

	4.1.	Independent Contractor	18

	4.2.	Subcontracting	18

	4.3.	Service Locations	19

5.	PAYMENTS		19

	5.1.	Rates Stated in Each Statement of Work	19

	5.2.	Due Dates	19

	5.3.	Payment is Not Acceptance	19

	5.4.	Expenses Reimbursement	19

	5.5.	Taxes	19

	5.6.	Increases	21

	5.7.	Undercharges	21

6.	TERM AND TERMINATION		22

	6.1.	Term	22

	6.2.	Termination by Customer	22

	6.3.	No Statements of Work	23

	6.4.	Partial Termination Process	23

	6.5.	Termination for Insolvency	24

	6.6.	Termination by Vendor	24

	6.7.	Termination Pursuant to a Statement of Work	24

	6.8.	Termination Assistance	24

	6.9.	Termination by Vendor	26

	6.10.	Termination Assistance as Loss Mitigation	26

	6.11.	Exit Rights	26

7.	PROPRIETARY RIGHTS AND CONFIDENTIALITY		29

	7.1.	Ownership of Vendor Materials	29

	7.2.	Ownership of Customer Materials	29

	7.3.	Other Developed Materials	29

	7.4.	Vendor License	30

	7.5.	Customer License	30

	7.6.	Ownership of Consumer Confidential Information and Contract Holder Data	30

	7.7.	Protection of Confidential Information - General	30

	7.8.	Permitted Use and Disclosures	31

	7.9.	Separation	31

	7.10.	Additional Exceptions	32

	7.11.	Residual Knowledge	32

	7.12.	Return or Destruction of Confidential Information	33

	7.13.	Commercially Reasonable Limit on Duty	33

	7.14.	Legal Duty to Retain	34

	7.15.	Unauthorized Acts	34

	7.16.	Action by Parties	34

	7.17.	Additional Provisions for Consumer Confidential Information	34

8.	REPRESENTATIONS AND WARRANTIES		35

	8.1.	Vendor’s Warranties	35

	8.2.	Correction of non-Conformances	36

	8.3.	Mutual Representations and Warranties	36

	8.4.	Disclaimer of Implied Warranties	36

9.	INDEMNIFICATION AND REIMBURSEMENT FOR DATA ERRORS		37

	9.1.	Vendor Indemnity	37

	9.2.	Customer’s Indemnity	37

	9.3.	Special Indemnification Relating to Infringement	38

	9.4.	Acts of Employees and Subcontractors	38

	9.5.	Indemnification Procedures	38

10.	LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES		40

	10.1.	Limitation of Liability	40

	10.2.	Exclusion of Damages	40

	10.3.	Exceptions of Limitation and Exclusions	41

	10.4	Sole Recovery Against Vendor	41

11.	INSURANCE		41

	11.1.	Minimum Coverage	41

	11.2.	Evidence of Coverage	42

12.	DISPUTES		42

	12.1.	Escalation	42

	12.2.	Performance to Continue	42

	12.3.	Injunctive Relief	42

	12.4.	Payment Disputes	42

13.	SECURITY, DISASTER PLANNING AND FORCE MAJEURE		43

	13.1.	Security Safeguards	43

	13.2.	Disaster Recovery / Business Continuity Plan	43

	13.3.	Force Majeure	43

14.	GENERAL PROVISIONS		44

	14.1.	No Publicity	44

	14.2.	No Waiver; Remedies	44

	14.3.	Certain Acknowledgments	44

	14.4.	Severability	45

	14.5.	Assignment	45

	14.6.	Governing Law	45

	14.7.	Forum	45

	14.8.	Waiver of Trial by Jury	45

	14.9.	Notices	45

	14.10.	Survival	46

	14.11.	EEO Requirements	46

	14.12.	Non-Solicitation	46

	14.13.	Services Provided Prior to Effective Date	46

	14.14.	Legal Fees	46

	14.15.	Further Assurances	46

	14.16.	Headings	46

	14.17.	Governing Order; Subsequent Modifications	46

	14.18.	Exhibits	47

	14.19.	Construction	47

	14.20.	Counterparts	47

	14.21.	Third Party Beneficiaries	48

	14.22.	Entire Agreement	48

MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”) is effective as of the 15th day of April, 2011 (the “Effective Date”) by and between Modern Woodmen of America (“Customer”), with a place of business at 1701 First Avenue, Rock Island, IL 61201 and se2, inc. (“Vendor”), with a place of business at 5801 SW 6th Avenue, Topeka, Kansas 66636-0001. Capitalized terms used in this Agreement are defined in the Glossary attached to this Agreement and incorporated herein by reference.

RECITALS

A. Customer is fraternal benefit society that provides life insurance and annuities to its members;

B. Vendor provides certain business process outsourcing, hosting and professional services with respect to life insurance policies and annuity contracts;

C. Customer has requested and Vendor has agreed to perform the business process outsourcing, hosting and professional services described in this Agreement and in mutually acceptable Statements of Work executed by Customer and Vendor and incorporated by reference into this Agreement (collectively, the “Statements of Work” and each, a “Statement of Work”).

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	SERVICES.

1.1.	Execution of Statements of Work. Customer hereby retains Vendor and Vendor agrees to perform services contained in one or more Statements of Work as Customer and Vendor may execute from time to time (“Services”), each attached hereto and made a part hereof as Exhibit 1 (or hereinafter executed and referencing this Agreement to become thereafter incorporated herein and a part hereof), and to complete the work set forth in each Statement of Work and to achieve the performance and objectives of each Statement of Work (sometimes referred to herein as the “Statement of Work” or “SOW”) for Customer upon the terms and conditions contained herein. Any services performed prior to execution of this Agreement that are not governed by a prior Professional Services Agreement with Customer shall be deemed to be governed by this Agreement. Any such services hereunder may be performed at Vendor’s or Customer’s premises, as appropriate and agreed to by the Parties. Services will be designated into one of the following four (4) types of services, with the actual Services to be performed as described in the relevant category of Statement of Work, as stated below:

1.1.1.	Hosting Services as described in a “Hosting Services Statement of Work” substantially in the form contained in Exhibit 1-A (the “Hosting Services”);

1.1.2.	Business Process Outsourcing Services as described in a “BPO Services Statement of Work” substantially in the form contained in Exhibit 1-B (the “Business Process Outsourcing Services”);

1.1.3.	Professional Services as to be described in a “Professional Services Statement of Work” in a form as the parties may mutually agree (the “Professional

Services”); or

1.1.4.	Transition Services as described in a “Transition Services Statement of Work”.

(a)	Customer is responsible for assuring that the activities described in the Transition Plan assigned to Customer Designees and any other third parties, other than Vendor and its Affiliates, are completed accurately and timely.

(b)	As part of the Transition Services, the Vendor Project Manager will confer regularly with the Customer Project Manager regarding the progress, status and risks of Transition Plan. Promptly upon receiving information indicating that a Party has not performed its responsibilities or met the timetable set forth in the Transition Plan or may not be able to perform its responsibilities or meet the timetable set forth in the Transition Plan, Vendor Project Manager will review such information with Customer Project Manager to consider specific measures to address such delay and mitigate the risks associated therewith.

1.2.	Designated Managers.

1.2.1.	Relationship Manager - Each Party shall designate the name, address, telephone number and e-mail address of the person designated as that Party’s Relationship Manager within ten (10) business days of executing this Agreement. The Parties will use reasonable efforts to use the dedicated representatives to communicate on matters relating to this Agreement.

1.2.2.	Project Manager - In each Statement of Work, each Party shall designate its Project Manager for the project or projects described in that Statement of Work. The Project Manager will be responsible for communicating on matters relating to such Projects.

1.3.	Required Documentation. Vendor shall deliver to Customer copies of all supporting documentation, user documentation, specifications, instructions, procedures, and related information necessary for Customer to make full use of the Deliverables (collectively, such materials the “Documentation”). Customer shall have the right, as part of the Services, to request such Documentation as it may deem necessary from time to time and to make as many additional copies of the Documentation as it may deem necessary.

1.4.	Vendor Personnel.

1.4.1.	Vendor shall provide qualified Vendor Personnel to perform the Services and develop the Deliverables who are reasonably acceptable to Customer. Upon request from Customer, Vendor shall provide to Customer the names of the members of the project team for each Statement of Work executed by Customer, the role of each such project team member and the percentage of time each project team member is expected to devote to the Statement of Work. Vendor will make every effort consistent with sound business practices to honor all Customer’s requests with regard to the assignment of Vendor Personnel.

1.4.2.	Customer may, for reasons related to the quality of performance by any of

Vendor’s Personnel or security concerns or such individual’s behavior while on Customer premises, request that such individual be replaced with other Vendor Personnel. Vendor shall promptly comply with such request and shall promptly substitute different qualified Vendor Personnel.

1.4.3.	Vendor shall, and shall require all Vendor Personnel to, at all times while on Customer premises observe and be subject to such reasonable rules and regulations as Customer from time to time may promulgate.

1.5.	Recordkeeping And Audit Rights. To the extent Vendor is providing Hosted Services or Business Process Outsourcing Services to Customer, the following shall govern:

1.5.1.	Vendor shall establish and maintain facilities and procedures for the safekeeping of complete Contract accounting books and records of all transactions of any nature performed by Vendor on behalf of Customer (collectively, “Contract Accounting Books and Records”). Vendor shall, as agent of the Customer, keep true and correct Contract Accounting Books and Records hereunder in compliance with Applicable Law. Copies of Contract Accounting Books and Records shall be maintained by Vendor for the longer of any period that may be required by Applicable Law, including the Investment Company Act of 1940, and the rules thereunder, but for not less than seven (7) years from the end of the term of the applicable Statement of Work, unless a replacement third party assumes, in writing and on terms reasonably acceptable to Vendor, responsibility to maintain such records for such period of time. Notwithstanding the foregoing, Vendor may satisfy the foregoing by tendering such Contract Accounting Books and Records to Customer at the end of this Agreement, or the applicable Statement of Work in a non-proprietary format reasonably acceptable to Customer.

1.5.2.	It is expressly understood and agreed that the Contract Accounting Books and Records are Customer’s sole property, and that such property shall be held by Vendor as agent of Customer.

1.5.3.	Promptly following the termination or expiration of a Statement of Work, Vendor shall deliver to Customer, or to a Customer Designee identified by Customer, all Contract Accounting Books and Records of all transactions performed in connection with such Statement of Work. Such Contract Accounting Books and Records shall be reasonably cataloged or indexed and in a reasonably commercially accessible format at all times and when so delivered to the Customer.

1.6.	Historical (Pre-Statement of Work) Hard Copy Records. To the extent Vendor is performing Business Process Outsourcing Services, the following shall govern records relating to such Services:

1.6.1.

Any hard copy, non-electronic records with respect to the Contracts that were prepared or made prior to the date of a Statement of Work that: (i) Vendor needs to perform the Services; or (ii) Customer desires to transfer possession and control of to Vendor, and which Vendor agrees in writing shall be transferred into its possession or control, shall be delivered by Customer or a Customer Designee, to Vendor, or its designee, at such times as the Parties shall agree in writing, catalogued or indexed and maintained in such manner as the Parties shall agree, all at Customer’s expense.

1.6.2.	Upon Vendor’s receipt of such historical records, such historical records shall be Contract Accounting Books and Records. Vendor shall not be required to catalogue or index such records beyond which they are catalogued or indexed when delivered to Vendor. Vendor shall only be obligated to maintain such records in the format in which delivered by Customer or a Customer Designee to Vendor.

1.6.3.	Subject to Customer’s prior approval, Vendor may image and destroy, or cause to be imaged and destroyed, hard copy historical records, upon the occurrence of which such images shall be subject to the requirement that they be reasonably catalogued and indexed and in a reasonably accessible format at all times and when so delivered to Customer or a Customer Designee, just as the other complete books and records of all transactions of any nature performed by Vendor on behalf of Customer.

1.6.4.	Customer acknowledges that Vendor’s ability to perform the Services in accordance with this Agreement is dependent on Customer providing complete and accurate historical data to Vendor in a usable format. Further, from time to time, Vendor may request Customer to review and approve the accuracy and completeness of certain historical data. Where such historical information provided by Customer or the prior Vendor may not be complete and accurate, Vendor may request Customer to review and approve certain assumptions or work-arounds relating to such information. To the extent Vendor is required to devote additional time and resources assembling, analyzing or re-formatting such historical data in connection with the Services to be provided, Customer shall compensate Vendor for such additional time and resources at the rates set forth herein or the applicable Statement of Work. In any case, where Vendor requests Customer to review and approve information and Customer does approve such information, Vendor may rely on such approvals and shall not be liable for the inaccuracy of information presented to and approved by Customer.

1.7.	Back-up Storage Location. Vendor may send back-up tapes to one or more off-site storage facilities provided that: (a) Vendor shall inform Customer in advance of the name and location of any replacement or new off-site facility; and (b) each new or additional off-site facility shall maintain at least the same level of security as required by this Agreement.

1.8.	Recordkeeping - Other Records. Subject to Section 1.5.4, Vendor shall maintain books and records in accordance with Applicable Law and general industry standards. Such books and records shall be maintained during the Term and for a period of six (6) years thereafter. The books and records to be maintained pursuant to this Section do not include Contract Accounting Books and Records referred to in Section 1.5 above.

1.9.	Litigation Holds and other Legal Actions.

1.9.1.

In the event of any dispute arising under or with respect to this Agreement or in the event that Customer issues a “record hold order” in writing, the applicable retention period will be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties hereto have been satisfied in full. Vendor will, and will cause its Permitted Subcontractors to, comply with any such record hold orders issued by Customer requiring preservation of certain records for legal, regulatory or other purposes.

1.9.2.	Upon receipt of any summons, written pleadings or other notice of suit or any regulatory inquiry or complaint, relating to the Services provided under this Agreement or any Statement of Work, Vendor shall promptly forward to Customer a copy of the same along with supporting documents to Customer.

1.9.3.	Vendor shall notify Customer promptly upon learning that one of Vendor’s employees, officers, directors, contractors, affiliates or agents is considered a “whistleblower” (as that term is defined at 17 CFR Part 240.21F-2(a)) regarding either Vendor’s work for Customer, the Customer itself, or in connection with any Services provided hereunder, unless restricted by law

1.10.	Audits. To the extent Vendor is performing Hosting Services or Business Process Outsourcing Services, Customer may audit Vendor’s performance of such Services as more fully described below and, if applicable, in the Statement of Work for such Services:

1.10.1.	Upon ten (10) Business Days’ notice to Vendor and during normal business hours, but not more often than is reasonably necessary or appropriate, absent good cause, Customer or a Customer Designee may, in compliance with the Vendor’s security regulations and the further provisions hereof, audit Vendor for the purposes set forth in this Section. Customer may conduct audits itself or with the assistance of a Customer Designee (provided that such third party executes a confidentiality agreement that contains protections for Confidential Information comparable to those set forth in this Agreement and provided further that such third party shall not be any person that Vendor deems in its reasonable discretion to be an Vendor Competitor), at Customer’s expense, subject to the provisions below. No such audit may be performed by any person compensated on a contingency fee basis. The foregoing shall not restrict the number of audits which may be conducted by Governmental Authorities having jurisdiction over Customer or any Customer Designee and the exception for “good cause” referred to above shall apply to audits conducted by Customer in connection with any breach of this Agreement by Vendor or Vendor Personnel or any failure of Vendor to attain the Service Levels or in connection with any requirements arising under any Applicable Law.

1.10.2.	Access.

(a)	During any audit in relation hereto, Vendor shall provide reasonable access to Customer and Customer Designees (including their respective internal audit and compliance staff), inspectors, consultants, and other representatives, who are not Vendor Competitors to: (i) facilities where the Services are being performed; (ii) its personnel and subcontractors; and (iii) data and records in the possession of Vendor relating to its performance of the Services. Customer, the Customer Designees and their respective auditors, inspectors, consultants, and other representatives shall adhere to Vendor’s reasonable and customary security and safety policies.

(b)	Vendor shall provide any Governmental Authority of any nature whatsoever having regulatory authority over Customer or Customer Designees on-site access during Vendor’s ordinary business hours to: (i) facilities where the Services are being performed; (ii) their personnel and subcontractors; and (iii) data and records in the possession of Vendor relating to its performance of any of the Services. In the event representatives of such Governmental Authority will access Vendor’s secure facilities, Vendor shall provide Customer with written descriptions of Vendor’s customary security and safety policies and Customer shall provide those written descriptions of Vendor’s customary security and safety policies to the representatives of such Governmental Authority as soon as practicable after receipt of those policies from Vendor.

1.10.3.	Vendor shall cooperate fully with and assist Customer, Customer Designees, and their respective auditors, inspectors, consultants, and other representatives, and any Governmental Authority, in connection with audits in relation hereto and/or to any Statement of Work and shall, on a reasonably timely basis, furnish each with all information reasonably requested.

1.10.4.	Customer shall reimburse Vendor for the reasonable costs incurred by Vendor and for the time devoted by Vendor Personnel in connection with such audits which are beyond the Baseline Audit Support. “Baseline Audit Support” means the cost incurred and the time devoted by Vendor Personnel in providing audit assistance and access to Customer, and Customer Designees during each calendar year (or pro rata portion) during the Term of up to eighty (80) hours of such assistance. The time devoted by Vendor Personnel in providing such audit assistance and access to Customer relating to Vendor’s failure to perform in accordance with this Agreement, including the Service Levels will be provided at no charge to Customer (and is not included in the calculation of Baseline Audit Support).

1.10.5.	Except for audits conducted in connection with requests by Governmental Authorities, audits shall be limited to information relating to Vendor’s provision of the Services in compliance with its obligations under this Agreement and, shall be limited to the period of the then current calendar year and the immediately preceding calendar year in connection with: (a) Vendor’s practices and procedures, including procedures to maintain the confidentiality of Confidential Information; (b) Vendor’s controls and security measures and procedures; (c) Vendor’s disaster recovery and back-up plans and procedures; (d) any matter necessary to ensure that Vendor or Customer has met or is meeting requirements of Applicable Law; (e) Vendor’s compliance with its Service Level obligations; and/or (f) Vendor’s charges for the Services, including expenses and taxes invoiced with respect thereto, and any credits provided or that should have been provided.

1.10.6.

If, as a result of any such an audit, Customer determines that Vendor overcharged it, Customer shall notify Vendor in writing of its determination, including the amount of the overcharge and the basis for its conclusion, and Vendor shall promptly pay to Customer the amount of the overcharge, plus interest at the rate of the prime rate published by The Wall Street Journal on the day after the day on which it receives such notice (but in no event to exceed the highest lawful rate of interest), calculated from the date of payment of the overcharged amount until the date of payment to Customer, unless such claim of overcharge is promptly (but in any event within forty-five (45) days) disputed by Vendor in writing, in good faith.

1.10.7.	All audits shall be performed in a manner to minimize disruption to Vendor’s business. In no event shall Customer, while conducting an audit, materially interfere with Vendor’s ability to perform the Services or any of its other obligations under this Agreement or any Statement of Work or to conduct its other operations in the ordinary course of business.

1.10.8.	Following any audit by Customer, Customer shall conduct (in the case of an internal audit), or request its external auditors to conduct, a conference with Vendor to discuss the preliminary conclusions from such audit with Vendor. Customer shall report, in writing, to Vendor any actual or suspected deficiencies identified in such audit within one hundred twenty (120) days from the conclusion of the audit. To the extent that Vendor is not performing in accordance with this Agreement, Vendor shall promptly take all such actions as are appropriate to correct such deficiencies and otherwise perform in accordance with this Agreement.

1.11.	SAS 70 Audits. To the extent Vendor is performing Hosting Services or Business Process Outsourcing Services, at least annually, at no additional charge to Customer, Vendor shall provide to Customer a copy of a SAS 70 Type II report, or the successor report, for the twelve (12) months ending September 30, with the first report being provided for the twelve (12) months ending September, following the first Commencement Date. Vendor shall deliver to Customer such final report as soon as possible after December 1, but no later than December 31. Such report shall be prepared by a nationally recognized firm for Vendor’s facility or facilities from which it (including, as applicable, its Affiliates and subcontractors) is providing Services. Such reports provided by Vendor under this Section shall be considered Vendor Confidential Information. Vendor may redact from such reports, those portions containing confidential information of third parties.

1.12.	Financial Statements. Vendor shall provide Customer with a reasonable summary of its annual and quarterly financial statements each year this Agreement is in effect, together with a statement by an officer of Vendor that Vendor remains a going concern with the financial ability to pay its obligations as they become due and to perform the services required of Vendor under this Agreement and the Statements of Work incorporated by reference in this Agreement in accordance with the standards set forth in this Agreement and the applicable Statement of Work, based on such officer’s review of such financial statements. Such summaries and officer’s statements shall remain Vendor Confidential Information.

1.13.	Service Levels. To the extent Vendor is performing Hosting Services or Business Process Outsourcing Services,

1.13.1.

The applicable Statement of Work shall state the applicable “Service Levels” and Exhibit 5 hereto describes how the “Service Level Credits” for the Services are to be determined for Vendor’s failure to attain the Service Levels (a “Fault”). The Service Levels will be subject to adjustment in accordance with the terms of Exhibit 5. The Service Credits shall be Customer’s sole remedy for Vendor’s failure to attain the Performance Standards with respect only to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Vendor from its obligations to perform all Services in accordance with this Agreement and (b) shall not prejudice Customer’s rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Vendor failed to provide in accordance with this Agreement.

1.13.2.	Upon Vendor’s failure to provide the Services in accordance with the applicable Service Levels, on written request by Customer, Vendor will promptly: (i) perform a root-cause analysis to identify the cause of such failure; (ii) provide Customer with a report detailing the cause of, and procedure for correcting, such failure; (iii) provide to Customer the proposed procedure for correcting such failure; (iv) correct such failure in accordance with such procedure; (v) provide weekly (or more frequent, if appropriate) reports on the status of the correction efforts; and (vi) upon completion of the remedial steps, provide Customer with such confirmation.

1.13.3.	Vendor will implement the measurement and monitoring tools and procedures required to measure and report Vendor’s performance of the Services against the applicable Service Levels. Such measurement and monitoring tools and procedures will: (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels; and (ii) be subject to audit by Customer in accordance with the terms of the Agreement.

1.13.4.	If Vendor is liable for failing to meet the “Default Performance Standards” as set forth in Exhibit 5, in addition to any other remedies available to Customer, Customer may terminate this entire Agreement in whole or in part under Section 6.2.1, provided that Customer provides notice to Vendor within one (1) year after the failure to meet the Default Performance Standards.

2.	DELIVERABLES, ACCEPTANCE AND CUSTOMER DUTIES.

2.1.	Deliverables. Vendor shall perform the Services as set forth in each Statement of Work and, as applicable, provide deliverables (“Deliverables”) as agreed upon to be provided as a part of the Services. A Statement of Work shall set forth the Services to be performed and, as applicable, the Deliverables, acceptance criteria for the Deliverable(s) and the manner and amount of the compensation for the Services, and such other matters to which the Parties shall agree.

2.2.	Ad Hoc Services. Services described in a Statement of Work may be for general consulting or for tasks for which there are not any specifications or Deliverables specified for such Services (referred to as “Ad Hoc Services”). Unless specifications and Deliverables are expressly identified in a Statement of Work, it will be considered to be for Ad Hoc Services only. Ad Hoc Services shall be considered accepted as they are performed.

2.3.	SOWs with Milestone Deliverables. For Statements of Work having one or more Milestone Deliverables, Customer shall complete acceptance testing for each Milestone Deliverable as stated in that Statement of Work as follows:

2.3.1.	After receipt by Customer of written notice from Vendor that Vendor has performed all Services and developed all Deliverables included in a Milestone

Deliverable specified in a Statement of Work, Customer shall evaluate such Milestone Deliverable to determine whether such Milestone Deliverable is in Conformance.

2.3.2.	If Customer determines that such Milestone Deliverable is in Conformance, Customer shall provide to Vendor written notice of the same.

2.3.3.	If Customer determines that such Milestone Deliverable is not in Conformance, Customer shall provide to Vendor notice of the same and the information forming the basis of such determination, and Vendor shall re-perform the Services and/or modify the Deliverables included in such Milestone Deliverable promptly, based on the severity of the non-Conformance unless a time period is specified in such Statement of Work, after receipt of Customer’s comments to place such Milestone Deliverable in Conformance and re-submit such Milestone Deliverable to Customer in accordance with this Section.

2.3.4.	Unless stated otherwise in the Statement of Work, the Services to correct non-Conformances prior to Customer’s acceptance shall be at the rates in the applicable Statement of Work.

2.3.5.	Notwithstanding anything to the contrary contained in this Agreement or any Statement of Work: (a) Customer shall not be deemed to have accepted any Services or Deliverables under any Statement of Work until Customer has provided to Vendor written confirmation of such acceptance; and (b) all acceptances of any Milestone Deliverables under a Statement of Work prior to providing written notice of final acceptance pursuant to Section 2.4 below of all Services to be performed and all Deliverables to be provided pursuant to such Statement of Work shall be conditional acceptances, subject to final acceptance as described below.

2.4.	Final Acceptance. For Statements of Work not having Milestone Deliverables or, in the case of Statements of Work with Milestone Deliverables, with respect to the final delivery of the Deliverables, in either case only after Vendor has notified Customer (in writing or via email to the applicable Project Manager) that Vendor has performed all such Services and developed all such Deliverables, Customer shall complete acceptance testing for such Deliverables and balance of the Services as stated in the project plan for that Statements of Work as follows:

2.4.1.	After receipt by Customer of written notice from Vendor that Vendor has performed all Services and developed all Deliverables specified in the applicable Statement of Work, including the testing contemplated by such Statement of Work, Customer shall evaluate such Services and Deliverables to determine whether all such Services and Deliverables are in Conformance.

2.4.2.	If Customer determines that all such Services and Deliverables are in Conformance, Customer shall provide to Vendor written notice of acceptance of same.

2.4.3.

If Customer determines that any or all of such Services and Deliverables are not in Conformance, Customer shall provide to Vendor notice of the same and the information forming the basis of such determination, and Vendor shall revise such Services and/or the Deliverables promptly, based on the severity of the non-Conformance and re-submit such Services and Deliverables to Customer in accordance with this Section.

2.4.4.	Unless stated otherwise in the Statement of Work, the Services to correct non-Conformances prior to Customer’s final acceptance shall be at the rates in the applicable Statement of Work.

2.4.5.	Notwithstanding anything to the contrary contained in this Agreement or any Statement of Work: (a) Customer shall not be deemed to have accepted any Services or Deliverables under any Statement of Work until Customer has provided to Vendor written confirmation of such acceptance; and (b) all acceptances of any Milestone Deliverables under a Statement of Work prior to providing written notice of such final acceptance pursuant to this Section 2.4 may be revoked, at Customer’s option, if the all Services and Deliverables related to a Statement of Work are not in Conformance within thirty (30) days after the completion date for such Statement of Work, if such Statement of Work expressly states a completion date.

2.5.	Customer Delays. If Vendor determines that Customer’s personnel or contractors are not completing Customer’s responsibilities as described in the applicable Statement of Work timely or accurately, Vendor shall promptly notify the Customer Project Manager for such Statement of Work, but in no event more than thirty (30) calendar days from the date of such determination. Vendor shall bear no liability or otherwise be responsible for delays in the provision of the Services occasioned by Customer’s failure to complete Customer’s responsibilities or adhere to a Customer schedule which were brought to the attention of the Customer Project Manager on a timely basis, unless such delays result, directly or indirectly, from the failure of Vendor or Vendor Personnel to perform Services or provide Deliverables in Conformance with this Agreement or the applicable Statement of Work, including, but not limited to, providing such Services or Deliverables on a timely basis.

2.6.	Excused Obligations.

2.6.1.	Subject to Section 2.6.2, Vendor’s failure to perform its obligations under this Agreement, including failure to attain any Service Levels, will be excused to the extent caused by any of the following:

(a)	The failure of Customer, a Customer Designee or their respective employees or agents, to perform their respective obligations under this Agreement or the applicable Statement of Work, unless such failure on the part of Customer, a Customer Designee or their respective employees or agents resulted, either directly or indirectly, from the failure of Vendor or Vendor Personnel to perform Services or provide Deliverables in Conformance with this Agreement or the applicable Statement of Work;

(b)	violations of Applicable Law by Customer, a Customer Designee, the Principal Underwriter of the Contracts, agent representative or other person in connection with a Contract, or the failure of any Contract to comply with the terms of Applicable Law to achieve the intended purpose of such Contract;

(c)	failure of the Operating Guidelines as approved by Customer in accordance with this Agreement to comply with Applicable Law;

(d)	Vendor’s reliance upon Operating Guidelines approved by Customer or upon any additional policies, processes, interpretations of Applicable Law unique to administering the Contracts as provided in writing by Customer to the extent such policies, processes and interpretations were not, at the time of Vendor’s reliance, superseded by a later version of the Operating Guidelines approved by Customer, all in accordance with this Agreement;

(e)	actions or omissions by any previous administrator of the Contracts, unless Vendor or Vendor Personnel upon discovery of such actions or omissions fail to promptly inform Customer or Customer Designee of such actions or omissions or after consultation with and written (or via e-mail) direction from Customer or Customer Designee fail to promptly undertake corrective action as directed by Customer or Customer Designee and as mutually agreed upon in accordance with the Change Procedures;

(f)	an event or series of events outside the reasonable control of Service Provider, other than Force Majeure Events, which were not reasonably foreseeable as of the Effective Date by Service Provider and where such event or events require a material increase in resources required by Service Provider to perform the Services as required by this Agreement.

(g)	any action taken by Vendor, its Affiliate or any Permitted Subcontractor, at the request or direction of Customer or a Customer Designee, unless such request or direction was based upon inaccurate information or data provided by Vendor or Vendor Personnel where Vendor or any Permitted Subcontractor was the cause of such inaccuracy, or action not taken by Vendor, its Affiliate or any Permitted Subcontractor as a result of Customer not providing written direction to act;

(h)	errors in the Customer Software other than those caused by Vendor, its Affiliates, or its Permitted Subcontractors;

(i)	failures to meet any Service Level as a result of a decision by Customer or a Customer Designee;

(j)	the applicability of any other provision of this Agreement that provides for relief from Service Level Defaults or otherwise excuses Vendor from the consequences of such Service Level Defaults in accordance with such provision;

(k)	Customer’s or its agents’ (including Customer Designees’), breach of the terms of any Contract or any other agreement relating to a Contract, including any agreement relating to the sale of the Contract, commissions paid or payable relating to such Contract, the reinsurance of such Contract, provided that Vendor otherwise performed in all material respects with this Agreement; or

(l)	failures caused by inaccurate or incomplete information or data provided to Vendor by Customer or a Customer Designee.

2.6.2.	Upon learning of the occurrence or likely occurrence of any of the foregoing, such Party will inform the other and the Parties will cooperate to develop and implement a mutually acceptable plan to minimize the adverse effects caused by such circumstances. In such event, Customer will pay Vendor on a time and materials basis at the rates set forth in the applicable Statement of Work for the additional costs incurred by Vendor and the additional resources devoted as a result of the occurrences described above. However, to the extent that any occurrence of the items set forth in Section 2.6.1. of this Agreement resulted from any action or omission on the part of Vendor, its Affiliate or Permitted Subcontractor, where any of them had a duty to act, Customer will not be required to compensate Vendor for the costs incurred by Vendor and the additional resources devoted by Vendor as a result of such occurrence.

2.7.	Performance of Other Functions.

2.7.1.	Customer shall, and shall cause its personnel, agents, suppliers, clients and its other representatives to perform the functions and tasks as set forth herein and set forth in the applicable Statement of Work, if any. Furthermore, Customer shall, and shall cause its personnel, agents, suppliers, clients and its other representatives to continue to perform all functions and tasks, if any, with respect to the Contracts that are not among the functions to be performed by Vendor. Customer shall devote all resources, including facilities, equipment and personnel, that are reasonably required to enable it to perform the retained functions. Customer shall, for the foregoing purposes, for so long as necessary, maintain its facilities and equipment in reasonably good repair, maintain computer hardware and software in good working condition capable of interface with Vendor’s systems (insofar as contemplated for purposes of a Statement of Work), maintain telephone lines, network access and other equipment and services necessary to transmit data to and to receive data from Vendor electronically, and maintain policies and procedures appropriate with respect to its performance of its retained responsibilities.

2.7.2.

Customer acknowledges that for Vendor to complete certain Services successfully requires cooperative efforts by both Parties and to a large extent, Vendor’s ability to complete Professional Services and Transition Services is dependent on Customer providing complete and accurate information to Vendor. Further, as a regular part of performing Services, Vendor will request Customer to review and approve the accuracy and completeness of certain information and the modeling of other information. Where information provided by Customer or the prior administrator may not be complete or accurate, Vendor may request Customer to review and approve certain assumptions or work-arounds relating to such information. In any case, where Vendor requests Customer to review and approve information and Customer does approve such information or provide corrected information, Vendor may rely on such approvals or corrected information and shall not be liable for the inaccuracy of information presented to and approved by Customer or otherwise provided by Customer unless Vendor knew or had reason to know when relying upon such information or inaccuracies in the information.

2.8.	Direction; Authorized Personnel. Customer personnel listed in a Statement of Work as Customer authorized personnel, as such list may be amended by Customer from time to time by notice to Vendor, shall be authorized to provide Vendor with instructions or directions on behalf of Customer relating to Vendor’s normal day-to-day provision of the Services under the applicable Statement of Work. Customer shall promptly provide Vendor notice of any change in the authority of any such person to provide such instructions and directions.

2.9.	Customer Personnel. All costs incurred by Customer in respect of personnel directly or indirectly utilized by Customer in connection with the policies, including all salaries, wages, benefits (including, but not limited to, compensation, insurance, disability insurance, employees’ pension plan, employee welfare benefit plan, unemployment insurance, vacations or leave), and employment-related taxes, shall, as between Vendor and Customer, be borne solely, exclusively, and entirely by Customer. The Parties do not intend, under this Agreement or otherwise, that Vendor shall be required to create, maintain, or provide any benefits or rights for any of Customer’s personnel.

2.10.	Control and Supervision of Customer Personnel. Persons employed by Customer shall be employees of Customer and not Vendor. Customer shall be solely responsible for the control, supervision, and direction of, and shall have sole authority to control, supervise, and direct, Customer personnel in respect of the services related to the Contracts. Customer shall in addition have sole authority and responsibility with respect to the selection, hiring, promotion, demotion, dismissal, firing, training, and setting of salaries, wages, and benefits of its personnel, and with respect to any complaints of its personnel. Vendor shall not have any obligation or right or authority or responsibility to supervise, direct, discharge, or discipline any of Customer’s personnel.

3.	CHANGES, ADDITIONAL SERVICES AND CHANGE PROCEDURES.

3.1.	Change Request. During the term of a Statement of Work, Customer may wish to obtain additional services from Vendor, to change the Services or Service Levels, or to enhance or reduce the level of Services. Likewise, Vendor may wish to change the Services or Service Levels or to reduce the level of Services or Service Levels. Any and all requests for additional services or changes or reductions in services or Service Levels, shall be made in writing to the other Party on a Change Request Form substantially in the format set forth as Attachment A to Exhibit 5 to this Agreement.

3.2.	Response to Change Request. Promptly upon receiving a written request from Customer for the performance of additional or an enhanced level of services pursuant to a Statement of Work, Vendor shall respond in writing to Customer regarding its ability and willingness to perform such additional or enhanced level of services, the schedule pursuant to which it could perform any or all such additional or an enhanced level of services, any impact to the Services, the additional fees and/or personnel, facilities, equipment, software, or other assets required to perform the additional or enhanced level of services, any relevant additional Service Levels, and any other matters relevant to the request for the performance of additional or enhanced level of services.

3.3.

No Change Effective Absent Written Agreement. No proposed additional services by Customer, or change in or enhancement or reduction of Services or Service Levels to be provided or met by Vendor shall be effective unless and until the Parties shall agree in a written amendment to a Statement of Work, or a change order, executed and delivered by each Party, and no Party shall be obligated for additional services or to any change or reduction of the Services or Service Levels to be provided; provided that Vendor and Customer shall negotiate in good faith in respect of any and all such requests by Customer or Vendor, particularly so if and to the extent any such requests are necessitated by any changes to Applicable Law.

3.4.	Addition to “Services”. The services to be provided by Vendor, if and as amended and changed, shall thereupon be the “Services” for the remainder of the term of the Statement of Work, unless and until such Statement of Work is further amended in a manner that amends or changes the Services.

4.	RELATIONSHIP OF THE PARTIES AND SUBCONTRACTORS AND PERFORMANCE OFFSHORE.

4.1.	Independent Contractor. In connection with this Agreement, each Party is an independent contractor. This Agreement establishes and will only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer. Customer is not responsible for payment of workers’ compensation, disability benefits or unemployment insurance, nor is Customer responsible for withholding or paying employment related taxes for Vendor or any of its employees.

4.2.	Subcontracting.

4.2.1.	Vendor may not subcontract any Restricted Activities without the prior written consent of Customer. Customer’s consent under this Section is not required with respect to Vendor’s Affiliates.

4.2.2.	Prior to entering into any subcontract in respect of Restricted Activities, Vendor will inform Customer of the proposed subcontractor and will obtain Customer’s consent of such proposed subcontractor. Permitted Subcontractors who will perform Restricted Activities as of the Effective Date are listed in Exhibit 4 or who will perform Restricted Activities as of the effective date of a particular Statement of Work will be identified in such Statement of Work. Customer consents to such listed or identified Permitted Subcontractors performing the Restricted Activities.

4.2.3.	No subcontracting will release Vendor from its responsibility for its obligations under this Agreement or any Statement of Work. Vendor will be Customer’s sole point of contact with respect to the Services.

4.2.4.	With respect to any Services performed by a Permitted Subcontractor, Vendor hereby assumes all liability and responsibility for such subcontractors’ compliance with and breach of the terms of this Agreement and Statement of Work. All rights and remedies under this Agreement, including those set forth in Section 7.15 of this Agreement, are available to Customer in the event of any breach of the terms of this Agreement or Statement of Work by a Permitted Subcontractor.

4.3.	Service Locations.

4.3.1.	Notwithstanding any consent that Customer may have provided to Vendor to subcontract all or a portion of Services, under no circumstances will Vendor perform or cause to be performed, directly, indirectly or by agents or subcontractors, any Restricted Activities outside of the continental United States of America unless it obtains the prior written consent of Customer with respect to performance of the Services from such location.

4.3.2.	Regardless of whether Customer’s consent is or is not required and regardless of whether it did consent to Vendor changing an Vendor Service Location, Vendor, and not Customer, shall bear the costs of such change in Vendor Service Location.

4.3.3.	Notwithstanding any consent that Customer may have provided to Vendor to subcontract all or a portion of any Restricted Activities, Vendor may not change the location from where such Restricted Activities are being performed from an on-shore location to an off-shore location or from an off-shore location to a different off-shore location, unless it obtains the prior written consent of Customer with respect to such change in location.

5.	PAYMENTS.

5.1.	Rates Stated in Each Statement of Work. Customer and Vendor agree that the compensation for the Services and the Deliverables hereunder shall be set forth in each Statement of Work.

5.2.	Due Dates. Unless otherwise stated in the applicable Statement of Work, payments to be made under the terms of this Agreement, which are not the subject of a good faith dispute, shall be made within thirty (30) days after Customer has received a statement (invoice) detailing with reasonable specificity matters covered by the invoice and after acceptance of the Deliverables under the Statement of Work.

5.3.	Payment is Not Acceptance. No payment made by Customer shall be construed or deemed to be an acceptance of any Services or Deliverable(s).

5.4.	Expenses Reimbursement. Customer shall reimburse Vendor for documented “out-of-pocket” and travel expenses that are reasonably incurred and necessary for Vendor’s performance of the Services which are approved in advance by Customer. If travel is required, Vendor will comply with Customer’s travel policies. Customer shall reimburse Vendor for all other out-of-pocket expenses incurred by Vendor for which Customer is responsible pursuant to a Statement of Work. Vendor shall furnish evidence of such reimbursable expenses, such as copies of receipts, to Customer reasonably promptly upon request.

5.5.	Taxes.

5.5.1.

Prices in Statement of Work do not include any applicable sales, use, ad valorem or similar taxes (each, a “Sales Tax” and collectively, “Sales Taxes”) regardless of the taxing authority. Customer shall pay applicable Sales Taxes on the fees and charges payable under a Statement of Work unless there is an applicable exemption from such Sales Tax. To the extent Vendor is required by Applicable Law to collect such Sales Taxes, one hundred percent (100%) of such Sales Taxes shall be added to invoices as separately stated charges and paid in full by Customer, unless Customer is exempt from such Sales Taxes and furnishes Vendor a certificate of exemption. Vendor shall be responsible for all taxes imposed on its income, franchise, or property and Vendor shall be responsible for all taxes and all obligations to withhold taxes with respect to its directors, officers, agents, employees and other persons who may be involved in providing Services on its behalf.

5.5.2.	If Customer disagrees with Vendor’s determination that any Sales Tax is due with respect to Services, Customer shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, Customer shall have the right to contest any asserted claim for such Sales Taxes, subject to it agreeing to indemnify Vendor for the entire amount of such contested Sales Tax (including any associated interest and/or late penalties) should such Sales Tax be deemed applicable. Vendor agrees reasonably to cooperate with Customer in the event Customer determines to contest any such Sales Taxes.

5.5.3.	Customer and Vendor shall promptly inform each other in writing of any assertion by a taxing authority of additional tax liability with respect to the Services. Any legal proceedings or any other action against Vendor with respect to such asserted liability shall be under Vendor’s direction; provided that Vendor shall promptly inform Customer of all material developments; and further provided that if the resolution or settlement of such proceeding or action could cause Customer to pay any additional Sales Taxes or other amounts, Customer, at its option and expense, may participate in and jointly control with Vendor such proceeding or action with Vendor’s cooperation. Any legal proceedings or any other action against Customer with respect to such asserted liability shall be under Customer’s direction; provided that Customer shall promptly inform Vendor, of all material developments; and further provided that, if the resolution or settlement of such a proceeding or action could cause Vendor to pay any amounts, Vendor, at its option and expense, may participate in and jointly control with Customer such proceeding or action with Customer’s cooperation. In any event, Customer and Vendor shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at that Party’s request.

5.5.4.	If any Sales Taxes payable by Customer that are required to be collected by Vendor are not invoiced by Vendor (or are invoiced on a date such that Vendor is not reasonably able to deliver the amount of such Sales Taxes to the relevant taxing authority in a timely fashion), and it is ultimately determined that such Sales Taxes are due and payable, then Customer shall reimburse Vendor for the amount of such Sales Taxes; provided that, in such event, Vendor shall indemnify and hold harmless Customer from and against any and all interest and other penalties assessed as a result of such Sales Taxes not being paid in a timely manner.

5.5.5.	Customer shall not be required to pay or otherwise be liable or responsible for, and Vendor shall indemnify, defend, and hold harmless Customer from and against, any penalty, additional tax, costs, or interest that may be assessed or levied by any taxing authority as a result of the failure of Vendor to file any return, form, or information statement that may be duly required from Vendor by such taxing authority or to pay any tax amounts collected from Customer hereunder, unless such failure is caused by failure of Customer to provide necessary information, upon request, to Vendor or to timely pay any Sales Tax amounts, upon request, to Vendor that Customer is required to pay to Vendor pursuant to this Section 5.5 for payment to the applicable taxing authority.

5.5.6.	If Vendor receives a refund as a result of a payment by Customer under this Section, then Vendor shall credit Customer an amount equal to such refund on its next invoice to Customer for fees and charges, or if the relevant Statement of Work has terminated, shall refund such amount to Customer.

5.5.7.	Any and all invoices from Vendor to Customer shall comply with the requirements of each relevant taxing authority and shall contain data sufficient under Applicable Law to enable Customer to obtain appropriate credit if available under the law for any Sales Taxes charged on such invoices. If any Sales Taxes are assessed on Vendor’s provision of Services, Vendor shall segregate all invoices between taxable and nontaxable Services.

5.5.8.	If Customer believes that it is required under Applicable Law to deduct or withhold any taxes (“Withholding Taxes”) from or in respect of a payment to Vendor, it shall notify Vendor in writing and in a timely manner. Customer may deduct and withhold any Withholding Tax that Customer reasonably determines is required by Applicable Law to be deducted and withheld at the lowest rate statutorily permitted, and may make any payment to Vendor pursuant to a Statement of Work net of such Withholding Tax. Any Withholding Tax so deducted and withheld shall be treated for all purposes of a Statement of Work as a payment duly and timely made by Customer to Vendor. Vendor shall provide Customer such forms or other documentation as may be required to establish any reduction in or exemption from any such Withholding Tax.

5.6.	Increases. Vendor may increase the fees and charges under a Statement of Work effective as of January 1 of each year, by an amount equal to the net percentage increase in the United States Department of Labor Consumer Price Index - All Urban Consumers (1982-84 = 100) multiplied by the rates in effect for the immediately preceding calendar year. Vendor shall provide to Customer on or before March 31 (or later if such index is not yet available) of the year in which Vendor seeks to increase the rates as permitted by this Section, notice of such increase in accordance with this Section. In addition, on each renewal of this Agreement or any Statement of Work, Vendor may increase the rates to the lower of: (i) Vendor’s then-current rates for such Services, or (ii) the then-current rates under the applicable Statement(s) of Work plus 20%. Vendor shall provide to Customer written notice at least ninety (90) days preceding the date by which Customer must notify Vendor of Customer’s election to renew or not renew this Agreement or the applicable Statement(s) of Work.

5.7.

Undercharges. If, as a result of an audit of its charges to Customer, Vendor determines that it has undercharged Customer for Services provided by it, Vendor may specially invoice Customer for such amount. Any such invoice shall include evidence that the amount was not previously charged to Customer. Upon receipt of this information and evidence, Customer shall promptly pay to Vendor the amount of the undercharge that it does not promptly (but in any event within thirty (30) days), in writing, dispute in good faith.

6.	TERM AND TERMINATION.

6.1.

Term. The initial term of this Agreement, including all Statements of Work, shall end on the fifth (5th) anniversary of the Effective Date, unless terminated earlier in accordance with this Agreement or the applicable Statement of Work and thereafter, shall renew automatically for successive three (3) year terms, unless either Party notifies the other in writing at least twelve (12) months in advance of such Party’s election to terminate at the end of the initial five (5) year term, or at the end of a three (3) year term (collectively, the “Term”). For the avoidance of doubt, the Term shall include, and shall be extended for the sole purpose of extending for, the period during which Vendor provides any termination assistance as may be stated in a Hosting Services Statement of Work or in a Business Process Services Statement of Work.

6.2.	Termination by Customer. At any time during the Term, Customer may terminate this Agreement and/or any Statement of Work, in accordance with the following provisions:

6.2.1.	Termination for Cause.

(a)	Customer may terminate this Agreement and all Statements of Work at any time during the Term if Vendor materially breaches any material terms of this Agreement and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Vendor. Customer may terminate a Statement of Work at any time during the Term if Vendor materially breaches any material terms of such Statement of Work and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Vendor. Customer may terminate one or more Business Process Outsourcing Services Statements of Work with respect to some but not all of the Business Process Outsourcing Services to which Vendor’s material breach directly relates, and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Vendor. Such written notice of breach by Customer shall be provided promptly after Customer is aware of such breach, but in no circumstances, more than sixty (60) days following Customer’s awareness of such breach. If, after Customer has provided the notice of breach above, Vendor has not cured the specified breach in all material respects, for so long as Vendor has still not cured the specified breach in all material respects, Customer may terminate this Agreement or the applicable Statement(s) of Work, in whole or in part, as permitted above, by providing Vendor thirty (30) days’ notice of termination. If Customer delivers notice terminating specific Services of one or more Business Process Outsourcing Services Statement of Work, Customer is not thereafter entitled to terminate the Statement of Work or this Agreement with respect to the continuing Services or this Agreement as a whole as a result of the same event(s). Customer shall provide notice of termination under this Section within twelve (12) months after the date Customer sent the notice of breach for which Customer is exercising such right to terminate.

(b)	To the extent not contrary to Applicable Law, if a governmental agency issues a written order revoking, suspending or otherwise terminating Vendor’s license as may be required to perform the Services and such revocation, suspension or termination, if capable of cure, is not cured within thirty (30) calendar days after Vendor’s receipt of such written order, Customer may terminate this Agreement or the applicable Statement(s) of Work on thirty (30) days’ notice. If such revocation, suspension or termination is not capable of cure within thirty (30) days, Customer may terminate this Agreement or the applicable Statement(s) of Work with immediate notice. In any case, the party receiving such order shall promptly provide to the other a copy of such order and the effective date of such termination, if the revocation, suspension or termination is not cured as provided herein, if applicable, shall be as set forth in such order.

(c)	Where a Statement of Work includes “Default Performance Standards” Customer may terminate this Agreement or the applicable Statement of Work in whole or in part for Vendor’s failure to meet the Default Performance Standards as stated in the applicable Statement of Work.

6.2.2.	Termination Without Cause. Customer may terminate this Agreement (and all Statements of Work) in its entirety, in its sole discretion upon six (6) months prior written notice to Vendor and upon payment of the “Early Termination Fee(s)” set forth in each Statement of Work, if any. The terms of payment of any Early Termination Fee(s) shall be as set forth in the applicable Statement of Work.

6.3.	No Statements of Work. If there is no Statement of Work in effect, either Party may terminate this Agreement at any time upon ten (10) days written notice to the other Party.

6.4.	Partial Termination Process. If Customer terminates less than the entire Agreement pursuant to Section 6.2.1 above:

6.4.1.	The Parties will negotiate the appropriate amendment to each affected Statement of Work to remove from each such affected Statement of Work the affected Services, adjust the fees and charges to reflect the revised scope of Services to be performed, reduce the scope of Services provided under each affected Statement of Work, revise any affected Service Levels, including revising the scope of Service Levels to reflect the revised responsibilities of Vendor, and make all other reasonable and equitable revisions to each Party’s rights and duties to reflect the change in scope and nature of Services to be performed by Vendor. Until the Parties agree in writing in accordance with the Change Procedures for such adjustments, Vendor shall invoice the amount reasonably adjusted by Vendor to reflect the changes in the Services to be performed and Customer shall pay all such amounts. To the extent there is any dispute regarding how the adjusted amount was determined and invoiced by Vendor, the provisions of Section 12.4 shall govern.

6.4.2.

Pending execution of a mutually agreed upon amendment as contemplated above, with effect from the date the specific Services are terminated, Vendor shall not be liable for failure to meet the Service Levels for the terminated

Services or any other Services the performance of which is affected by the termination of the terminated Services, or for any other breach of this Agreement to the extent directly caused by the termination of the terminated Services. Vendor shall inform Customer of which Services and/or Service Levels are affected by the termination of the Terminated Services as promptly as practicable after receipt of Customer’s notice of termination.

6.5.	Termination for Insolvency. Subject to Applicable Law, either Party may terminate this Agreement and all Statement of Work in the event of Insolvency of the other Party by providing sixty (60) days written notice and such Insolvency is not cured within sixty (60) days after written notice thereof.

6.6.	Termination by Vendor.

6.6.1.	Other than Statements of Work for Hosted Software Services or Business Process Outsourcing Services, Vendor may terminate a Statement of Work at any time during the Term if Customer materially breaches any material terms of this Agreement or the applicable Statement of Work and such breach is not cured within thirty (30) days after written notice thereof to Customer.

6.6.2.	Vendor may terminate a Statement of Work for Hosted Software Services or Business Process Outsourcing Services if Customer fails to pay undisputed amounts due thereunder and does not cure such breach in all material respects within thirty (30) days of receipt of Vendor’s notice; provided, however, that notice and an opportunity to cure need not be provided more than once every twelve calendar months. Vendor may terminate the affected Statement of Work if Customer fails to comply with the payment dispute provisions of Section 12.4. Vendor may consider such failure a material breach of this Agreement, in which case, Vendor may terminate this Agreement if Customer does not cure such breach within thirty (30) days of receipt of Vendor’s notice.

6.6.3.	Vendor may terminate this Agreement if Customer breaches Article 7 of this Agreement and does not cure such breach in all material respects within thirty (30) days of receipt of Vendor’s notice. If after Vendor has provided the notice of breach above and Customer has not cured the specified breach in all material respects within the time specified above and Vendor seeks to terminate as permitted above, Vendor shall provide to Customer sixty (60) days’ notice of termination. The restrictions above shall not prejudice any remedy, other than the termination remedy as expressly stated above, which Vendor may have at law or in equity regarding Customer’s breach of this Agreement.

6.7.	Termination Pursuant to a Statement of Work. In addition to the termination rights herein, either Party may terminate a Statement of Work as otherwise expressly stated in a Statement of Work.

6.8.	Termination Assistance. To the extent Vendor is providing Hosting Services or Business Process Outsourcing Services, Vendor shall provide Termination Assistance Services, as follows:

6.8.1.	At least ninety (90) days before expiration of the then current Term (without regarding to the Termination Assistance Period referred to herein) or in the case of a termination of this Agreement for any reason other than as described in Section 6.6, with Customer’s notice of termination, Customer may request Vendor to provide Termination Assistance Services. Unless otherwise specified in writing by Customer, the Termination Assistance Period shall commence on the date such notice is received by Vendor and shall continue for twelve (12) consecutive calendar months thereafter (“Termination Assistance Period”). At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty (60) days written notice.

6.8.2.	All Termination Assistance Services shall be performed at Vendor’s then current rates. To the extent Vendor is entitled to receive any minimum fees, Customer’s obligation to pay such minimum fees shall continue for the duration of the performance of the Services.

6.8.3.	During the Termination Assistance Period Vendor shall continue to perform during the Hosted Software Services or Business Process Outsourcing Services, as applicable, on the same terms and conditions then in effect, except as the Parties may agree otherwise in writing.

6.8.4.	Vendor will, upon the request of Customer during the Termination Assistance Period, meet with Customer personnel to explain how the Services are provided as may be reasonably necessary and requested by Customer for Customer to transition to a replacement provider of such Services. Vendor shall not be obligated to provide Customer with any other Vendor Materials.

6.8.5.	Vendor will, upon written request of Customer during the Termination Assistance Period, provide Customer with an extract of all data relating to the Contracts which are then retained by Vendor in non-proprietary form and format as may be requested by Customer.

6.8.6.	Until the End Date, Vendor will promptly: (i) answer questions from Customer regarding the Services; and (ii) deliver to Customer any remaining reports and documentation still in Vendor’s possession.

6.8.7.

Subject to Customer’s compliance with the payment obligations in Section 6.8.2 above and Section 6.10 below, Vendor will provide the Termination Assistance Services regardless of the reason for expiration or termination of this Agreement. Notwithstanding the foregoing, to the extent Customer has: (1) “Materially Breached” (as hereinafter defined) its obligations under Article 7, and such breach is capable of being cured, and (2) Customer fails to cure such breach in all material respects after notice from Vendor, Vendor shall not be obligated to provide any Services, including any Termination Assistance Services. For purposes of this subsection (i), a “Material Breach” of Article 7 means a breach that would: (y) endanger the trade secret status or confidentiality status of Vendor Materials; or (z) cause Vendor to breach or remain in breach of its contractual obligations or statutory duties to one or more third parties in connection with the Vendor Materials which are the subject of such breach by Customer. Notwithstanding the foregoing, nothing herein shall limit Vendor from pursuing injunctive relief as a result of a material breach by

Customer of its obligations under Article 7.

6.9.	Termination by Vendor. The following shall govern if Vendor terminates this Agreement in accordance with Section 6.5, 6.6 or 6.7:

6.9.1.	Within thirty (30) days from receipt of Vendor’s notice of termination, Customer may request Vendor to provide Termination Assistance Services for up to twelve (12) months from the effective date of termination specified in Vendor’s notice of termination. At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty (60) days written notice.

6.9.2.	If the basis for termination is Customer’s failure to pay any undisputed amounts to Vendor in accordance with the terms of the Agreement or failure to comply with Section 6.6 with respect to disputed amounts, Customer must pay Vendor all amounts due to Vendor, plus one (1) month of estimated (as determined in good faith by Vendor) fees and charges and pass-through expenses (or, if a shorter period of extension is specified, estimated fees, charges, and pass-through expenses in respect of the period by which the Agreement is to be extended).

6.9.3.	Vendor’s obligation to continue performing any Services shall be conditioned on Customer paying, in advance, the full amount reasonably estimated by Vendor for the following calendar month. Such first payment to Vendor must be delivered to Vendor not less than thirty (30) days from receipt of Vendor’s notice of termination. Customer must thereafter continue diligently to cure (if the basis for the termination is curable) and otherwise to perform under the Agreement and, if the basis for termination is Customer’s failure to pay any undisputed amounts to Vendor in accordance with the terms of the Agreement, shall be required to pay estimated fees, charges, and pass-through expenses to Vendor for the Services in advance as Vendor shall reasonably determine and invoice.

6.10.	Termination Assistance as Loss Mitigation. Customer covenants that for all Termination Assistance requested and provided by Vendor, Customer shall pay for such Termination Assistance in accordance with the provisions of this Agreement, without regard to any disputes Customer and Vendor may have had or may continue to have. Both parties acknowledge that Customer may make such payments, and that Vendor may accept such payments and provide Services, to mitigate the damages either may suffer and that any payments made or accepted, or the performance of Services pursuant to this Section shall not prejudice either party’s right to seek full or partial recovery of damages it is entitled to recover under this Agreement.

6.11.	Exit Rights. To the extent Vendor is providing Hosting Services or Business Process Outsourcing Services, if Customer terminates this Agreement by reason of Vendor’s Insolvency pursuant to Section 6.5 hereof, Customer shall have the following rights:

6.11.1.

Vendor does hereby grant to Customer a non-exclusive, non-assignable, license to use the Vendor Software specific to performing the Services, as defined in the applicable Statement of Work which Vendor owns or has a license to use with the right to sublicense. The foregoing license shall be for two years following termination of this Agreement as result of Vendor’s

Insolvency. Customer’s license to such Vendor Software shall be limited to performing for itself such Services with respect to those Contracts for which Vendor is performing such Services at the time of Vendor’s Insolvency. The license granted herein shall remain subject to the provisions of Article 7.

6.11.2.	As to the Vendor Software for which Vendor does not own or have a license with right to sublicense (including without limitation third party tools such as compilers and utilities used by Vendor in connection therewith), a list of such software (the “Other Software List”) will be maintained in escrow as described below.

6.11.3.	As to the Vendor Software for which Vendor does not own or have a license with right to sublicense, Vendor shall use commercially reasonable efforts (excluding the payment of additional license fees) to assist Customer in obtaining from the licensor in the name of Customer the right for Customer to be able to use the version of such Vendor Software then used by Vendor for no less than one year following termination of this Agreement as a result of Vendor’s Insolvency for Customer to perform for itself such Services with respect to those Contracts for which Vendor is performing such Services at the time of Vendor’s Insolvency.

6.11.4.	In connection with such use of the Vendor Software for which Vendor does not own or have a license with right to sublicense, Customer, and not Vendor, shall be responsible for any and all obligations under such license.

6.11.5.	Vendor shall maintain in escrow, pursuant to an escrow arrangement sponsored by Vendor (at Customer’s expense) with a mutually acceptable escrow agent, and participation or beneficiary agreements consistent herewith signed by Customer no later than sixty (60) days following the Go-Live Date the Other Software List, and a copy, as described in the next sentence, of the Vendor Software as to which Vendor owns or has a license to use with right of sublicense, in the form used by Vendor from time to time to provide Services, and the source code from which such executable copy was compiled (except with respect to any third party Software for which Vendor does not have source code). The escrow shall include Vendor Software source code (in the case of Software licensed by Vendor, to the extent possessed by Vendor), the Other Software List, the hardware used by Vendor configurations thereof and any other components and other information that reasonably skilled programmers and other technicians would need to build and utilize the same applications in the same manner as Vendor in its provision of Services to Customer (the “Source Code Materials”). All of the foregoing components (including the object code and the Other Software List) of the escrow shall be updated in escrow on each major release cycle and in any event not less frequently than once every twelve (12) months. Customer will bear all costs and expenses associated with its participation in the escrow arrangement to be established by Vendor on commercially reasonable terms pursuant to this Section.

6.11.6.

If permitted to access the Source Code Materials hereunder Customer may use the Source Code Materials solely to support and maintain the: (i) Platform, including the right to modify, create derivative works from, configure, and develop integrations or extensions to and from the Platform, in the case of

Hosting Services, and (ii) administer the Policies administered by Vendor hereunder, in the case of Business Process Outsourcing Services. Customer will not disclose the Source Code Materials to any person or entity, except its employees to the extent needed to support and maintain the Vendor Software in accordance with the foregoing and who are obligated to protect the confidentiality of the Source Code Materials.

6.11.7.	Upon release of the Source Code Materials, Customer shall be entitled to utilize the services of a third party (excluding Vendor Competitors) to provide support services related to the Vendor Software, so long as such third party is obligated to protect the confidentiality of such Vendor Materials and acknowledges Vendor’s Intellectual Property Rights in such Vendor Materials, on terms no less favorable than those contained in this Agreement. Title to all Intellectual Property Rights in and to the Source Code Materials which are released to Customer shall remain with Vendor, and Customer shall continue to treat the released Source Code Materials as Vendor Materials in accordance with the terms of this Agreement, which terms shall expressly survive the termination or expiration of this Agreement. If, after release of Source Code Materials in accordance with this Schedule, Customer modifies same, all Intellectual Property Rights therein shall, automatically and without any further action on the part of Customer, vest with Vendor.

6.11.8.	Limited Use of the Source Code Materials. Any permitted access or use of Source Code Materials hereunder shall be limited to the uses under this Agreement and remain subject to the restrictions set forth herein. Triggering of Source Code Materials release shall not relieve Customer of obligations hereunder. Upon termination of the license granted hereunder, Customer shall certify the return of any released Source Code Materials to safekeeping, in the same sealed manner that they were provided to Customer hereunder, and not for access by Customer, except as permitted herein.

6.11.9.

Rejection by a Trustee. The parties agree that the Source Code Materials and the Vendor Software provided hereunder is intellectual property, as defined in section 101 of title 11, United States Code (the “Bankruptcy Code”) and that this Agreement is governed by section 365(n) of the Bankruptcy Code. Vendor acknowledges that if it, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, then Customer may elect to retain its rights under this Agreement as provided in section 365(n) of the Bankruptcy Code. Vendor agrees and acknowledges that enforcement by Customer of any rights under section 365(n) of the Bankruptcy Code in connection with this Agreement shall not violate the automatic stay of section 362 of the Bankruptcy Code and waives any right to object on such basis. Upon rejection of this Agreement by Vendor or the bankruptcy trustee in a bankruptcy case under the Bankruptcy Code and written request of Customer to Vendor or the bankruptcy trustee pursuant to section 365(n) of the Bankruptcy Code, Vendor or such bankruptcy trustee shall: (a) provide Customer the Source Code Materials and any intellectual property otherwise required to be provided to Customer under this Agreement, or any agreement supplementary to this Agreement, held by Vendor or such bankruptcy trustee; and (b) not interfere with the rights of Customer provided in this Agreement or any other agreement supplementary to this Agreement, to the Source Code

Materials and any intellectual property provided under such agreements, including any right to obtain the Source Code Materials and any such intellectual property from another entity.

7.	PROPRIETARY RIGHTS AND CONFIDENTIALITY.

7.1.	Ownership of Vendor Materials. Excluding Customer Information, all (a) Vendor Materials, and (b) all Intellectual Property Rights with respect thereto, shall be, as between Customer and Vendor, the exclusive property of Vendor. Customer acknowledges that certain Vendor Materials and Intellectual Property Rights with respect thereto are not owned by Vendor, but rather are licensed by Vendor and that any sublicense or other third party software or system usage rights granted by Vendor to Customer are contingent upon Vendor’s continued licenses or other rights of use with respect to thereto.

7.2.	Ownership of Customer Materials. Excluding Vendor Materials, all: (a) Customer Information, and (b) all Intellectual Property Rights with respect thereto, shall be, as between Customer and Vendor, the exclusive property of Customer.

7.3.	Other Developed Materials. Excluding all items described in Sections 7.1 and 7.2 above and all Intellectual Property Rights with respect thereto, except as may be otherwise expressly set forth in any Statement of Work, the following shall govern:

7.3.1.	Any Systems, materials, techniques, policies, practices, procedures, processes, work flows, ideas and know-how, which are jointly developed by Vendor, Customer and/or Customer Designees including that which the parties expressly agree in writing should be deemed items subject to this Section 7.3.1, and all Intellectual Property Rights with respect thereto (the “Jointly Developed Materials”), shall, as between the Parties, be the exclusive property of Vendor. For the avoidance of doubt, any joint development activity, the results and intellectual property of which Vendor intends to be the exclusive owner under this Section 7.3.1, must be agreed in writing in advance by Customer and/or Customer Designee.

7.3.2.	Customer irrevocably and unconditionally assigns to Vendor all its right, title and interest in and to the Jointly Developed Materials.

7.3.3.	Vendor irrevocably and unconditionally grants, and Customer shall have, a non-exclusive, perpetual, royalty-free right to use, modify, enhance, copy, publish, transmit, perform, display, create derivative works from and otherwise use the Jointly Developed Materials in its business, without any further obligation or accounting to Vendor with respect to such Jointly Developed Materials.

7.3.4.	For the avoidance of doubt: (i) nothing in this Section 7.3 shall give Customer any ownership, license or other rights in or to any Vendor Software; and (ii) nothing in this Section 7.3 shall give Vendor any ownership, license or other rights in or to any Customer Information.

7.3.5.

Notwithstanding the above, from time to time Customer may request Vendor to assist Customer in developing Jointly Developed Materials which may contain ideas or know-how which Customer states would give Customer a competitive advantage. For such developments specifically identified by the Parties as being a competitive development subject to this Section in writing in accordance with the Change Procedures (“Competitive Developments”), if Vendor develops such Competitive Developments, the rights and obligations of the Parties shall be as specified in such writing executed in accordance with the Change Procedures.

7.4.	Vendor License. Subject to the provisions of this Article 7, Customer hereby grants Vendor (and Permitted Subcontractors) a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, publish, transmit, perform, display, create derivative works from and otherwise use Customer Information (and the Intellectual Property Rights therein) solely to the extent necessary to perform the Services for Customer under and during the Term of this Agreement. Any resulting modifications, enhancements or derivative works shall be, as between Vendor and Customer or Permitted Subcontractor, owned by Customer, and Vendor irrevocably and unconditionally assigns, and shall cause its Permitted Subcontractors to assign, all right, title and interest in such modifications, enhancements and derivative works to Customer. Except as expressly authorized in writing by Vendor, Customer shall not be entitled to access any Vendor Software.

7.5.	Customer License. Subject to the provisions of this Article 7, Vendor hereby grants Customer a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use Vendor Materials (and the Intellectual Property Rights therein) to the extent reflected or incorporated in any (i) product development documents created during the Term; (ii) gap documents created during the Term; (iii) other Customer specific requirements documents created during the Term; or (iv) procedures and processes (to the extent such procedures and processes reflect or incorporate Vendor Materials not previously known to Customer prior to Vendor’s engagement under this Agreement), in the case of (i) – (iv) only to the extent necessary for Customer to receive the Services during the Term. For the avoidance of doubt, apart from any Vendor Materials reflected or incorporated in the foregoing, nothing in this Section 7.5 shall restrict Customer’s rights in any Customer Information reflected or incorporated in the foregoing.

7.6.	Ownership of Consumer Confidential Information and Contract Holder Data. As between Vendor and Customer, Customer shall be the exclusive owner of all Consumer Confidential Information and all Contract Holder Data. All Contract Holder Data is, will be and will remain the property of Customer or its designees and will be deemed Confidential Information of such Parties. Customer or such designees will have all right, title and interest in and to, including worldwide ownership of trade secret rights, copyrights, patents and other proprietary rights in the Contract Holder Data and all copies thereof.

7.7.	Protection of Confidential Information - General. In the course of the performance of Services, Vendor may receive or have access to confidential and proprietary information about, and Vendor’s engagement by Customer may bring it into close contact with confidential and proprietary information of Customer or third parties with whom Customer conducts business. Similarly, Vendor may provide Customer with confidential and proprietary information, including data, information, specifications, procedures, software, technical processes and formulas, source code and other unpublished financial information and business plans, or other confidential and proprietary information of Vendor. Customer Confidential Information and Vendor Confidential Information are collectively referred to as “Confidential Information” as that term is more fully defined below. In recognition of the foregoing, each Party agrees that:

7.7.1.	it will keep and maintain the Confidential Information of the other Party in strict confidence, using such degree of care to protect against unauthorized access to, or prohibited disclosure or use of, the other Party’s Confidential Information that it uses to protect its own Confidential Information of a similar type, but in any event no less than a reasonable standard of care;

7.7.2.	it will use and, subject to compliance with Section 7.8, disclose Confidential Information of the other Party solely for the purposes described in Section 7.8 and will not use or disclose Confidential Information of the other Party for its own purposes, for the benefit of any third party or for any other purpose;

7.7.3.	it will not, directly or indirectly, disclose Confidential Information of the other Party to any third party, except with prior written consent of the other Party or as permitted under the express terms of this Agreement;

7.7.4.	as between the Parties, Customer shall retain all ownership rights in Customer Confidential Information and Vendor shall retain all ownership rights in Vendor Confidential Information; and

7.7.5.	it will notify the other Party promptly of learning of unauthorized access to, disclosure of, or breach in the security of, the other Party’s Confidential Information.

7.8.	Permitted Use and Disclosures.

7.8.1.	Customer may disclose Vendor’s Confidential Information to its employees and Affiliates having a need to know such information solely in connection with Customer receiving the Services under this Agreement and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Vendor may disclose Customer’s Confidential Information only to its employees, Affiliates, and its Permitted Subcontractors and other suppliers having a need to know such information in connection with the Services and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Each Party shall instruct all of its permitted recipients having access to the other Party’s Confidential Information as to their obligations to protect such Confidential Information on terms no less protective than those contained in this Agreement.

7.8.2.	Each Party shall be responsible for its permitted recipients’ compliance with the terms of this Agreement.

7.8.3.	Customer shall use Vendor’s Confidential Information solely for the purpose of receiving the Services under this Agreement and for no other reason. Vendor shall use Customer’s Confidential Information solely for the purpose of performing the Services under this Agreement and for no other reason.

7.9.	Separation. If a Recipient Party is required to disclose information relating to itself or other persons, but not the Disclosing Party, Recipient Party shall use commercially reasonable efforts to separate all Disclosing Party’s Confidential Information from tapes, files or other records containing the requested information, so that Disclosing Party’s Confidential Information is not disclosed.

7.10.	Additional Exceptions.

7.10.1.	Governmental Authority. Notwithstanding anything in this Article 7 to the contrary, a Recipient Party may disclose this Agreement, a Statement of Work, and other Confidential Information to any governmental authority if required to do so in connection with an examination of the Recipient Party by such governmental authority, if required to do so in connection with the filing of any application for or for renewal of any license or registration issued by the governmental authority required to be possessed by such Party pursuant to Applicable Law, if otherwise required (or otherwise advisable based on advice of counsel) to do so by Applicable Law. If the Confidential Information disclosed will or is likely to be made public or publicly available, Recipient Party (to the extent permitted by Applicable Law) shall: (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 7.

7.10.2.	Legal Process. If Recipient Party is requested to disclose all or any part of any Confidential Information under a subpoena or inquiry issued by a court of competent jurisdiction, by a judicial or administrative agency or legislative body or committee, or in a proceeding before any such court, body, or committee, Recipient Party shall (to the extent permitted by Applicable Law): (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take steps to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 7.

7.11.

Residual Knowledge. Notwithstanding any other provision of this Agreement to the contrary, each Party shall be free to use in its business, and to disclose to the extent reasonably necessary to use in its business, the Residuals (as defined below) from any deliverable, work product, or Confidential Information produced or disclosed under this Agreement or as Statement of Work, including processing techniques, concepts, methods, practices, ideas, and know-how, subject only to the obligation not otherwise to disclose, publish, or disseminate such information. The term “Residuals” means ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party’s personnel relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement. The foregoing shall not, however, authorize either Party to disclose:

7.11.1.	the source of the Residual information or any information reasonably likely to reveal the source of such information;

7.11.2.	any Confidential Information of the other Party;

7.11.3.	any confidential information of a third party; or

7.11.4.	information intentionally committed to the memory of a person so as to reduce it to intangible form to avoid the obligations otherwise contained in this Agreement.

7.11.5.	Vendor specifically acknowledges that the Customer’s electronic application program, image workflow system, and electronic forms creation program are specifically excluded from the provisions of Paragraph 7.11 and the exclusive intellectual property of Customer.

7.12.	Return or Destruction of Confidential Information. Promptly following the expiration or termination of this Agreement or a Statement of Work (or earlier if requested by the Disclosing Party), the Recipient Party shall, at its cost, return to the Disclosing Party or its designee or destroy such that the Confidential Information is unreadable or undecipherable by any means, as directed by the Disclosing Party, all Confidential Information disclosed by the Disclosing Party to the Recipient Party (excluding, for purposes of this Section, this Agreement or a Statement of Work) and shall, at its cost, destroy such that such Confidential Information is unreadable or undecipherable by any means other Confidential Information that, to Recipient Party’s knowledge, is in Recipient Party’s possession or control, and shall, if requested by the Disclosing Party, furnish Disclosing Party a certificate signed by Recipient Party in form and substance reasonably satisfactory to the Disclosing Party, stating that all the Confidential Information of Disclosing Party required to be returned or destroyed pursuant to this Section has in fact been returned or destroyed.

7.13.	Commercially Reasonable Limit on Duty. If such information described in Section 7.11 above is not, using commercially reasonable efforts, available to return or destroy, the Recipient Party shall nevertheless, to the extent the Recipient Party retains such Confidential Information in any format or stored on any medium, be permitted to retain copies of the Confidential Information in accordance with its record retention program and shall destroy all such retained Confidential Information such that it is unreadable or undecipherable in accordance with its record retention program. All such Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed if and when such information can commercially reasonably be returned or destroyed. This Section shall survive the termination or expiration of the Agreement or applicable Statement of Work.

7.14.	Legal Duty to Retain. Notwithstanding the Section above, Recipient Party is not required to return or destroy Confidential Information that it is legally required to maintain for so long as such legal requirement remains. Any Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed (in the manner required under Section 7.12) if and when Recipient Party is no longer legally required to maintain such information.

7.15.	Unauthorized Acts. To the extent Recipient Party has access to Disclosing Party’s Consumer Confidential Information, Recipient shall notify Disclosing Party promptly and without unreasonable delay of learning of unauthorized access to, disclosure of, or breach in the security of the Disclosing Party’s Consumer Confidential Information may have occurred (a “Security Incident”). Recipient Party’s obligation to notify the Disclosing Party arises from the time Recipient Party actually determines or reasonably should have determined that Disclosing Party’s Consumer Confidential Information was in fact involved in the actual or suspected Security Incident. Thereafter, Recipient Party shall, without either party prejudicing its rights to later recover such expenses or fees, at its own expense:

7.15.1.	promptly furnish to Disclosing Party full details of the Security Incident;

7.15.2.	assist and cooperate fully with Disclosing Party’s investigation of Recipient Party’s personnel or third parties related to the Security Incident, including providing Disclosing Party with physical access to the facilities and operations affected, facilitating interviews with personnel and others involved in the matter, and making available all relevant records, logs, files, and data;

7.15.3.	cooperate with Disclosing Party in any litigation or other formal action against third parties deemed necessary by Disclosing Party to protect its rights; and

7.15.4.	promptly use all commercially reasonable best efforts to prevent a recurrence of any such Security Incident.

7.16.	Action by Parties. The Recipient Party shall not commence any legal action or proceeding against a third party in respect of any unauthorized act within the meaning of Section 7.15 hereof purported to have been committed by the third party without the prior written consent of the Disclosing Party; provided, however, that if the Disclosing Party declines to provide such consent, the Recipient Party shall not be responsible for any damages that subsequently result.

7.17.	Additional Provisions for Consumer Confidential Information. GLB and HIPAA Compliance; Information Security Management Procedures.

7.17.1.	Vendor agrees not to: (i) use any Consumer Confidential Information disclosed by Customer or directly or indirectly by customers of Customer; or (ii) disclose any such information to any third party, in either case without the express prior written consent of Customer, except as required by Applicable Law or as reasonably necessary for the performance of the Services; provided in the case of disclosure to a third party, other than Permitted Subcontractors as permitted by this Agreement.

7.17.2.	Vendor shall implement and maintain measures designed to: (i) ensure the security and confidentiality of Consumer Confidential Information disclosed to it by Customer, Customer Designees, or directly or indirectly by customers of Customer; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Contract Holder or person applying for a Contract or any other individual to whom such information relates. Without limiting the generality of the foregoing, Vendor shall implement and maintain the information security management procedures and obligations detailed in the Security Procedures during the Term of this Agreement.

7.17.3.	It is understood and agreed that, in the event of a breach of this Article 7, damages are likely to be immeasurable and irreparable and thus there may not be an adequate remedy at law and accordingly that the non-breaching Party shall be entitled to apply for injunctive and other equitable relief to restrain any such breach, threatened or actual. Each Party agrees to be responsible for breaches of this Article 7 caused by its and its Affiliates’ directors, officers, employees, agents or other representatives, whether then current or former directors, officers, employees, agents or other representatives of such Party or an Affiliate of such Party, including all losses and damages caused thereby.

8.	REPRESENTATIONS AND WARRANTIES.

8.1.	Vendor’s Warranties. Vendor warrants and/or covenants to Customer the following:

8.1.1.	it has the expertise and resources to perform the Services in a professional and workmanlike manner, and it will perform the Services in accordance with the provisions of this Agreement and the applicable Statement of Work;

8.1.2.	the Vendor Personnel are and will be properly educated, trained and qualified for the Services they are to perform;

8.1.3.	Except for Ad Hoc Services and unless a different period is specified in the applicable Statement of Work, for a period of thirty (30) days following Customer’s acceptance of the Deliverables under Section 2.4 (such period referred to as the “Service Warranty Period”), the Deliverables shall conform to the specifications or descriptions thereof in the applicable Statement of Work;

8.1.4.	Subject to Section 1.5.4 above, Vendor is now in compliance with and shall throughout the term of this Agreement comply with all Applicable Law which are applicable to the Services, the performance of the Services, or incident thereto, including registration as a third party administrator in each state in which Vendor performs Services on behalf of Customer pursuant to the terms of this Agreement and any Statement of Work if such registration is required;

8.1.5.	Vendor shall not tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by Customer or its Affiliates;

8.1.6.	There are no liens, claims, encumbrances, legal proceedings, restrictions, agreements, or understandings that might conflict or interfere with, limit, or be inconsistent with or otherwise affect Vendor’s right to comply with any of the provisions of this Agreement; and

8.1.7.	The Deliverables, supplements thereto and all other materials which Vendor may provide, at the time of delivery shall not include, and at no time after delivery of the Deliverables shall Vendor insert, install or knowingly permit to be installed into such materials, and Vendor covenants that it shall use all commercially reasonable efforts to prevent from being incorporated into such materials any (i) virus, time bomb, back door or other disabling or harmful device; or (ii) materials for which Vendor does not have the full unrestricted right to include in such Deliverables on the terms contained herein.

8.2.	Correction of non-Conformances. Excluding Ad Hoc Services, for any non-Conformance identified by Customer during the Service Warranty Period, Customer shall report such non-Conformance in writing (or by email) to Vendor’s Project Manager under the applicable Statement of Work within the time specified above. Such report shall include information necessary for Vendor to verify such non-Conformance. Customer’s report must be communicated to Vendor using Vendor’s support procedures and must include sufficient detail to allow Vendor to replicate the non-Conformance and identify the specific specification which is the basis for the report. Vendor shall promptly correct, at no expense to Customer, such non-Conformance based on the severity of the non-Conformance. If such reported item is not a non-Conformance which Vendor is required to correct under this Section, Customer shall pay Vendor for the time reasonably spent by Vendor in connection with such item, at the then applicable time and materials rates.

8.3.	Mutual Representations and Warranties. Each of Vendor and Customer hereby represents, warrants and/or covenants to the other, that:

8.3.1.	It is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

8.3.2.	It has full corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to grant the rights granted and intended to be granted hereunder;

8.3.3.	This Agreement constitutes the valid and binding agreement of such Party, enforceable against it in accordance with its terms;

8.3.4.	The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party or by which it is bound; or (iii) violate any Applicable Law; and

8.3.5.	There is no pending litigation, arbitration or other similar proceeding before any tribunal involving a claim of infringement or violation of any of its Intellectual Property Rights or other rights which if adjudicated against it would interfere with its ability to discharge its obligations under this Agreement or to grant the rights intended to be granted to the other Party hereunder.

8.4.	Disclaimer of Implied Warranties. THE WARRANTIES EXPRESSLY STATED IN THIS

AGREEMENT AND IN ONE OR MORE STATEMENTS OF WORK ARE FURNISHED BY VENDOR IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, AND FITNESS FOR A PARTICULAR PURPOSE. NO WARRANTIES OF ANY NATURE WHATSOEVER ARE FURNISHED BY ANY OF VENDOR’S VENDORS AND SUCH VENDORS HAVE NO RESPONSIBILITY OR LIABILITY OF ANY NATURE WITH RESPECT TO THE WARRANTIES FURNISHED BY VENDOR.

9.	INDEMNIFICATION AND REIMBURSEMENT FOR DATA ERRORS

9.1.	Vendor Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Vendor, at its own expense, shall indemnify, defend and hold harmless Customer, and its directors, officers, employees and agents (collectively, the “Customer Indemnitees”), from and against Indemnified Damages relating to or arising from any claim, demand, suit, action or proceeding (collectively, a “Claim”) brought by a third party (a person which is not an Affiliate of any Customer Indemnitee) against any of the Customer Indemnitees to the extent based upon:

9.1.1.	Vendor’s or its agents’ (including its Affiliates’ and Permitted Subcontractors’) breach of the terms or warranties contained herein;

9.1.2.	Vendor’s or its agents’ (including its Affiliates’ and Permitted Subcontractors’) fraud or willful misconduct; or

9.1.3.	Vendor’s or its agents’ (including its Affiliates’ and Permitted Subcontractors’) breach of Article 7 above.

9.2.	Customer’s Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Customer, at its own expense, shall indemnify, defend and hold harmless Vendor, and its directors, officers, employees and agents (collectively, the “Vendor Indemnitees”), from and against Indemnified Damages relating to or arising from any Claim brought by a third party (a person which is not an Affiliate of any Vendor Indemnitee) against any of the Vendor Indemnitees to the extent based upon:

9.2.1.	Customer’s or its agents’ (including Customer Designees’) breach of Customer’s warranties in Section 8.3;

9.2.2.	Customer’s or its agents’ (including Customer Designees’) fraud or willful misconduct;

9.2.3.	Customer’s or its agents’ (including Customer Designees’) breach of Article 7 above;

9.2.4.	Any of the matters in Section 2.6.1 for which Customer or its agents (including Customer Designees) would be liable for under this Agreement;

9.2.5.	Customers or its agents’ (including Customer Designees’), breach of any other agreement relating to a Contract, including any agreement relating to the sale of the Contract, commissions paid or payable relating to such Contract, the reinsurance of such Contract, provided that Vendor otherwise performed in all material respects with this Agreement; or

9.2.6.	Vendor’s performance under this Agreement in conformity with: (i) any written policies, processes, interpretations or other written instructions provided by Customer or a Customer Designee for purposes of performance of the Services to the extent such processes, interpretations or other instructions were not, at the relevant time, superseded by a later version of the Operating Guidelines approved by Customer in accordance with this Agreement; (ii) the Operating Guidelines approved by Customer; or (iii) this Agreement, including the Statement of Work and attachments thereto.

9.3.	Special Indemnification Relating to Infringement. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10:

9.3.1.	Vendor shall defend, hold harmless and indemnify the Customer Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Customer against Customer arising from the actual or alleged infringement by such Vendor Materials of the rights of such third party.

9.3.2.	Customer shall defend, hold harmless and indemnify the Vendor Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Vendor against Vendor arising from the actual or alleged infringement by Customer Information of the rights of such third party.

9.3.3.	Notwithstanding the provisions above, neither Party shall be obligated to indemnify or defend the other or settle any Claim of infringement: (i) asserted by an Affiliate of the other Party, (ii) caused by the other Party’s (including its suppliers, Permitted Subcontractors, designees, Affiliates, vendors or any other third parties who may perform certain services for the benefit of the other Party) additions to, changes in, or modification of Vendor Materials or Customer Information, as applicable; (iii) caused by the other Party’s use of such information in combination with information provided by third parties; or (iv) caused by the other Party breaching Article 7 of this Agreement.

9.4.	Acts of Employees and Subcontractors. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, each Party shall indemnify, defend and hold harmless, the other Party and its respective indemnitees from any and all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of either Party, by reason of personal injury, death or tangible personal property damage of any nature or kind arising, in whole or in part, out of, as a result of, or in connection with, the negligent acts or omissions of the indemnifying Party’s employees, agents, subcontractors, or in the case the case of Customer, Customer Designees.

9.5.	Indemnification Procedures.

9.5.1.

If any third party brings a Claim against a Party and such Party reasonably believes that such Claim is or may be covered by the indemnification obligations under this Agreement (the “Indemnified Party”), such Indemnified Party shall promptly deliver to the other Party (the “Indemnifying Party”) a written notice (a “Claims Notice”), including a brief description of the amount and basis of the Claim, if known; provided, however, that the failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent such failure materially prejudices the Indemnifying Party.

9.5.2.	The Indemnifying Party shall, at its own expense, be entitled to assume and control the defense of any such Claim on the Indemnified Party’s behalf by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claims Notice. To assume the defense of such Claim, the Indemnifying Party shall first have acknowledged (via the foregoing notice) to the Indemnified Party the Indemnifying Party’s unconditional obligation to indemnify fully the Indemnified Party for the matter in accordance with this Agreement. In the absence of such assurance, the Indemnified Party shall control the defense of such claim, without prejudicing in any way its right to recover Indemnified Damages under this Section in accordance with this Agreement. If so specified in such notice, the Indemnifying Party, in the event that the Indemnifying Party is entitled to indemnification from a third party for such claim (“Third Party Indemnitor”) in respect of the same underlying subject matter, facts, or circumstances as the Claim asserted, may assign the defense of such Claim hereunder to such Third Party Indemnitor. The Indemnified Party shall cooperate fully with, and assist the Indemnifying Party or Third Party Indemnitor in the defense and all related settlement negotiations of the Claim. The Indemnifying Party shall pay all reasonable costs incurred by the Indemnified Party related to the Indemnified Party’s assistance in defense of a Claim.

9.5.3.	The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party; provided, however, that: (i) if the Parties agree that it is advantageous to the defense for the Indemnified Party to employ its own counsel; (ii) if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party or Third Party Indemnitor and the Indemnified Party in the conduct of the defense of the claim (in which case the Indemnifying Party and/or Third Party Indemnitor shall not have the right to direct or participate in the defense of such claim on behalf of the Indemnified Party), or (iii) the claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority and the Indemnified Party elected to control the defense of such claim, then, in each such instance, the reasonable fees and expenses of counsel for such Indemnified Party shall be borne by the Indemnifying Party. The Party controlling the defense of a Claim for which indemnification is available pursuant hereto shall keep the other Party reasonably apprised at all times as to the status of its defense of the claim.

9.5.4.	Notwithstanding anything in this Article 9 to the contrary, in the event the Claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority, the Indemnified Party shall have the right to control the defense of such Claim.

9.5.5.

If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of the Claim within the prescribed period of time, shall notify the Indemnified Party that it will not assume the defense of the Claim, or shall fail to assume the defense of the Claim, then the Indemnified Party must defend the Claim in any such manner as it may deem appropriate. The

Indemnifying Party shall also be permitted to join in the defense of the Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party shall be liable for any settlement of any Claim effected without its prior written consent.

9.5.6.	Notwithstanding the foregoing, the Indemnified Party shall retain, assume, or reassume sole control over, and all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in this Agreement and upon such retention, assumption, or reassumption, the Indemnifying Party will be relieved of responsibility for indemnifying the Indemnified Party for such defense or the Claim to which such defense relates.

9.5.7.	In any Claim as to which the Indemnifying Party is entitled pursuant to this Section to assume and control the defense thereof, until both: (i) the Indemnified Party receives notice from the Indemnifying Party that it will defend the Claim or, as permitted, assign such defense to a Third Party Indemnitor; and (ii) the Indemnifying Party assumes or so assigns such defense, the Indemnified Party may, at any time after notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable costs of the Indemnified Party actually incurred arising out of or relating to that defense and any such settlement, compromise, or payment.

9.5.8.	Following indemnification as provided herein, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters with respect to which indemnification has been furnished.

10.	LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES.

10.1.	Limitation of Liability. EXCEPT AS STATED IN SECTION 10.3 BELOW, THE AGGREGATE LIABILITY OF EITHER PARTY (INCLUDING ITS AND ITS AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND OTHER SUPPLIERS) TO THE OTHER, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, RELATING TO OR ARISING FROM ANY STATEMENT OF WORK AND THIS AGREEMENT, DURING OR AFTER THE TERM, SHALL BE LIMITED IN THE AGGREGATE TO THE GREATER OF (A) THE AMOUNT OF FEES PAID BY CUSTOMER UNDER THE APPLICABLE STATEMENT OF WORK DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH DAMAGES; OR (B) $500,000.00; PROVIDED, HOWEVER, THE FOREGOING $500,000.00 SHALL BE INCREASED TO $1.0 MILLION EFFECTIVE AS OF THE DATE THE PARTIES SIGN A STATEMENT OF WORK FOR BUSINESS PROCESS OUTSOURCING FOR THE BLOCK OF BUSINESS DESIGNED IN SUCH SOW AS THE “ACQUIRED ERA BLOCK OF BUSINESS.”

10.2.

Exclusion of Damages. EXCEPT AS STATED IN SECTION 10.3 BELOW, IN NO EVENT SHALL A PARTY (INCLUDING ITS AND ITS AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND OTHER SUPPLIERS) BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING LOST PROFITS OR LOSS OF GOODWILL, OR EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES ON ANY CLAIM OR DEMAND AGAINST IT BY ANOTHER PARTY ITS

AFFILIATES OR ANY OTHER PERSONS, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE, AND STRICT LIABILITY IN TORT) OR OTHERWISE, EVEN IF, AND WHETHER OR NOT, SUCH PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

10.3.	Exceptions to Limitation and Exclusions. The limitations in Section 10.1 and exclusions in Section 10.2 shall not apply to: (i) the indemnification obligations in Article 9; (ii) Customer’s liability for fees and other amounts that are due and owing to Vendor under this Agreement; (iii) Losses suffered by breach of Article 7; or (iv) as may be expressly stated in a Statement of Work expressly referring to this Article 10.

10.4.	Sole Recovery against Vendor. Customer may recover for any damages in relation to this Agreement or any Statement of Work hereunder only from and against Vendor and may not recover against, and covenants not to make or assert any claim or demand of any nature in relation to this Agreement, any Statement of Work, or any act or omission related to this Agreement against, any vendor who may supply any service, equipment, hardware, software or other material (tangible or intangible) to Vendor.

11.	INSURANCE.

11.1.	Minimum Coverage. Vendor will obtain from an insurance company or companies having a current A.M. Best Rating of A- VIII or better, and maintain in force during the Term and for not less than two (2) years thereafter, the following insurance coverages in the minimum amounts indicated:

TYPE OF COVERAGE	REQUIRED AMOUNT

Workers Compensation	Statutory Limits

Employer’s Liability (Bodily injury by disease per person, by accident policy limit, by disease policy limit)	$1,000,000

Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury and Advertising Liability, Completed Operation and Products coverage	$1,000,000 combined single limit/General Aggregate $2,000,000

Medical Payments	$5,000 per person

Comprehensive Auto Liability including Owned, Non-owned and Hired Motor Vehicles coverage which are operated on behalf of Vendor pursuant to Vendor’s activities hereunder	$1,000,000 combined single limit

Umbrella/Excess Liability on a following form basis	$20,000,000 each occurrence/general aggregate

TYPE OF COVERAGE	REQUIRED AMOUNT

Professional Liability	$10,000,000 each occurrence/general aggregate

Blanket Fidelity Bond	Minimum amount $10,000,000

11.2.	Evidence of Coverage. Where applicable, the above policies will name Customer as additional insureds. Vendor will, upon request, provide Customer with a Certificate or Certificates of Insurance evidencing that the above insurance requirements have been satisfied.

12.	DISPUTES.

12.1.	Escalation. If a dispute, claim and/or controversy (each, a “Claim”) arises from this Agreement between Vendor and Customer, Vendor and Customer will first attempt in good faith to resolve such Claim informally and at the lowest possible management level for each, escalating the Claim as appropriate through their respective managements. If the Parties are unable to resolve a Claim in such manner within ten (10) business days of its identification in writing by one Party to another, the Parties each may resort to adjudications of Claims in accordance with Section 14.6 and Section 14.7.

12.2.	Performance to Continue. Subject to Section 6.6 and to Customer’s compliance with Section 12.4, pending the resolution of a good faith dispute between Customer, on the one hand, and Vendor, on the other hand, under this Agreement or a Statement of Work, Vendor and Customer shall continue to perform hereunder and under any Statement of Work.

12.3.	Injunctive Relief. For avoidance of doubt, nothing in this Agreement shall preclude either Party from seeking appropriate equitable or injunctive relief from a court of competent jurisdiction with respect to any Claim.

12.4.	Payment Disputes.

12.4.1.	Notwithstanding any other provision in this Agreement to the contrary, but subject to Customer’s compliance with this Section, Vendor may not terminate this Agreement or any Statement of Work, or refuse to provide Hosting Services or Business Process Outsourcing Services because of Customer’s breach of its obligations under this Agreement, including without limitation, Customer’s refusal to pay any amount due under this Agreement, which Customer, in good faith, disputes is due.

12.4.2.	Customer shall provide to Vendor a detailed written explanation of the basis for disputing in good faith the amounts claimed due by Vendor and Customer shall pay Vendor the undisputed amounts due. Customer shall provide such notice within twenty (20) business days of receiving the invoice containing disputed charges.

12.4.3.

Upon receipt of any notice of disputed fees, Customer and Vendor shall promptly and diligently cooperate with each other to resolve the disputed amounts. At such time as Vendor determines that the Parties have reached an impasse regarding such disputed amounts, Vendor shall provide a written notice to Customer stating that the Parties have reached an impasse with respect to the disputed amount described in such letter.

12.4.4.	Within fifteen (15) calendar days of the date of Customer’s receipt of the notice from Vendor described above, if the amount in dispute exceeds $15,000.00, Customer shall deposit such disputed amount in excess of the foregoing amount into an interest bearing escrow account for the benefit of Vendor, on terms reasonably agreed upon with Vendor, providing that such deposited amounts shall be released only: (a) as the Parties may jointly direct the escrow agent; or (b) pursuant to a final resolution in accordance with this Agreement. If the Parties cannot mutually agree upon the terms of such escrow account within fifteen (15) calendar days after the date of the notice and Customer has not deposited such amounts into an escrow account as described in this Section, subject to such amounts in dispute being due and payable as asserted by Vendor, Vendor may immediately discontinue providing Services until the Parties mutually agree upon terms for Vendor to be paid for the continuing Services provided or Customer deposits such amounts into an escrow account as described above.

12.4.5.	In lieu of depositing amounts in the escrow account as described above, Customer may pay Vendor such disputed amounts and seek to recover such amounts.

13.	SECURITY, DISASTER PLANNING AND FORCE MAJEURE.

13.1.	Security Safeguards. During the term of a Statement of Work, Vendor shall maintain and enforce security regulations at the facilities it utilizes to provide the Services which are: (a) in accordance with Exhibit 3 (the “Security Procedures”); and (b) at least as rigorous as those security procedures in effect at such facilities as of the date of each applicable Statement of Work. Vendor may from time to time amend or supplement the Security Procedures so long as such amendment or supplement does not lessen the protections afforded by the Security Procedures as in effect up to the time of such amendment or supplement.

13.2.	Disaster Recovery / Business Continuity Plan. Vendor shall provide, at Customer’s written request, a disaster recovery plan, including business continuity, reasonably satisfactory to Customer, showing Vendor’s backup procedures and its ability to safeguard the work product and continue to provide the Services in the event of a disaster. Vendor shall, no less frequently than annually, test its disaster recovery capabilities and provide to Customer any findings from each such tests, which shall be Vendor Confidential Information.

13.3.	Force Majeure.

13.3.1.

If and to the extent that a Party’s performance of any of its obligations pursuant to a Statement of Work is prevented, hindered or delayed directly or indirectly by the other Party or its agents (except to the extent such Party or agents are acting in accordance with the other Party’s specific instructions), or fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes or any other causes of a similar nature beyond the reasonable control of such Party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by the taking of all reasonable precautions by the non-performing, hindered or delayed Party, then the non-performing, hindered or delayed Party will be excused for such nonperformance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately inform the other Party of the occurrence of the Force Majeure Event, describing in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event will not excuse, limit or otherwise affect Vendor’s obligation to provide normal recovery procedures or any other disaster recovery services described in an applicable Statement of Work.

13.3.2.	In the event Vendor is unable to perform its obligations under the terms of this Agreement for more than five (5) calendar days because of a Force Majeure Event, Vendor will use commercially reasonable efforts for so long as Vendor is unable to perform all the Services in all material respects to assist Customer to obtain alternative sources of service.

14.	GENERAL PROVISIONS.

14.1.	No Publicity. Except in the course of performing the Services, Vendor will not use the name, trademark, service mark, trade name, logo or other commercial or product designations of Customer in any way, in print or electronic format or on a web or internet site, without the prior written consent of Customer in each instance. During the term of this Agreement unless and until notified to the contrary by Customer, Vendor may include Customer among its published list of clients, provided, however, such list is solely a list of clients without representation of any type.

14.2.	No Waiver; Remedies. A Party may not waive a right or remedy except pursuant to a writing executed by such Party. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

14.3.

Certain Acknowledgments. The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and each Statement of Work and that any provision contained herein or therein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement and/or Statement of Work. BOTH PARTIES FURTHER ACKNOWLEDGE THAT AN AUTHORIZED OFFICIAL OF EACH HAS READ THIS AGREEMENT, UNDERSTANDS

IT AND AGREES ON BEHALF OF THE PARTY TO BIND THE PARTY BY ITS TERMS.

14.4.	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, such provision is to that extent deemed omitted, and the balance of the Agreement remains in full force if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

14.5.	Assignment. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and to their respective heirs, successors, assigns and legal representatives. This Agreement is not assignable, in whole or in part, by either Party without the prior written consent of the other Party, except (i) to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all the terms of this Agreement, and have at least substantially similar resources to perform the obligations under this Agreement; or (ii) to an Affiliate on written notice to the other Party.

14.6.	Governing Law. The laws of the State of Illinois, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement. The Parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

14.7.	Forum. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of or relating to this Agreement must be brought solely and exclusively in the state or federal courts located in the county or federal district, respectively, where the other Party’s principal office is located. Any suit or proceeding brought by Customer hereunder shall be in Shawnee County, Kansas or the United States District in the State of Kansas and any suit or proceeding brought by Vendor hereunder shall be in Rock Island County, Illinois or the Central District of Illinois. Notwithstanding the foregoing, either Party may pursue immediate equitable relief in connection with its proprietary or confidential information in any United States District Court in the State of its principal office.

14.8.	Waiver of Trial by Jury. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

14.9.	Notices. Each Party will deliver any notices required or desired pursuant to this Agreement in writing. Notices are deemed given: (i) if by hand delivery, upon receipt thereof; (ii) if mailed, five (5) days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested; or (iii) if sent via overnight courier upon receipt. Customer will address all notices to the Vendor at the address indicated on the first page of this Agreement, to the attention of its General Counsel. Vendor will address all notices to Customer at the address indicated on the first page of this Agreement, to the attention of its General Counsel. Either Party may change its address by giving written notice to the other Party in accordance with the terms of this paragraph.

14.10.	Survival. All provisions hereof relating to proprietary rights, confidentiality and non-disclosure, indemnification and limitation of liability survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement.

14.11.	EEO Requirements. To the extent applicable, the equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) are hereby incorporated by reference into this Agreement.

14.12.	Non-Solicitation. The Parties agree that, unless otherwise agreed to by the Parties in writing, during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other Party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: any such employee (a) who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party’s employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees; (b) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the other Party or any of its Affiliates or search firms, employment agencies or similar entities engaged by them; (c) who has been given or has given notice of termination or resignation to the other Party prior to commencement of employment discussions between the Party and such specific employee; or (d) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be fifty percent (50%) of the individual’s annual base salary or one hundred twenty-five thousand dollars ($125,000), whichever is less.

14.13.	Services Provided Prior to Effective Date. All services provided by Vendor which were rendered prior to the Effective Date in anticipation of the Parties executing this Agreement shall be governed solely by this Agreement.

14.14.	Legal Fees. In any litigation or proceeding between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (including allocated costs of in-house staff counsel).

14.15.	Further Assurances. At the reasonable request by either Party and at the requesting Party’s expense, the other Party will execute and deliver to the requesting Party such additional instruments, documents, or assurances and take such other actions as are necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and consummate the transactions contemplated hereby.

14.16.	Headings. The section headings are used in this Agreement for reference and convenience only and do not affect this Agreement’s construction or interpretation.

14.17.	Governing Order; Subsequent Modifications.

14.17.1.	In the event of a conflict between:

(a)	this Agreement and any Exhibit to this Agreement, the terms of this Agreement shall prevail;

(b)	this Agreement and a Statement of Work, the terms of this Agreement shall prevail; and

(c)	this Agreement, a Statement of Work and an Attachment to a Statement of Work, this Agreement will prevail (as between the Statement of Work and any Attachment to the Statement of Work, the Attachment will prevail specifically and only with respect to the additional or different terms that are included in such Attachment).

14.17.2.	No amendment, alteration or modification of this Agreement is effective or binding unless it is set forth in a writing signed by duly authorized representatives of both Parties.

14.18.	Exhibits. All exhibits, schedules, and attachments to this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

14.19.	Construction. In this Agreement and the Statement of Work, Exhibits and Attachments to this Agreement:

14.19.1.	the Statements of Work, Exhibits and Attachments to this Agreement are incorporated into and deemed part of this Agreement and all references to this Agreement include the Statements of Work, Exhibits and Attachments;

14.19.2.	references to any law, legislative act, rule or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation;

14.19.3.	references to and mentions of the word “including” or “include” or the phrase “e.g.” will mean “including, without limitation” or “include, without limitation;”

14.19.4.	unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding,” (ii) the word “dollar” and the symbol “$” refer to United States Dollars, and (iii) the word “day” means calendar day unless otherwise specified;

14.19.5.	unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, delayed, denied or conditioned and each Party shall make only reasonable requests under this Agreement; and

14.19.6.	this Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular Party on the basis that an ambiguity is construed against the drafter.

14.20.

Counterparts. The Parties may execute this Agreement in any number of duplicate originals and in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. Any Party delivering an executed counterpart of this Agreement by facsimile will also deliver a manually executed counterpart of this Agreement as soon as reasonably practicable following transmittal by facsimile, but the failure to do so does not affect the validity, enforceability or binding effect of this Agreement.

14.21.	Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity, including without limitation any Governmental Authority, Permitted Subcontractor and Customer Designee.

14.22.	Entire Agreement. This Agreement, together with the exhibits, schedules, attachments and Statement of Work, constitutes the entire agreement between the Parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations and/or agreements between the Parties in connection with the subject matter hereof except as set forth in this Agreement. The Parties also understand, acknowledge and agree that, unless otherwise specified in a written instrument signed by an officer of each Party, no additional terms or changes to these terms are valid or binding on the Parties, even if such additional terms or changes contain provisions to the contrary.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first noted above.

se2, inc.		Modern Woodmen of America

By:	/s/ James R. Schmank	By:	/s/ W. Kenny Massey
Print Name:	James R. Schmank	Print Name:	W. Kenny Massey
Title:	SVP - CFO	Title:	President and CEO
Date:	01-15-2013	Date:	1/25/2013

GLOSSARY

“Account Guidelines” has the meaning specified in the Business Process Outsourcing Services SOW.

“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with another person or entity or beneficially owns or has the power to vote or direct the vote of at least a majority of the voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other entity, and for purposes of Customer, shall include all business entities considered to be an “affiliate” under the applicable Holding Company Act.

“Agreement” has the meaning specified in the preamble of the Agreement.

“Applicable Law” means all laws, including all federal and state laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, agreements, decrees, policies and other requirements of all Governmental Authorities applicable to the person, place and situation in question.

“Applicable TPA Laws” has the meaning specified in the Business Process Outsourcing Services SOW.

“Baseline Audit Support” has the meaning specified in Section 1.10.4 of the Agreement.

“Business Days” means any day other than a Saturday, Sunday or a day on which commercial banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Change Procedures” means the change control procedures set forth in Exhibit 5.

“Claim” has the meaning specified in Section 9.1 of the Agreement.

“Claims Notice” has the meaning specified in Section 9.5 of the Agreement.

“Commencement Date” means the date set forth in the applicable Transition Plan on which Vendor assumes full responsibility for delivery of the Contract administrative Services described in the applicable Statement of Work.

“Competitive Developments” has the meaning specified in Section 7.3.5 of the Agreement.

“Confidential Information” means (a) the pricing and service level terms and conditions of this Agreement or any Statement of Work, (b) any Nonpublic Information or Consumer Confidential Information that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by one party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives (the “Disclosing Party”) to the other party or any of its or their officers, directors, employees, agents, or other representatives (the “Recipient Party”) in connection with this Agreement or any Statement of Work, and (c) any Nonpublic Information of third parties in the possession of the Disclosing Party that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by the Disclosing Party to the Recipient Party in connection with this Agreement or any Statement of Work. Each party’s Confidential Information includes all business and other proprietary information of such party, written or oral, including, as applicable: (a) information relating to planned or existing businesses or business initiatives, organizational restructuring plans, and actual and projected sales, profits and other financial information; (b) information relating to technology, such as computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods; (c) information that describes insurance, annuities and financial services products and strategies, including actuarial calculations, product designs, product administration and management; tax interpretations, tax positions and treatment of any item for tax purposes; (d) confidential information, software and material of third parties with whom that party conducts business; (e) information about that party’s employees, agents, contractors and representatives; and (f) all interpretations of law, ideas, data processing techniques, business and policy administration policies, practices, procedures, processes, techniques, work flows, ideas and know-how contained or reflected in the foregoing and developed by such Party prior to the Effective Date or independently from this Agreement; provided, however, that “Confidential Information” shall not include information that: (a) has been widely disseminated, or becomes widely disseminated, in the general public domain other than as a result of a disclosure by a Recipient Party in violation of this Agreement; (b) has been filed by a party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives with, and is available to the other party from, a governmental authority and is not otherwise subject to a protective order; (c) was demonstrably known to the Recipient Party or any of its officers, directors, employees, agents, or other representatives previously, without a duty of confidentiality of any nature to the other party; (d) is independently developed by a Recipient Party or any of its officers, directors, employees, agents, or other representatives without use of or access to the Confidential Information of the Disclosing Party; or (e) is rightfully obtained by a Recipient Party from one or more third parties without, to the knowledge of the Recipient Party, breach by such third party of a duty of confidentiality of any nature to the other party; provided, however, the foregoing exceptions shall not supersede the respective obligations of the parties with respect to Consumer Confidential Information.

“Conformance” means, with respect to any Services or Deliverables, that such Services or Deliverables conform to all specifications for the same in all material respects, as such specifications are described in the applicable Statement of Work.

“Consumer Confidential Information” means all individually identifiable information about a consumer, in connection with a Contract issued, reinsured, or processed by Customer or its Affiliates. A “consumer” is a Contract Holder as well as prospective, current and former employees and contractors of Customer or its Affiliates and shall also include personally identifiable financial information, or the equivalent, as defined by Title V of the Gramm-Leach-Bliley Act, as amended from time to time, or any other similar Applicable Law, including applicable state law equivalents.

“Contract” means those variable annuity contracts offered by Customer or its Affiliates for which Vendor will provide Services hereunder.

“Contract Accounting Books and Records” has the meaning set forth in Section 1.5.1 of this Agreement.

“Contract Holder” means a prospective, current or former annuitant and includes the owner of a Contract, applicant for a Contract, the beneficiary under a Contract, or representative of any of the foregoing, of the type referenced in the Agreement.

“Contract Holder Data” means all data relating to the rights and obligations of Customer and the Contract Holder under the Contracts which is required to be maintained, processed or generated.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Customer” has the meaning specified in the preamble to the Agreement.

“Customer Competitor” means an entity which, either itself or has an Affiliate which, issues life insurance or annuities or provides administrative services similar to those provided by Customer.

“Customer Content” means any of Customer’s or its Affiliates’ unique materials (1) relating to Customer’s or its Affiliates’ business and (2) provided by Customer or a Customer Designee to Vendor, excluding Consumer Confidential Information, but including, without limitation, any names, trademarks, images, photographs, illustration, data, confidential strategic business information, future marketing and business plans, other text unique to Customer’s or its Affiliates’, business and Contract administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing, product content, and business requirements relating to those business processes which are the subject of this Agreement, as well as Systems which may be owned, acquired or licensed by Customer, other than Customer Software, to which se2 may have access.

“Customer Data” means all data and information (1) submitted to se2 by or on behalf of Customer and its Affiliates, successors or agents, or (2) obtained, developed or produced by se2 in connection with a Statement of Work to the extent such data or information is based on, summarizes or includes data and information of Customer or its affiliates or Customer agents submitted to or obtained by se2 under a Statement of Work.

“Customer Designee” means a person (including that person’s employees, agents, authorized accountants, contractors and suppliers) who is identified by Customer as a person acting on behalf of or for the benefit of Customer relating to the Services, or, even if not expressly identified by Customer, a person who is in fact acting for or on behalf of Customer relating to the Services or as a source of information or instruction in connection with this Agreement, and is designated as such in the applicable Statement of Work.

“Customer Indemnitees” has the meaning specified in Section 9.1 of the Agreement.

“Customer Information” means: (1) all Customer Confidential Information, Consumer Confidential Information, Customer Content, Customer Software, Contract Holder Data, (2) materials to the extent they reflect or incorporate any of the foregoing and developed by Customer prior to the Effective Date or independently from this Agreement; and (3) all modifications, enhancements and derivative works of (1) or (2) without regard to whether such modifications, enhancements and derivative works were developed by Vendor or jointly by Vendor and Customer or Customer Designees.

“Customer Service Location” means the facilities of Customer and End Users from or to which Services are provided.

“Customer Software” means any System owned or licensed by Customer or its Affiliates (including any software modules, modifications and enhancements thereto) which is listed in the applicable Statement of Work and for which se2 has been authorized by Customer or its Affiliates to utilize in performing the Services hereunder, but excluding any se2 Software which Customer or its Affiliates have licensed.

“Default Performance Standards” has the meaning set forth in Section 1.12.4.

“Deliverables” has the meaning given in Section 2.1.

“Documentation” has the meaning given in Section 1.3.

“Early Termination Fee(s)” has the meaning specified in Section 6.2.2 of the Agreement.

“Effective Date” has the meaning specified in the preamble to the Agreement.

“End Date” means the later of (1) the expiration or termination of the Agreement, and (2) the last day of the Termination Assistance Period.

“Extraordinary Change” has the meaning specified in the Business Process Outsourcing Services SOW.

“Force Majeure Event” has the meaning specified in Section 13.3 of the Agreement.

“Fault” has the meaning given to it in Section 1.12.1.

“Go-Live Date” means the first day Customer processes in the case of Hosting Services or the first day Vendor processes in the case of Business Process Outsourcing Services, live production data pursuant to this Agreement and the applicable Statement of Work.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and any governmental or quasi-governmental authority of any nature (including any division, department, agency, commission, instrumentality, official, organization, unit, body or entity).

“Hosting Services” has the meaning given to it in Section 1.1.

“Indemnified Damages and Claims” means all liabilities, losses and damages incurred, expenses reasonably incurred by an Indemnified Party, as defined in Article 9 (including fees of attorneys and other professional advisors and of expert witnesses incurred prior to the Indemnifying Party assuming the defense of a claim in accordance with Section 9.5 and judgments (regardless of how such monetary damages payable to a third party are characterized as part of such judgments), settlements and court costs, arising out of one or more matters described in Article 9.

“Indemnified Party” has the meaning specified in Section 9.5.1 of the Agreement.

“Indemnifying Party” has the meaning specified in Section 9.5.1 of the Agreement.

“Insolvency” means an event which results in a Party: (1) ceasing to carry on business as a going concern, making a general assignment for the benefit of creditors, filing a voluntary petition in bankruptcy petitioning for or instituting a liquidation under any bankruptcy, insolvency, incorporation or other Applicable Laws; or (2) having a petition in bankruptcy or any other case or proceeding in bankruptcy involving liquidation, dissolution or winding-up is filed, commenced or instituted against the other and remains undismissed for a period of thirty (30) calendar days; or (3) having a receiver or trustee is appointed for all or substantially all of the property and assets of the other.

“Intellectual Property Rights” means the worldwide intangible legal rights or interests evidenced by or embodied in: (a) any idea, design, concept, method, process, technique, apparatus, invention, discovery, improvement, derivative, including any patents, trade secrets, and know-how, (b) any work of authorship, including any copyrights, moral rights or neighboring rights, (c) any trademark, service mark, trade dress, trade name, domain name, or other indicia of source or origin, and (d) any other similar rights.

“Jointly Developed Materials” has the meaning specified in Section 7.3.1 of the Agreement.

“Letter Agreement” means that certain letter agreement between the Parties dated August 17, 2010.

“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

“Malicious Code” means (1) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself, or (2) any device, method, or token that permits any person to circumvent the normal security of the software or the system containing the code.

“Milestone Deliverable” means under a given Statement of Work, a significant point or event in the project as identified in the applicable Statement of Work and which is capable of validation by meeting all of the items prescribed in the applicable project plan or other document mutually agreed upon Deliverable which is not the last and final Deliverable, as stated in the applicable Statement of Work, including a project plan incorporated into the applicable Statement of Work.

“Net Loss” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Nonpublic Information” means all designs, concepts, ideas, requirements, specifications, calculations, drawings, diagrams, maps, charts, software, network structures, configurations, interfaces, components, processes, practices, policies, procedures, protocols, methodologies, reports, lists, analyses, compilations, data, studies, and other similar materials regarding the property, products, services, customers, or the existing or planned businesses or operations or any parts thereof of a Party, any one or more of its Affiliates, disclosed by the Disclosing Party to the Recipient Party in connection with this Agreement or any Statement of Work by whatever means, including orally, visually, electronically, or by physical delivery, regardless whether specifically identified as “confidential” but which the Recipient Party knows or reasonably ought to know is confidential; however, in the case of Nonpublic Information orally or visually disclosed by

Vendor, Vendor will, within ten (10) days of the date of disclosure confirm that such information is Nonpublic Information in writing.

“Normal Change” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Operating Guidelines” means the work flows and procedures used by Vendor to perform the Services, as defined in the applicable Statement of Work, in conformity with: (i) Applicable Law as interpreted by Customer in accordance with the terms of this Agreement; and (ii) those procedures and interpretations of Applicable Law specific to Customer as may be reasonably specified in writing by Customer in accordance with this Agreement and subsequently revised in accordance with this Agreement.

“Parties” means Customer and Vendor, as signatories to this Agreement.

“Pass-Through Expenses” means the out-of-pocket expenses identified as ‘Pass-through Expenses’ in a Statement of Work, which amounts are passed through at Vendor’s cost without any administrative or other markup.

“Performance Standards” has the meaning given to it in the applicable SOW.

“Permitted Subcontractors” means subcontractors that Vendor uses and Customer has approved in writing (or via e-mail) to provide the Services.

“Person” whether capitalized or not, includes an individual or any corporation, joint stock company, limited liability company, association, partnership (general or limited), joint venture, financial institution, firm, organization or unincorporated organization, individual, business or other trust or any other entity, or organization of any kind or character, including a Governmental Authority.

“Platform” means the operating environment used by Vendor to provide the Hosting Services to Customer and the Authorized Users, including, without limitation, one or more servers or partitions thereof and the other computer equipment, certain proprietary platform, software and Systems owned or licensed by Vendor.

“Residuals” has the meaning specified in Section 7.11 of the Agreement.

“Restricted Activities” means any activity which would require or permit a Permitted Subcontractor’s employees to: (a) have direct phone, face-to-face, email or other real-time communications with Customer personnel in connection with the Services; or (b) access, use or transmit to any local storage device or print, any Consumer Confidential Information.

“Sales Tax” and “Sales Taxes” have the meaning specified in Section 5.5 of the Agreement.

“Security Incident” has the meaning specified in Section 7.15 of the Agreement.

“Security Procedures” has the meaning given in Section 13.1 of the Agreement.

“Service Credit” has the meaning given to it in the applicable SOW.

“Service Fees” shall mean those fees for the Services provided by Vendor under this Agreement that are more fully described in the applicable SOW.

“Service Level” or “Service Levels” has the meaning specified in the applicable SOW.

“Service Level Credit” has the meaning specified in the applicable SOW.

“Software” means the object code version of Vendor’s software identified on Exhibit 1 to this Agreement, including any updates and corrections that may be made generally available to Vendor’s customers.

“Statement of Work” means any schedule attached to and made a part of this Agreement describing the specific Services to be provided to Customer and any other terms and conditions applicable to the performance of such Services.

“Support and Maintenance Services” has the meaning given in Hosted Services SOW.

“System” is a collective reference to the hardware and computer software systems which may be the property of Vendor, Customer or a third party. A “System” includes all hardware, peripheral devices, software systems, databases and materials related thereto, which may include, without limitation, documentation, file layouts, firmware, computer software languages, utilities, flow charts, logic diagrams, source codes, object codes, and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications, or workings of such programs and any changes, additions or modifications thereto.

“Term” has the meaning specified in Section 6.1 of the Agreement.

“Termination Assistance Services” means (1) the Services (and any replacements thereof or substitutions therefore) other than the Services as may be described in the applicable Statement of Work, to the extent Customer requests in writing such additional Services during the Termination Assistance Period, (2) Vendor’s reasonable cooperation with Customer and/or any successor service provider designated by Customer to facilitate the transfer of the Services under the applicable Statement of Work to Customer or such other service provider, and (3) any additional or new services requested by Customer in writing to facilitate the transfer of the Services under the applicable Statement of Work to Customer or such other service provider.

“Third Party Indemnitor” has the meaning specified in Section 9.5.2 of the Agreement.

“Threshold Amount” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Transition Services” has the meaning specified in Section 1.1.4 of the Agreement.

“Transition Plan” means a plan setting for the respective obligations of Vendor, Customer, Customer Designees and other third parties to transition the administrative services to be provided hereunder from Customer or a third party service provider, to Vendor, as such plan is approved in writing (or via email) by the Project Manager for Vendor and Customer, a summary of which, as of the Effective Date, is attached to the Statement of Work for Transition Services.

“Type A Variance” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Type A Net Loss” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Type B Variance” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Variance” has the meaning specified in the Business Process Outsourcing Services Statement of Work.

“Vendor” has the meaning specified in the preamble of the Agreement.

“Vendor Competitor” means any person that offers software or services substantially similar to Vendor Software or who is in the business of developing software.

“Vendor Indemnitees” has the meaning specified in Section 9.2 of the Agreement.

“Vendor Materials” means: (1) the Vendor Software; (2) Vendor Confidential Information; (3) materials (including related customizations, modifications and training materials) that reflect or incorporate ideas from Vendor Software or Vendor Confidential Information; and (4) all modifications, enhancements and derivative works of (1) – (3) without regard to whether such modifications, enhancements and derivative works were developed by Vendor or jointly by Vendor and Customer or Customer Designees.

“Vendor Personnel” means the employees, agents, subcontractors and representatives of Vendor performing Services under this Agreement.

“Vendor Service Location(s)” means the facility or facilities owned or operated by Vendor and from which the Services are provided.

“Vendor Software” means depending on the context, a single System or collectively all the Systems owned or licensed directly from third parties by Vendor or any of its Affiliates and used from time to time by Vendor to perform the Services herein, including all modifications, enhancements and derivative works thereof, whenever made.

“Underwriting Information” means the information obtained from a consumer or from a third party provider of information which is used in underwriting an application processed by Customer or its Affiliates which may or may not be a “consumer report,” as that term is defined in the federal Fair Credit Reporting Act or any other Applicable Law.

“Withholding Taxes” has the meaning specified in Section 5.5.7 of the Agreement.

EXHIBIT INDEX

Exhibit 1	Forms of Statement of Work:

Exhibit 1-A – Form of Hosted Software Services Statement of Work

Exhibit 1-B – Form of Business Process Outsourcing Services Statement of Work

Exhibit 2	Security Procedures:

Attachment A to Exhibit 2 Basic Employee Background Investigation Policy Requirements

Attachment B to Exhibit 2 Background Check Disqualifying Standards

Attachment C to Exhibit 2 Physical Security Procedures

Exhibit 3	Permitted Subcontractors

Exhibit 4	Change Procedures

Exhibit 5	Performance Standards

Exhibit 6	Fees and Charges

EXHIBIT 1-A

STATEMENT OF WORK NO. 1

TO

MASTER AGREEMENT

Hosted Software Services

This Statement of Work (also referred to as this “SOW”), with an effective date of the 15th day of April, 2011 is made by and between Modern Woodmen of America (“Customer”), and se2, inc. (“Vendor”) and is a part of the Master Agreement by and between such parties with the same effective date (the “Agreement”). To the extent any of the terms and conditions in this Statement of Work conflict with the terms and conditions of the Agreement, the provisions of Section 14.17 of the Agreement shall govern. Capitalized terms used herein have the meaning given in the Agreement or as stated herein.

1.	SERVICES:

1.1.	Hosting Services. Vendor will host the Software listed on Schedule 1 on the Platform at its own site or at a secure third party location in accordance with the terms of this Agreement (the “Hosting Services”). The Platform provided hereunder shall be made available to Customer through access to one or more designated secure websites supplied by Vendor.

1.2.	Support and Maintenance Services. Vendor shall provide support and maintenance services as further described herein and in Schedule 2 attached hereto (“Support and Maintenance Services”).

1.3.	Performance Standards. Vendor shall provide the Hosting Services and Support and Maintenance Services at or above the time service levels stated in Schedule 3 (collectively, the “Performance Standards”).

1.3.1.	If Vendor fails to meet one or more Performance Standards as set forth in Schedule 3 attached hereto (a “Fault”), Vendor shall pay Customer the applicable amount specified in Schedule 3 (“Service Credits”) as liquidated damages for that failure. Both Parties acknowledge that the Service Credits are reasonable under the circumstances existing as of the date of this Agreement for the failure to obtain such Performance Standards.

1.3.2.	Vendor shall reflect Service Credits on the next invoice issued after the end of the quarter in which the Fault occurred.

1.3.3.	For each Fault, Vendor shall take the necessary steps to correct the problem and to meet such Performance Standard as soon as practicable, and shall advise Customer of the status of such corrective efforts.

1.3.4.	If Vendor fails to meet the “Chronic and Significant Standards” as set forth in Schedule 3, in addition to any other remedies available to Customer, Customer may terminate this Agreement.

1.3.5.	The Service Credits shall be Customer’s sole remedy for Vendor’s failure to attain the Performance Standards with respect only to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Vendor from its obligations to perform all Services in accordance with this Agreement including, without limitation, the correction of Nonconformities, and (b) shall not prejudice Customer’s rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Vendor failed to provide in accordance with this Agreement.

1.3.6.	Amounts credited, paid or payable under this Section will be included in calculating the cap on direct damages in Section 10.1 of the Agreement.

1.4.	Compliance of Customer Content with Applicable Law. Customer is responsible for the Customer Information provided to Vendor under this Agreement. Customer will ensure that the Customer Information complies at all times with all applicable laws.

1.5.	Authorized Users. Each individual user chosen by Customer of the Platform shall be assigned a User Identification number or code with an accompanying password which User Identification shall be used only by such user (an “Authorized User”). Upon request, Vendor may provide Customer with a statement in its invoices as to the number of active User Identifications operating pursuant to this Agreement. Customer may, from time to time, add or delete User Identifications. Customer acknowledges and agrees that any use of the Platform by Authorized Users shall be subject to the terms and provisions of this Agreement and that Customer shall be responsible for the acts and omissions of any Authorized User hereunder (including any violation of the terms of use set forth in this Agreement).

1.6.	Customer Responsibilities. Customer agrees that it shall be responsible, at its expense, for providing and maintaining its own Internet access and all necessary telecommunications equipment, software and other materials (“Customer Equipment”) at Customer’s location necessary for accessing and using the Services through the Internet. The current system requirements for use of the Software are provided on Schedule 5. Customer agrees, as reasonably requested by Vendor, to provide Vendor with access to Customer’s premises and equipment and to otherwise cooperate with Vendor in performing the Services. Customer agrees to notify Vendor of any changes in the Customer Equipment, including any system configuration changes or any hardware or software upgrades that may affect the Services provided hereunder. Customer agrees not to transmit, re-transmit or store materials on or through the Platform or that are harmful to the Software or the Platform, or in violation of any applicable laws, including without limitation laws relating to infringement of intellectual property and proprietary rights of others.

1.7.	Use. Customer is authorized to use the Software and Services solely to manage the Customer’s Contracts. Customer is not authorized to use the Software or Services to service any contract of any third party, or to authorize any third party to use the Platform. Also, only employees of Customer may use the Software or Services.

1.8.

Limitation on Use. Except as expressly provided in this Agreement, Customer understands and agrees that Vendor shall not and this Agreement does not permit Customer or its agents or representatives to (a) license, ease, sublicense, sell, rent, assign, publish, distribute or cause any related transfer of or access to the Platform to any person or entity other than Customer and its Authorized Users, (b) translate, reverse engineer, decompile, disassemble, modify or create derivative works based on the Platform or any portion thereof or cause or permit any employee, agent, contractor or representative thereof to do the same; or (c) prepare or market any adaptation or derivative version of the Platform or cause or permit any employee, agent, contractor or representative thereof to do the same. The Platform and the Services may be accessed and used by Authorized Users of Customer only for Customer’s business requirements and no other purpose.

1.9.	Service Centers. The Vendor Service Locations for the Services to be provided hereunder is / are: a) Se2, 5801 SW 6th Avenue, Topeka KS 66636, b) Se2, 200 SW 6th Avenue, Topeka KS 66603-3704, with a back-up site located at 9394 West Dodge Road, Omaha, NE 68114.

2.	CHARGES AND INVOICING:

2.1.	Invoicing. On or before the fifth (5th) day of each calendar month for so long as any Services are provided, Vendor will deliver to Customer the monthly invoice for: (i) the fees for the Services [to be performed in that calendar month] as set forth in Schedule 4 hereto; (ii) any Pass-Through Expenses for the previous calendar month(s); (iii) any time and material fees as set forth in Schedule 4, thereto for the prior month(s); (iv) and for any other fees due to Vendor under the Agreement.

2.2.

Due Dates. All charges set forth on each monthly invoice are due and payable to Vendor on the fifteenth (15th) calendar day of the month in which the invoice is received or if such day is not a Business Day, then the first Business Day after the fifteenth (15th) calendar day of the month following Customer’s receipt of that Monthly Invoice.

2.3.	Supporting Detail. With each such invoice, Vendor shall provide reasonable supporting documentation.

3.	WARRANTIES.

3.1.	No Viruses. Vendor warrants that the Platform and all other materials which Vendor may provide, at the time of delivery shall not include, and at no time thereafter shall Vendor insert, install or knowingly permit to be installed into such materials, any virus, time bomb, back door or other disabling or harmful device. Vendor covenants that it shall use commercially reasonable efforts to prevent any such device from being incorporated into the Platform or into such other materials, but Vendor shall have no responsibility for any such device introduced by Customer, Customer’s Authorized Users.

3.2.	Security. Vendor warrants that it has and covenants that it shall maintain commercially prudent security safeguards in accordance with its then current Security Procedures (a copy of Vendor’s current Security Procedures is attached hereto as Exhibit 2 to the Agreement with respect to the Platform and to the extent Vendor may have access to Customer’s secure networks. Vendor shall not tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by Customer or its Affiliates.

4.	CHANGES IN LAW AND REGULATIONS.

4.1.	Changes in Laws. Notwithstanding any other provision of this Agreement, the parties hereby acknowledge and agree that federal, state or local government agencies or courts of competent jurisdiction may from time to time pass, issue, interpret or promulgate, rules, regulations, standards, decisions or interpretations (collectively, an “Act”) while this Agreement is in effect that (a) prohibit the performance of a party’s obligations hereunder, (b) materially enlarge party’s obligations hereunder, (c) materially increase the economic burden of performance a party’s obligations hereunder, or (d) impair, restrict, limit or otherwise materially and adversely affect a party’s rights, benefits, or obligations hereunder, and in such event such party may give the other party notice of intent to amend this Agreement to the satisfaction of the noticing party in order to comply with any such Act. Such notice shall be accompanied by a signed opinion of counsel supporting the conclusion of the party giving notice and stating the manner in which the Act affects the noticing party’s rights and obligations described above. Nothing contained herein shall preclude the party receiving such notice and opinion from contesting the issue whether the Act affects the noticing party’s rights and obligations in the manner described. If the parties do not or cannot mutually agree to amend this Agreement in writing within ninety (90) days after said notice is giving, either party may elect to terminate this Agreement. Further, (i) no party shall be deemed to be in breach of this Agreement during the aforementioned ninety (90) day period as a consequence of such party’s acts or omissions in reliance upon its interpretation of the subject Act, (ii) a terminating party’s continuing obligations under this Agreement shall be limited and modified only to the minimum extent necessary to comply with the subject Act and relieve such party of the material additional economic burden that would arise from performance of such obligations of the Act, and (iii) if the implementation or enforcement of any Act is stayed in all material respects by the order of a judicial or executive authority or by legislative action, the right to amend or terminate as set forth above shall also be stayed during the period of such stay.

4.2.	Vendor Initiated Changes. If, as a result of any Act, Vendor determines in its reasonable discretion that it is necessary or advisable to modify the Platform, the Software and/or the Documentation and the cost of such modifications does not meet the requirement of clause (c) of the first sentence of the preceding paragraph, then Vendor may modify the Platform, the Software and/or the Documentation to meet the requirements of such Act and Customer shall pay its proportionate share of such modifications based on the following formula:

    # of Customer participant accounts                 ×    cost of the modifications

                                                         Total # of Vendor Customer participant accounts

5.	TERM:

The term of this Statement of Work shall commence on the effective date set forth above and shall continue until the fifth anniversary of the Effective Date of the Agreement, unless terminated as provided in the Agreement or this SOW.

Vendor and Customer certify by the undersigned authorized representatives that they have read this Statement of Work and agree to be bound by their terms and conditions. This Statement of Work may be signed in counterpart.

se2, inc.		Modern Woodmen of America

By:	/s/ James R. Schmank	By:	/s/ W. Kenny Massey
	(Authorized Signature)		(Authorized Signature)
	(in non-black ink, please)		(in non-black ink, please)

	James R. Schmank		W. Kenny Massey
	(Printed Name)		(Printed Name)

	SVP - CFO		President and CEO
	(Title)		(Title)

	01-15-2013		1/25/2013
	(Date)		(Date)

INDEX OF SCHEDULES

Schedule	Description

1	List of Software

2	Summary of Support and Maintenance Services

3	Performance Standards

4	Fees and Charges

5	System Requirements

Schedule 1

To Hosted Software Services SOW

List of Software

Accenture Life Insurance Platform (ALIP)

Group Trading Platform (GTP)

Blackline OnDemand (read only access)

Schedule 2

To Hosted Software Services SOW

Summary of Support and Maintenance Services

Vendor shall provide Customer with the following support and maintenance services. If Customer requests services in addition to or otherwise outside the scope of the support and maintenance services listed below Customer shall pay Vendor’s then-current hourly support rate for such additional support and maintenance services requested. Further, if Vendor responds to a Nonconformity reported by Customer that was not a Nonconformity within the scope of the support and maintenance services, Customer shall reimburse Vendor for the time and expenses reasonably incurred, at Vendor’s then-then hourly support rate.

1.	Monitoring the availability of the Software listed in Schedule 1 twenty-four (24) hours, seven (7) days a week through an automated process.

2.	Correction of Nonconformities of the Platform.

3.	Daily cycle monitoring and correction.

4.	Software updates.

5.	Reporting of application non-availability.

6.	Establishing connectivity with Customer using Vendor’s standard protocols. If Customer does not use Vendor’s standard protocols Customer will incur additional charge to implement, configure & support the protocol.

7.	Training of new Vendor employees.

8.	Telephone support and user assistance shall be provided to the Customer’s location. The toll free number for technical support is 1-866-747-3418 and will be answered 24 hours. It will be answered in Vendor’s information center which is staffed on-site from 6 a.m. to 6 p.m. Central time weekdays. Between 6 p.m. and 6 a.m. and on weekends, calls will be answered by on-call production support staff.

9.	For ALIP only: Except for corrections of Nonconformities, for updates, corrections and new releases that affect how Customer uses the Platform, Software listed in Schedule 1 or Documentation, Vendor shall provide notice at least thirty (30) days in advance of any such implementation of any update, correction and new release, and, where relevant, shall provide Customer at least ten (10) days access to all such updates, corrections and new releases in a testing environment prior to implementing any of the aforementioned. Except to corrections of Nonconformities, for updates, corrections and new releases that do not affect the Customer’s use of the Platform, Software listed in Schedule 1 or Documentation, Vendor shall provide notice at least thirty (30) days in advance of any such implementation of any update, correction and new release to the Software listed in Schedule 1, and, where relevant, shall provide Customer at least ten (10) days access to all such updates, corrections and new releases in a testing environment prior to implementing any of the aforementioned.

For purposes of this Schedule “Nonconformity” means a failure of the Platform to operate in accordance with the Documentation for the Platform subject to the other conditions stated in this Agreement, but excludes failures caused by Customer and failures due to events outside of Vendor’s control or responsibility, such as the inability of Customer to establish and maintain secure connectivity to the Platform because of the public Internet.

Schedule 3

To Hosted Software Services SOW

Performance Standards

See Exhibit 5 to Master Agreement.

Schedule 4

To Hosted Software Services SOW

Fees and Charges

See Exhibit 6 to Master Agreement.

Schedule 5

To Hosted Software Services SOW

Systems Requirements

REQUIRED CUSTOMER SOFTWARE/HARDWARE CONFIGURATION:

•	Supported Windows Operating Systems:

•	Windows 7, 32-bit and 64-bit editions (including Embedded Edition)

•	Windows XP Professional, 32-bit and 64-bit editions

•	Windows XP Embedded

•	Windows Vista, 32-bit and 64-bit editions

•

Citrix Receiver Support. Citrix Receiver for Windows Version 3.x is supported for the online plug-in. Previous versions of the online plug-in are not compatible with the online plug-in 12.1 icaclient.adm file.

•	Supported Browsers:

•	Internet Explorer Version 9.0

•	Mozilla Firefox Version 15

•	Hardware Requirements:

•	VGA or SVGA video adapter with color monitor

•	Windows-compatible sound card for sound support (optional)

•	A network interface card (NIC) and the appropriate network transport software

•	Supported Connection Methods and Network Transports:

Protocol	Citrix online plug-in	Citrix online plug-in web
TCP/IP+HTTP	X	X
SSL/TLS+HTTPS	X	X

EXHIBIT 1-B

STATEMENT OF WORK NO. 2

TO

MASTER AGREEMENT

Business Process Outsourcing Services

This Statement of Work (also referred to as this “SOW”), with an effective date of the 15th day of April, 2011 is made by and among Modern Woodmen of America (“Customer”), se2, inc. (“Vendor”), and Security Distributors, Inc. (“SDI”) and is a part of the Master Agreement by and between such parties with the same effective date (the “Agreement”). To the extent any of the terms and conditions in this Statement of Work conflict with the terms and conditions of the Agreement, the provisions of Section 14.17 of the Agreement shall govern. Capitalized terms used herein have the meaning given in the Agreement or as stated herein.

1.	CONTRACTS:

For purposes of this SOW, “Contracts” refers to the Contracts identified in Schedule 1 hereto. For such Contracts, Vendor shall provide the Administrative Services as designated in Schedule 2, hereto, as more fully described in the Operating Guidelines.

2.	SERVICES:

2.1.	General.

2.1.1	Vendor will provide the Services to Customer for the fees or compensation set forth in this Agreement and as stated in Schedule 4, hereto.

2.1.2	As more fully described in the Agreement, Customer shall have the rights and duties under this Agreement only to the extent of the Services described or provided in the Statement of Work executed by Customer, except as may be expressly stated otherwise in this Agreement.

2.2.	Scope of Services. Vendor shall be obligated to provide only those Services, expressly listed as such in a Statement of Work; there shall be no implied Services.

2.3.

Underwriting and Claims. Vendor shall not be called upon to (and shall have no responsibility to) establish any underwriting criteria, benefits, or premium rates, to perform or conduct any actuarial or other services related to underwriting, or to establish any claims payment criteria or policies, other than to the extent expressly set forth in a Statement of Work. Vendor will perform only such underwriting and claims related services as are contained in detailed written procedures provided to it by Customer; provided that: (i) in no event shall Vendor be called upon in such procedures to provide any underwriting or claims services that would require Vendor to be registered with any Governmental Authority other than such registration or licensure as is otherwise required to perform the administrative Services otherwise described herein, (ii) Vendor may refuse to perform a service set forth in such procedures if it reasonably concludes that performing such service would require additional registration or licensure, and (iii) such procedures must effectively render Vendor’s provision of underwriting or claims related services ministerial in nature and do not require Vendor to exercise judgment or discretion.

2.4.	Payments and Collections.

2.4.1	Effect of Vendor’s Receipt of Payments. The payment to Vendor of any premiums or charges for insurance or annuity contributions or investments by or on behalf of a Contract Holder shall be deemed to have been received by Customer with respect to such Contract Holder, and the payment of return premium, other consideration, claims or other contract payments or other amounts by Customer to Vendor shall not be deemed payment to the Contract Holder or claimant until such payments are received by such Contract Holder or claimant.

2.4.2	Premium and Other Deposit Accounts.

(a)	Establishment; No Withdrawals by Vendor. Customer shall establish and maintain, as determined in consultation with Vendor in connection with transfer of the administration of the Contracts to Vendor, one or more bank accounts with such bank(s) upon which the Parties shall agree into which Vendor shall deposit, or cause to be deposited, all premiums, contributions, investments, and charges and other moneys collected or received by it on behalf of, for or as agent of Customer with respect to the Contracts. Vendor shall not have any right under any circumstance to make any disbursements or withdrawals from any such deposit account, except to the extent that any account(s) contemplated to receive moneys as a result of the settlement of fund trades may also be designated by Customer as disbursement accounts for purposes of the making of payments in connection with the settlement of fund trades. For the avoidance of doubt, the return of deposits to Vendor because the related check did not clear shall not be regarded as withdrawals or disbursements from deposit accounts by Vendor. All premiums, contributions, investments, and charges and other monies deposited into such deposit accounts shall be the sole property of Customer.

(b)	Fiduciary Accounts. In the event Customer for any reason requests Vendor to establish, and Vendor agrees to and does establish, a fiduciary deposit bank account for Customer, Vendor shall withdraw funds from such account only for the following purposes: (1) remittance to Customer of funds to which Customer is entitled; (2) deposit in an account maintained in the name of Customer; (3) transfer to and deposit in a claims paying account with claims to be paid as required under Applicable Law and Section 2.3.3 of this SOW; or (4) remittance of return premiums to the persons entitled to the funds.

2.4.3	Disbursement Accounts. As applicable:

(a)	Establishment. Customer shall establish and maintain, as determined in consultation with Vendor, one or more bank accounts with such bank(s) upon which the Parties shall agree from which Vendor shall be authorized to, and shall (insofar as such accounts are funded by Customer), make disbursements and withdrawals, according to such written account guidelines as shall be reasonably agreed by Vendor, and Customer in connection with transfer of the administration of the Contracts to Vendor for purposes of performing the Services, including paying claims as directed by Customer pursuant to written instructions furnished by Customer or as Customer may otherwise direct, and to return premium overpayments for and on behalf of Customer (the “Account Guidelines”) and otherwise as Customer may instruct in writing.

(b)	Funding. Vendor shall from time to time instruct Customer regarding the funding of such disbursement accounts as necessary to ensure that sufficient funds are in the appropriate accounts to pay claims and other disbursements in respect of the Contracts. Customer shall fund such accounts as reasonably instructed by Vendor. Such instructions shall be furnished by Vendor, and such funding shall be effected by Customer, according to such procedures, including advance notice requirements, as Vendor, and Customer shall reasonably agree in connection with transfer of the administration of the Contracts to Vendor. Vendor shall not be obligated to cover on behalf of Customer any disbursement account funding shortfalls that result from Customer’s failure sufficiently to fund a disbursement account in accordance with its reasonable and timely funding instructions to Customer; provided that Customer shall, upon request, immediately reimburse, by wire, in accordance with wiring instructions furnished for such purpose, Vendor for any moneys it may elect to advance to cover a disbursement account funding shortfall, without interest if reimbursement is made the same day, or the next Business Day with interest at the Fed Funds overnight rate if payment is made thereafter. All monies held in such disbursement accounts shall be the sole property of Customer.

2.4.4	Ownership of Accounts. The access granted by Customer to Vendor to the deposit accounts and disbursement accounts is for the convenience of Customer and, said access may be withdrawn by Customer at any time in its sole discretion. Nothing herein shall be construed to afford Vendor any rights in the deposit accounts and disbursement accounts, it being expressly understood that all rights with respect to the deposit accounts and disbursement accounts are vested in Customer.

2.4.5	Form of Payments. All claims, disbursements, or payments paid by Vendor on behalf of a Customer shall be paid only on checks, drafts or wire transfers of and as authorized in accordance with the Account Guidelines.

2.4.6	Operation of Accounts. Vendor shall operate all disbursement accounts in accordance with the Account Guidelines.

2.4.7

Records of Receipts. Vendor shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the Contract number, name of Contract Holder, individual premium or other consideration, other contributions or investment amounts, and agent or other selling representative.

2.4.8	Records of Disbursements. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the person to whom the disbursement was made; (iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Vendor shall prepare a written record as to the discrepancy.

2.4.9	Monthly Accounting. Vendor shall render accounts to Customer detailing all Contract-related transactions and remit all money due to Customer under a Statement of Work to Customer at least monthly. Vendor will periodically render an accounting to Customer detailing all transactions performed by the Vendor pertaining to the business relating to a Statement of Work. Vendor shall prepare and maintain monthly financial institution account reconciliations.

2.4.10	Currency. All transactions will be paid and reported in U.S. dollars. Vendor is under no obligation to accept premium or annuity payments, fees, or charges in any currency other than U.S. dollars.

2.5.	Service Levels.

2.5.1	Adjustment of Service Levels and Redefinition of Adjustment Formulae. Schedule 3 hereto sets forth the “Service Levels” and “Service Level Credits” for the Services. The Service Levels will be subject to adjustment in accordance with the terms of Schedule 3. The Service Credits shall be Customer’s sole remedy for Vendor’s failure to attain the Performance Standards with respect only to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Vendor from its obligations to perform all Services in accordance with this Agreement and (b) shall not prejudice Customer’s rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Vendor failed to provide in accordance with this Agreement.

2.5.2	Root-Cause Analysis. Upon Vendor’s failure to provide the Services in accordance with the applicable Service Levels, Vendor will promptly: (i) perform a root-cause analysis to identify the cause of such failure; (ii) provide Customer with a report detailing the cause of, and procedure for correcting, such failure; (iii) provide to Customer the proposed procedure for correcting such failure; (iv) correct such failure in accordance with such procedure; (v) provide weekly (or more frequent, if appropriate) reports on the status of the correction efforts; and (vi) upon completion of the remedial steps, provide Customer with such confirmation. In addition, Vendor shall provide to Customer access to review Vendor’s compliance with the remedial steps or otherwise monitor Vendor’s performance as otherwise described in Section 1.5 of the Agreement.

2.5.3	Measurement and Monitoring Tools. Prior to the Commencement Date, Vendor will implement the measurement and monitoring tools and procedures required to measure and report Vendor’s performance of the Services against the applicable Service Levels. Such measurement and monitoring tools and procedures will: (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels; and (ii) be subject to audit by Customer in accordance with the terms of the Agreement.

2.5.4	Default Performance Standards. If Vendor is liable for failing to meet the “Default Performance Standards” as set forth in Schedule 3, in addition to any other remedies available to Customer, Customer may terminate this entire Agreement in whole or in part under Section [6.3] of the Agreement, provided that Customer provides notice to Vendor within one (1) year after the failure to meet the Default Performance Standards. In addition, Customer may revoke its consent(s) provided under Sections 4.3 of the Agreement with respect to a particular subcontractor (other than an Affiliate of Vendor) and with respect to any Services if the subcontractor’s involvement contributed to the Faults that make up the Default Performance Standards, by providing Vendor forty-five (45) days prior written notice.

2.6.	Error Detection and Correction.

2.6.1	If either Party discovers any error or mistake in any record, report, data, information, or output related to this Agreement, that Party will promptly inform the other Party, including, to the extent practicable, of the details of such error or mistake necessary for Vendor or Customer, as the case may be, to identify the scope of such error or mistake. The Parties will reasonably cooperate to correct such error or mistake to mitigate the harm caused.

2.6.2	To the extent Customer was the cause of such error or mistake, including errors or mistakes based on inaccurate or incomplete information provided or approved during the Transition Services, Vendor shall be entitled to reasonable compensation for its efforts relating to investigating and resolving such error or mistake as well as for correcting all related data. To the extent Vendor was the cause of such error or mistake, Vendor will not be entitled to any compensation for assisting in investigating and resolving such error or mistake.

2.6.3	From time to time, Vendor may provide reports to Customer for the express purpose of asking Customer to verify the accuracy and completeness of such reports and the supporting data. The Parties will cooperate on a reasonable basis to evaluate such reports. If, after a reasonable period of time, Customer does not object to the information contained in such reports, the reports shall be deemed accurate and Vendor may rely on the information contained in such reports to perform the Services under this Agreement.

2.6.4

To the extent Vendor causes a Data Error (as defined below) in any record, report, data, information or output under this Agreement, Vendor shall: (a) at its expense correct the Data Error and reprocess such record, report, data, information or output, and (b) subject to Section 9.5, Section 10.1 and 10.2 of the Agreement, indemnify Customer for Indemnified Damages caused by such Data Error; provided, however, in the case of (a) or (b) that Customer notified Vendor in writing of such Data Error as soon as practicable after discovery or after having a reasonable basis to believe that a Data Error has occurred. For purposes of this Section, “Data Error” means: (A) the failure of Contract Holder Data to match in all material respects the information provided to Vendor where such failure was caused by Vendor failing to perform the Services in accordance with this Agreement; or (B) the failure of Vendor to maintain, process or generate Contract Holder Data in accordance with this Agreement, but in the case of (A) and (B) shall exclude such failures to the extent caused by: (i) Vendor complying with written instructions provided by Customer; (ii) Customer failing to meet its obligations as described under this Agreement, including failure to comply with Section 2.6.1 and 2.6.2 above; or (iii) information provided by Customer or by third parties.

2.7.	Other State TPA Requirements. The Parties acknowledge and understand that Applicable Law may provide additional rights to, and/or impose additional duties and obligations on, the Parties arising from the Applicable Law governing third party administrators (“Applicable TPA Laws”). Exhibit 1 describes those Applicable TPA Laws which require certain provisions to be in an agreement between a third party service provider and an insurance company with respect to the Services provided under this Agreement, as determined by Vendor, which provisions are not otherwise in this Agreement. Vendor shall notify Customer of any changes in Applicable TPA Laws that become effective after the Effective Date where such change in law relates to the provisions required to be in an agreement between a third party service provider and an insurance company, by providing an updated Exhibit 1, with a reasonable explanation of the basis for such changes and if any such change in Applicable TPA Laws conflicts with the provisions, or otherwise impacts the terms and conditions, of this Agreement, a detailed description of such conflicts and/or impacts shall also be provided. To the extent the Applicable TPA Laws impose obligations on Vendor which Vendor believes may conflict with Vendor’s obligations expressly stated in this Agreement, Vendor shall notify Customer’s designated authorized officer in writing of such conflicts and such changes shall be considered a change in Applicable Law as described in Section 5.4 below.

2.8.	Notice to Contract Holders. To the extent Applicable TPA Laws require Vendor to provide written notice to each Contract Holder advising them of the identity of and the applicable relationship among Vendor, the Contract Holder and Customer, Vendor shall do so. The expense of preparing and sending such notice shall be borne by Customer as a Pass-Through Expense. If, however, Customer will be sending to the Contract Holders any other communication within the time required for Vendor to send such notice, the Parties will mutually agree upon the form of notice to be sent in lieu of Vendor sending a separate notice to Contract Holders as contemplated above. If the Parties are unable to agree upon the form of notice within one-hundred and twenty (120) days after the Effective Date of the applicable Statement of Work, Vendor may send the notice contemplated above.

2.9.	Further Cooperation. Vendor will cooperate with Customer, but to the extent such cooperation requires material additional effort or resources by Vendor for which Vendor seeks additional compensation, such services or resources shall be provided in accordance with the Change Procedures.

2.10.	Data Backup. Vendor will implement and comply with (a) generally accepted industry practices for data and system backup, and (b) Customer’s backup requirements set forth in the applicable Statement of Work (and if there are any inconsistencies, Customer’s requirements will control). The foregoing policies, practices and requirements may be updated pursuant to the Change Procedures.

2.11.	Scope of Services For the Contracts, Vendor shall provide the Services described in this SOW and the Services described in Schedule 2, hereto, as more fully described in the Operating Guidelines.

2.12.	Operating Guidelines.

2.12.1	On reasonable request from Customer, Vendor will make available to Customer the Operating Guidelines used in performing the Services.

2.12.2	Vendor shall not make any material changes to the Operating Guidelines without first providing reasonable notice to Customer and the reason for such change.

2.12.3	Vendor shall be entitled to rely upon the Operating Guidelines, developed and maintained in accordance with the Agreement and this SOW, in performing the Services and shall not be responsible for any breach of, or failure to perform its obligations under, this Agreement to the extent caused by its compliance with such Operating Guidelines.

2.13.	Schedule 3 hereto states the Service Levels, Service Credits and Default Performance Standards applicable to the Services provided under this SOW.

2.14.

Service Centers. The Vendor Service Locations for the Services to be provided hereunder is / are: a) SDI and Se2, 5801 SW 6th Avenue, Topeka KS 66636, b) Se2, 200 SW 6th Avenue, Topeka KS 66603-3704, c) Keane Worldzen India, 6th Floor, Unitech Trade Center, Sector 43, Sushant Lok Phase I, Gurgaon - 122001, India.

2.15.	Special Recordkeeping Services.

2.15.1	Customer shall: (a) provide to Vendor an electronic file of Customer’s records (the “Records”) for storage; (b) provide each Record in a .tff (TIFF) file format and indexed in a mutually agreed upon format and (c) provide Vendor with the applicable retention period for each Record. The types of Records are defined in Schedule 5 hereto.

2.15.2

Upon receipt of the Records from Customer, Vendor shall store the Records, for the time period indicated by Vendor, in an electronic storage media that (a) preserves the records exclusively in a non-rewritable, non-erasable format; (b) verifies automatically the quality and accuracy of the storage media recording process; (c) serializes the original, and if applicable, duplicate units or storage media, and time-date for the required period of retention the information placed on the electronic storage media; and (d) has the capacity to readily download indexes and records preserved on such electronic storage media to an acceptable medium. In addition, upon request Vendor agrees to execute a undertaking in the form attached hereto as

Schedule 6.

3.	SDI BROKERAGE SERVICES.

3.1.	General. SDI shall, starting on the Commencement Date, perform the “Brokerage Services” as defined in Section 8 of Schedule 2 to this Statement of Work. References throughout the Agreement, including this SOW and the Exhibits hereto, to “Vendor” shall be deemed to refer to SDI with respect to only the Brokerage Services, unless the context clearly indicates otherwise. For the avoidance of doubt, nothing in this SOW shall obligate se2, Inc., to perform Brokerage Services, but se2, Inc., shall be liable to compensate Customer, subject to the limitations on liability set forth in Agreement, for any damages resulting from any failure by SDI to perform the Brokerage Services or any other failure by SDI to comply with the terms of the Agreement, including this SOW.

3.2.	Disclaimer. Notwithstanding the foregoing, SDI shall not be required to perform any service that would make it an “underwriter” or “principal underwriter” within the meaning of Section 2(a)(40) or 2(a)(29), respectively, of the Investment Company Act of 1940, as amended. In this regard, the Parties agree that SDI will perform the Brokerage Services purely as a service to Customer. The Parties further acknowledge that the Brokerage Services shall not entitle or obligate SDI to distribute the Contracts or to sell the Contracts to any dealer or the public, or to otherwise manage or control any offering or distribution of the Contracts or interest thereunder. SDI shall have no responsibility and no authority to create or review any advertisement or sales literature, including institutional sales literature, in respect of the Contracts and shall have no obligation and shall not endorse Customer or any other issuer of the Contracts. Furthermore, SDI shall have no obligation to prepare or review the registration statements for the Contracts filed with the U.S. Securities and Exchange Commission and shall not be named in any registration statement as an underwriter of the Contracts.

3.3.	Underwriters. Customer represents and warrants that each underwriter listed in the table below serves in the capacity of principal underwriter and is named as the principal underwriter in the registration statement for each of the related Contracts administered under this SOW and in connection with such role only, shall be considered a Customer Designee.

Issuer	Underwriter
Modern Woodmen of America	MWA Financial Services, Inc.

3.4.	Replacement Underwriters. Customer agrees that if at any time any such underwriter ceases to be the principal underwriter of the related Contracts, Customer shall use its best efforts to arrange for another entity to be the principal underwriter for the affected Contracts. In the event that Customer does not notify SDI in writing that another entity has become the principal underwriter coincident with such underwriter ceasing to be the principal underwriter, SDI shall not be required to perform any services that would cause it to be deemed an “underwriter” or “principal underwriter” with respect to the affected Contracts. Without limiting any other remedies that SDI may have, in the event that another entity does not become the principal underwriter coincident with such underwriter ceasing to be the principal underwriter for the affected Contracts, SDI may, at its option, cease performing the Brokerage Services for the affected Contracts.

4.	CHARGES AND INVOICING:

4.1.	Invoicing. On or before on the fifth (5th) day of each calendar month for so long as any Services are provided, Vendor will deliver to Customer the monthly invoice for: (i) the Contract administration fees for the Services to be performed in that calendar month as set forth in Schedule 4 hereto; (ii) any Pass-Through Expenses for the previous calendar month(s); (iii) any time and material fees as set forth in Schedule 4, thereto for the prior month(s); (iv) and for any other fees due to Vendor under the Agreement.

4.2.	Number of Contracts. For purposes of determining fees which are a function of the number of Contracts, the number and status of such Contracts shall be as reported by the Vendor Software, as of the last day of the preceding calendar month (or portion thereof, as applicable) for which such invoice was prepared.

4.3.

Due Dates. All charges set forth on each monthly invoice are due and payable to Vendor on the fifteenth (15th) calendar day of the month in which the invoice is received or if such day is not a Business Day, then the first Business Day after the fifteenth (15th) calendar day of the month following Customer’s receipt of that Monthly Invoice.

4.4.	Supporting Detail. With each such invoice, Vendor shall provide reasonable supporting documentation.

5.	CUSTOMER RESPONSIBILITIES:

5.1.	Operating Guidelines; Changes.

5.1.1.	As part of the Transition Services, Customer and, with assistance as directed by Customer, Vendor shall prepare the first version of the Operating Guidelines. All changes to the Operating Guidelines shall be made in accordance with the Change Procedures. Each of the Parties agrees to comply with the Operating Guidelines approved in writing as the same may be updated in writing during the Term of the applicable Statement of Work.

5.1.2.	Subject to compliance with the Change Procedures, the Parties will implement such additional policies, procedures, and updates to the Operating Guidelines that: (i) are mandated by law, rule, regulation, or changes thereto for Vendor properly and legally to perform the Services; (ii) relate to additional interpretations or directions provided by Customer in writing; or (iii) so long as they are lawful and would not impose incremental cost on Customer, are requested by Vendor to enable Vendor to more efficiently perform the Services.

5.1.3.

Vendor shall comply with and, in accordance with the Change Procedures, incorporate promptly into the Operating Guidelines such interpretations and directions provided by Customer in writing. Vendor shall provide Customer a reasonable opportunity to review such revised Operating Guidelines. If Customer does not approve such revisions to the Operating Guidelines in writing by the time reasonably set by Vendor, such revisions shall be deemed rejected by Customer, in which case the then-current version of the Operating Guidelines shall govern until and unless revisions to the Operating Guidelines are approved by Customer in writing. Vendor shall consult with Customer to determine the most efficient means to implement such interpretations and directions into the Operating Guidelines.

5.1.4.	In performing the Services, Vendor shall be entitled to rely upon such documented Operating Guidelines approved by Customer.

5.2.	Customer Modifications.

5.2.1.	Customer may modify its facilities, equipment, software, or other resources accessed which are used by Vendor in connection with performing the Services. Customer shall use reasonable efforts to consult with Vendor in advance about any such modifications that may impact Vendor’s performance hereunder. Vendor shall use reasonable efforts to identify promptly the impact on the Services of Customer’s proposed modifications.

5.2.2.	To the extent Vendor would be required to incur any additional time or resources as a result of modifications proposed by Customer as described above, Vendor shall, via the Change Procedures, inform Customer of the estimated costs in connection with such modifications as soon as reasonably practicable in advance of the implementation of such modifications. If Customer implements such proposed modifications, Customer shall reimburse Vendor for the reasonable costs identified in writing by Vendor or as may otherwise be agreed via the Change Procedures.

5.2.3.	To the extent Customer modifies such facilities, equipment, software, or other resources accessed and used by Vendor in connection with performing the Services and does not inform Vendor in writing in advance as stated above, Customer shall pay Vendor on a time and materials basis at the rates set forth in the applicable Statement of Work for the reasonable costs incurred by Vendor modifying its software or other resources to the extent reasonably necessary to conform to Customer’s modifications and Vendor shall be excused from performing in accordance with this Agreement to the extent caused by Customer’s changes.

5.3.	Compliance with Applicable Law.

5.3.1.	In connection with performing the Services, Vendor shall comply with all Applicable Law. Vendor shall not be responsible for any violation of, or failure to comply with, such Applicable Law if Vendor’s acts or omissions result from relying on information provided by Customer or a Customer Designee and Vendor’s acts or omissions are in conformance with instructions received from Customer or Customer Designee. If Vendor has any specific requests for legal and regulatory information from Customer, such requests shall be submitted to Customer via a designated representative of Customer and Customer will respond within a commercially reasonable time.

5.3.2.	The Parties acknowledge and agree that this Section is not intended to create an attorney-client relationship between the Parties.

5.4.	Interpretations of and Changes to Applicable Law.

5.4.1.	Vendor shall use commercially reasonable efforts to monitor Applicable Law relating to the Services and changes to such laws. Vendor shall inform Customer of any changes in Applicable Law which may relate to the Services promptly after Vendor identifies such changes.

5.4.2.	Customer shall be ultimately responsible for identifying, interpreting and complying with the requirements of Applicable Law that apply to the Services (other than Applicable TPA Laws), including those activities performed for Customer by Vendor and shall provide appropriate written direction to Vendor with respect to Vendor’s compliance with such requirements as Customer in its sole discretion deems appropriate. written interpretations of such Applicable Law as requested by Vendor or as determined to be appropriate by Customer. Vendor shall comply with any such direction and interpretation provided by Customer in writing to Vendor.

5.4.3.	Vendor and Customer shall work together, via the Change Procedures, to identify the impact of changes in Applicable Law on how Customer receives, and Vendor provides, the Services to determine the most efficient means to implement such changes into the Operating Guidelines and other procedures used by Vendor.

5.4.4.	Vendor shall perform the Services regardless of changes in Applicable Law. If such changes prevent Vendor from performing its obligations under this Agreement, Vendor shall develop and, upon Customer’s written approval, implement suitable alternative arrangements that will enable Vendor to perform its obligations under this Agreement.

5.4.5.	Vendor shall implement Normal Changes into Vendor’s procedures and into the Operating Guidelines for no additional charges.

5.4.6.	Vendor shall implement Extraordinary Changes into Vendor’s procedures and into the Operating Guidelines at the then applicable time and materials rates based upon a reasonable allocation of costs to incorporate such changes into Vendor’s policies, processes, workflows, procedures and into the Operating Guidelines, as the parties shall negotiate expeditiously and in good faith. In negotiating such allocation of expenses, the following factors are to be considered: (i) the relative benefit each party receives from incorporating such changes; (ii) the marginal costs Vendor would incur to make such changes taking into account amounts received and to be received from other users, customers or licensees; (iii) the re-usability or leveragability of such changes by each party; and (iv) the amount each party would be required to incur in the absence of this Agreement, to make such changes and incorporate such changes into its policies, processes, workflows, procedures and other systems.

5.4.7.

As used in this Section, the following defined terms shall apply: A “Normal Change” is a change in the Applicable Law as described in writing by Customer governing Services which: (i) when combined with other Normal Changes during a given calendar year, require not more than one-hundred and twenty (120) person hours to implement into the workflows, procedures and Operating Guidelines or into the Services; (ii) applies equally to Vendor’s

Affiliates or other customers; or (iii) is a change to the Applicable TPA Laws. An “Extraordinary Change” is a change in the Applicable Law as described in writing by Customer governing Services which: (i) when combined with other Normal Changes during a given calendar year, require more than one-hundred and twenty (120) person hours to implement into the workflows, procedures and Operating Guidelines or into the Services; (ii) requires Vendor to devote additional personnel on a permanent basis to perform the Services following such a change; (iii) is specific to the Services to be provided under this Agreement; or (iv) is not a Normal Change.

5.5.	Cooperation. Customer shall, in addition, cooperate and cause its personnel to cooperate with Vendor as reasonably necessary or requested by Vendor in order to enable Vendor to perform the Services as and when contemplated herein, including by provision of reasonable remote or onsite access to Customer’s facilities, personnel, hardware, and/or software.

5.6.	Policies and Procedures; Changes. Customer agrees to implement any policies, procedures, and updates that (a) are mandated by law, rule, regulation, or changes thereto for Vendor properly and legally to perform the Services; or (b) so long as they are lawful and would not impose excessive cost on Customer relative to the benefits to be realized under this Agreement and all affected Statement of Work, are requested by Vendor to enable Vendor to more efficiently perform the Services. Such policies and procedures or changes shall be implemented by Customer within sixty (60) days after Vendor’s request, or such longer period as shall be reasonable under the circumstances. If Customer objects to any policies, procedures, or updates as requested by Vendor, or believes it needs more than sixty (60) days to implement such policies and procedures or changes, Customer shall, promptly after receiving Vendor’s request, so inform Vendor and the Parties shall work promptly and in good faith to resolve Customer’s objections taking into consideration the bases for Vendor’s request and Customer’s objections, the costs and benefits of adherence or non-adherence to the request, and potential alternatives.

5.7.	Benefits, Premiums and Underwriting Criteria; Underwriting and Claims Payment Procedures; Reinsurance. Customer acknowledges and agrees that it is solely responsible for determining the benefits, premium rates, underwriting criteria, and underwriting and claims payment procedures that apply to the Contracts. Customer further acknowledges that it is solely responsible for securing reinsurance and for the competent administration of its benefit programs.

5.8.	Additional Information. Customer shall, from time to time, provide Vendor with current forms of the Contracts, prospectuses, applications, and other documents and information relating to the Contracts, including the names and jurisdictions of license and/or registration of all insurance agents and representatives and broker-dealers authorized to sell or solicit the Contracts, and such other additional information as Vendor may reasonably request in connection with the provision of the Services. Such documents and information shall be deemed to be Customer Information or Customer Confidential Information as applicable.

6.	TERM:

The term of this Statement of Work shall commence on the effective date set forth above and shall continue until the fifth anniversary of the Effective Date of the Agreement, unless terminated as provided in the Agreement or this SOW.

7.	VARIANCES.

7.1.	Correction. In the event of a discrepancy or other error arising in the execution or recording of an investment transaction during the Term, including a portfolio allocation or reallocation transaction (a “Variance”), Vendor shall, promptly upon learning of the Variance, reconcile the Variance by crediting or debiting the applicable Contract Holder’s account such that the Contract Holder shall not have lost or gained any amounts as a result of the Variance.

7.2.	Reporting. Promptly after the end of each calendar month, Vendor shall furnish Customer a detailed, itemized report listing (a) Variances caused by Vendor’s errors (each, a “Type A Variance”) and (b) Variances that are not caused by Vendor’s errors (each, a “Type B Variance”); provided that Vendor shall promptly inform Customer of any Variance from any discrepancy or other error that results in a net gain or net loss in excess of fifteen thousand dollars ($15,000), whether a Type A Variance or a Type B Variance.

7.3.	Annual Settle-Up. If, as of the last day of each calendar year during the Term of this Agreement, there is a Net Loss, as defined below, for that calendar year, Vendor shall pay the amount of that Net Loss to Customer. Provided, however, the amount Vendor is obligated to pay Customer for a given calendar year shall be reduced by the amount of Net Gains, as defined below, from prior calendar years during the Term of this Agreement to the extent such Net Gains were not credited against Net Losses from prior periods. Such payment will be due and payable on the immediately following February 1.

7.4.	“Net Loss” means the amount by which the losses from Type A Variances were greater than the gains from the Type A Variances that occurred during that prior calendar year, when reduced by the amount of net gains, if any, from Type B Variances in excess of the losses from Type B variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference shall not increase the Net Loss.

7.5.	“Net Gain” means the amount by which the gains from the Type A Variances were greater than the losses from the Type A Variances that occurred during that prior calendar year, when combined with the net gain or loss, as the case may be, between the gains from Type B Variances and losses from Type B Variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference shall reduce the Net Gain.

7.6.	A Type A Variance shall be deemed to have occurred on the date the transaction occurs (or should have occurred) that results in the discrepancy or other error.

7.7.	Vendor shall, as reasonably requested by Customer, assist Customer to recover Type B

Variances that are the fault of a mutual fund unaffiliated with Customer.

Vendor, SDI and Customer certify by the undersigned authorized representatives that they have read this Statement of Work and agree to be bound by their terms and conditions. This Statement of Work may be signed in counterpart.

se2, inc.		Modern Woodmen of America

By:	/s/ James R. Schmank	By:	/s/ W. Kenny Massey
	(Authorized Signature)		(Authorized Signature)
	(in non-black ink, please)		(in non-black ink, please)

	James R. Schmank		W. Kenny Massey
	(Printed Name)		(Printed Name)

	SVP - CFO		President and CEO
	(Title)		(Title)

	01-15-2013		1/25/2013
	(Date)		(Date)

Security Distributors, Inc.

By:	/s/ James R. Schmank
(Authorized Signature)
(in non-black ink, please)

James R. Schmank
(Printed Name)

VP
(Title)

01-15-2013
(Date)

INDEX OF SCHEDULES

Schedule	Description

1	List of Contracts

2	Summary of Services

3	Performance Standards

4	Fees and Charges

5	Types of Records

6	Form of Undertaking

Exhibit 1	TPA Mandatory Terms

Exhibit 2	Customer Software

Schedule 1

To Business Process Outsourcing Services SOW

List of Contracts

MWA	Modern Woodmen Variable Annuity	457

Schedule 2

To Business Process Outsourcing Services SOW

Summary of Services

Described below is a summary of the scope of Services to be performed under this SOW, as such Services are more fully described in the Operating Guidelines.

1.	Notices, Proxies, Statements, Confirmations, and Other Mailings to Customers.

Vendor shall coordinate the mailing of statements, and confirmations to contract owner, insureds, claimants, and annuitants as required by the Contracts and Applicable Law and in accordance with the standard industry practices.

2.	Training.

Vendor shall train a trainer at Customer’s office.

3.	Contract owner Services.

Processing any required or permitted changes, as and when communicated to Vendor by Customer, in non-guaranteed elements (e.g. costs of insurance and crediting rates on the Contracts) and satisfying all related notice requirements in connection with such required or permitted changes;

4.	Taxes.

Vendor shall prepare, mail and retain copies of all Tax reporting related to the policies required by Applicable Law, including, without limitation, 1099-R, and 5498 for contract owner and beneficiaries as required, and distribute the same to contract owners and beneficiaries and appropriate authorities.

5.	File Transfer Services.

(a)	After the end of each applicable frequency (see Exhibit A to Exhibit 5 to the Master Agreement for full list with frequency and delivery times), Vendor shall furnish Customer with the following factual information in the format agreed to by both Customer and Vendor. Vendor will generate a control report and identify a contact to help resolve any transmission or balancing issues:

(i)	general ledger summary file;

(ii)	settlement report;

(iii)	non-ledger transaction;

(iv)	pending claim information;

(v)	seriatim valuation contract file as needed to calculate actuarial reserves;

(vi)	contract file information, as needed, to support reinsurance reporting;

(vii)	guaranteed fund filings; and

(viii)	assistance with information required under an agreed upon format.

(ix)	Data warehouse files, to support Customer’s web site and commission payments

Policy

Transaction

Daily Values

Fees

Special Programs

Name

Address

Roles

VPA Fund

VPA Sub Account

Monthly Values

(b)	Daily, Customer shall furnish Vendor with the following files in the format agreed to by both Customer and Vendor. Customer will identify a contact to help resolve any transmission issues:

(i)	New Business File

(ii)	Premium File

(iii)	Address Change File

(iv)	Agent Delta File

6.	Compliance Services. Vendor shall provide Customer with the following compliance Services:

(a)	provide information to Customer related to the Contracts as reasonably necessary for Customer to prepare filings with the SEC and FINRA (including, without limitation, compilation of information, if any, related to the Contracts that would be reflected in any post-effective amendment to a registration statement for a Contract, Form 24F-2, or Form N-SAR, quarterly FOCUS II/IIA reports, or annual FOCUS schedule I);

(b)	cooperate with, and make its personnel available to assist, Customer in the event a complaint shall involve performance of the Brokerage Services;

(c)	Annually, at an agreed time, Vendor shall have a SAS 70 report prepared for Customer by an external audit firm

7.	Financial Accounting and Reporting Support Services.

(a)

Accounting and Reporting Services. Vendor shall perform, with respect to the Contracts, all accounting and reporting of direct and ceded premiums and claims (and other policyholder disbursements, policy loans, commissions, premium tax payments and accruals). Such services shall include all accounting and reporting necessary to provide Customer with all required data needed for statutory (“SAP”) and generally accepted accounting principles (“GAAP”) financial statements and filings and state and federal income and premium tax reporting and filings. With respect to premium taxes, Vendor’s reporting shall be broken out on a state-by-state basis and shall also be broken out between Life Insurance Contracts.

(i)	After the end of each month, Vendor shall furnish Customer with the following factual information in the format agreed to by both Customer and Vendor. Vendor will generate a control report and identify a policy to help resolve any transmission or balancing issues:

(a)	general ledger summary file;

(b)	settlement report;

(c)	non-ledger transaction;

(d)	pending claim information;

(e)	seriatim valuation policy file as needed to calculate actuarial reserves;

(f)	policy file information, as needed, to support reinsurance reporting;

(g)	premium tax and guaranteed fund filings; and

(h)	assistance with information required under an agreed upon format.

(ii)	Quarterly, Vendor shall, in addition to the normal monthly reporting, furnish Customer with a Schedule D related to the Separate Account business, including Unit Value Assets information — within ten (10) Business Days following the last day of the applicable quarter.

(iii)	Annually, Vendor shall in addition to the normal monthly and quarterly reporting furnish Customer with the following information necessary to complete the Annual Statement and state required quarterly and supplemental filings, including the following within fifteen (15) Business Days following the last day of the applicable reporting period:

(a)	The Blue Book Exhibit of Life Insurance and Exhibit of Numbers ;

(b)	Exhibit of Number of Contracts, Contracts, Certificates, Income Payable and Account Values In Force for Supplementary Contracts, Annuities, Accident & Health and Other Contracts;

(c)	Municipal Tax Detail (Town and County detail for states requiring municipal taxes); and

(d)	Applicable note information.

(b)	Taxes.

(i)

Corrective Processing; in the event of correction of transactions that occurred prior to the Service Commencement Date that affect tax activity, Customer shall determine whether an adjustment should be made to participant tax reporting information. Only corrections for those transactions that do not involve an adjustment to federal income tax (“FIT”) and/or state income tax (“SIT”) amounts will be made. Vendor, as a course of normal business, will work with Customer to adjust the FIT and SIT that was reported prior to the Service Commencement Date.

(ii)	Vendor shall prepare, mail and retain copies of all Tax reporting related to the policies required by Applicable Law, including, without limitation, 1099-R, and 5498 for policyholders and beneficiaries as required, and distribute the same to policyholders and beneficiaries and appropriate authorities.

8.	Brokerage Services. “Brokerage Services” means the following services to be provided by SDI:

(a)	Vendor shall calculate and assess (on a daily basis) the mortality and expense risk charges and administrative charges, and (on a monthly basis) cost of insurance, in accordance with the provisions of the Contracts, and, insofar as not inconsistent with the terms thereof, the prospectus and the statement of additional information disclosure.

(b)	Vendor shall obtain (on a daily basis) the net asset value (“NAV”) of each fund that serves as an investment option for the Contracts and, provided the underlying fund timely furnishes its NAV, compute the accumulation unit value of each subaccount of the separate accounts of the variable Contracts in accordance with the provisions of the variable Contracts, the prospectus and the statement of additional information disclosure on any day when such calculation is required by the Investment Company Act of 1940.

(c)	Aggregating and netting customer orders forwarded by Vendor to SDI for the purchase and sale of shares of the mutual funds which serve as the underlying investment of the variable Contracts (each a “Fund”);

(d)	As determined by Customer, submitting net orders to (a) Customer or (b) the Funds, or their respective agents; provided Customer has arranged for the Funds to accept such orders from SDI on behalf of Customer;

(e)	As determined by Customer, (a) instructing Customer on funding of disbursement accounts as necessary to make trade settlement payments and effecting such payments from such Customer disbursement accounts or (b) forwarding wire transfer instructions to Customer in order to settle Fund trades; and

(f)	Assisting Vendor in the daily reconciliation of Customer and Contract owner records to the overall positions with the Funds.

(g)	Vendor shall calculate for Customer, in the manner required by SEC regulations, as instructed or agreed by Customer, the performance returns for the Contracts on a monthly, quarterly, and annual basis as required by SEC regulations.

Schedule 3

To Business Process Outsourcing Services SOW

Service Levels

See Exhibit 5 to Master Agreement.

Schedule 4

To Business Process Outsourcing Services SOW

Fees and Charges

See Exhibit 6 to Master Agreement.

Schedule 5

To Business Process Outsourcing Services SOW

Types of Records

Records related to the day-to-day servicing of variable annuity product which include:

Variable annuity application and packet

Non-financial service requests

Financial service requests

Correspondence relating to specific certificate(s)

Copies of financial and non-financial daily confirmations

Copies of quarterly Statements of Account

Copies of customer tax forms produced by Vendor

Schedule 6

To Business Process Outsourcing Services SOW

Form of Undertaking

[date]

MWA Financial Services, Inc.

1701 1st Avenue

Rock Island, IL 61201

Re:	Undertaking pursuant to Rule 17a-4(f(3)(vii)

Dear Sir or Madam:

The undersigned hereby undertakes to furnish promptly to the U.S. Securities and Exchange Commission (“Commission”), its designees or representatives, any self-regulatory organization of which it is a member, or any State securities regulator having jurisdiction over the member, broker or dealer, upon reasonable request, such information as is deemed necessary by the staffs of the Commission, any self-regulatory organization of which it is a member, or any State securities regulator having jurisdiction over the member, broker or dealer to download Information kept on the brokers or dealers electronic storage media to any medium acceptable under Rule 17a-4.

Furthermore, the undersigned hereby undertakes to take reasonable steps to provide access to information contained on the broker’s or dealer’s electronic storage media, including, as appropriate, arrangements for the downloading of any record required to be maintained and preserved by the broker or dealer pursuant to Rules 17a-3 and 17a-4 under the Securities and Exchange Act of 1934 in a format acceptable to the staffs of the Commission, any self-regulatory organization of which it is a member, or any State securities regulator having jurisdiction over the member, broker or dealer. Such arrangements will provide specifically that in the event of a failure on the part of a broker or dealer to download the record into a readable format and after reasonable notice to the broker or dealer, upon being provided with the appropriate electronic storage medium, the undersigned will undertake to do so, as the staffs of the Commission, any self-regulatory organization of which it is a member, or any State securities regulator having jurisdiction over the member broker or dealer may request.

Sincerely,

se2, inc.

By:	Name:
Title:

EXHIBIT 1

To Business Process Outsourcing Services SOW

APPLICABLE TPA LAWS

This Exhibit 1 shall apply only if, to the extent, and for so long as Administrator or its successor is subject to state insurance laws applicable to third party administrators.

DEFINITIONS

In addition to those terms defined in the Master Services Agreement (“Agreement”) of which this Exhibit 1 is a part and those terms defined in the Agreement, as used in this Exhibit 1:

“Administrator” refers to se2, inc. and shall apply only if, to the extent, and for so long as such entity or its successor is subject to state insurance laws applicable to third party administrators.

“Customer” refers to the insurance company for whom Administrator will perform TPA Services.

“Operating Guidelines” refers to the detailed description of how Customer’s business is to be administered by Administrator in accordance with the Agreement, as that detailed description is to be confirmed in writing by Customer as complying with applicable laws.

GENERAL

Continuing Customer Responsibilities

1.	Continuing Insurer Responsibilities. Customer shall be responsible for determining the benefits, premium rates, underwriting criteria and claims payment procedures applicable to the coverage and for securing reinsurance, if any. As to the administration of coverage insured by Customer, Customer, and not Administrator, shall be responsible for determining the benefits, rates, underwriting criteria, and claims payment procedures applicable to such coverage and for securing reinsurance, if any. As applicable for the services provided by Administrator, the rules pertaining to these matters shall be provided, in writing, by Customer to Administrator. The responsibilities of Administrator as to any of these matters shall be set forward in the Operating Guidelines. Required in whole or in part by: Fla. Stat. ch. 626.8817; Ga. Admin. Code §129-2-49-.12(2); La. Rev. Stat. Ann. 22§3036; Miss. Code Ann. §83-18-13; Mo. Rev. Stat. §376.1084; Neb. Rev. Stat. §44-5807; N.H. Rev. Stat. Ann. §402-H:6; N.H.A.D.C. Ins. 2301.15; 13 N.M.A.C.4.5.22; N.C. Gen. Stat. §58-56-26; Or. Rev. Stat. §744.740; S.D. Codified Laws Ann. §58-29D-13.

2.

Continuing Insurer Responsibilities. The Operating Guidelines shall make provision with respect to the underwriting or other standards pertaining to the business underwritten by Customer, as well as with respect to the other functions Administrator is to perform, including for which lines, classes, and types of coverage Administrator shall perform such functions. Required by Ariz. Rev. Stat. Ann. §20-485.05; Cal. Ins. Code §1759.5; Fla. Stat. ch. 626.882(2)(b); Ga. Comp. R. & Regs. r. 120-2-49-.12; Idaho Code §41-906: Ind. Code §27-1-25-2; Iowa Code §510.16; Kan. Stat. Ann. §40-3803; La. Rev. Stat. Ann. 22 §3032; Miss. Code Ann. §83-18-5; Mo. Rev. Stat. §376.1077; Mont. Code Ann. §33.17-602; Neb. Rev. Stat. §44-5803; Nev. Rev. Stat. §683A.0867; N.H. Rev.

Stat. Ann. §402-H:2; N.M. Rev. Stat. Ann. §59A-12A-8; N.C. Gen. Stat. §58-56-6; N.D. Cent. Code §26.1-27-06; Okla. Stat. tit. 36 §1444; Or. Rev. Stat. §744.720(3)(b); S.C. Code Ann. §38-51-80; S.D. Codified Laws Ann. §58-29D-5; Tenn. Code Ann. §56-6-402(c); Tex. Ins. Code Ann. Art 21.07-6 §16; Utah Code Ann. §31A-25-303; Wyoming Insurance Regulations, Chapter IV, §8

3.	Continuing Insurer Responsibilities.

3.1.	It is the sole responsibility of Customer to provide for competent administration of its programs.

3.2.	In cases where Administrator administers benefits for more than one hundred (100) certificate holders on behalf of Customer, Customer shall, at least semiannually, conduct a review of the operations of Administrator. At least one such review shall be an on-site audit of the operations of the Administrator.

Required by Ga. Admin. Code §129-2-49-.12(2); Kan. Stat. Ann. §40-3803; La. Rev. Stat. Ann. 22§3036; Miss. Code Ann. §83-18-13; Mo. Rev. Stat. §376.1084; Neb. Rev. Stat. §44-5807; N.H. Rev. Stat. Ann. §402-H:6; N.H.A.D.C. Ins. 2301.15; 13 N.M.A.C.4.5.22; N.C. Gen. Stat. §58-56-26; Or. Rev. Stat. §744.740; S.D. Codified Laws Ann. §58-29D-13.

Approval of Materials

4.	Advertising and Other Materials Sent to Policyholders.

4.1.	Administrator may use only those advertising materials pertaining to the policies underwritten by Customer as have been approved in writing by Customer in advance of their use.

4.2.	Any policies, certificates, booklets, termination notices, or other written communications delivered by Customer to Administrator for delivery to policyholders shall be delivered by Administrator promptly after receipt of instructions from Customer to deliver them.

Receipts, Payments, Accounts and Compensation

5.	Effect of Administrator’s Receipt of Payments. The payment to Administrator of any premiums or charges for insurance or annuity contributions or investments by or on behalf of a policyholder shall be deemed to have been received by a Customer Designee with respect to such policyholder, and the payment of return premium, other consideration, claims or other contract payments or other amounts by Customer to Administrator shall not be deemed payment to the policyholder or claimant until such payments are received by such policyholder or claimant.

6.

Premium Collection and Payment of Claims. All insurance charges or premiums collected by Administrator on behalf of or for Customer, and the return of premiums received from Customer, shall be held by Administrator in a fiduciary capacity. In the event Customer for any reason requests Administrator to establish, and Administrator agrees to and does establish, a fiduciary deposit bank account for Customer on behalf of a Customer, such account shall be exclusive to Customer. Administrator shall withdraw funds from such account only for the purposes stated below. If charges or premiums so deposited have been collected on behalf of or for more than one (1) insurer, Administrator shall maintain records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer. Administrator shall keep copies of all such records and, upon request of an insurer, shall furnish such insurer with copies of such records pertaining to deposits and withdrawals on behalf of or for such insurer. Administrator shall not pay any claim by withdrawals from such account. Administrator shall withdraw funds from such account only for the following purposes: (1) remittance to Customer of funds to which Customer is entitled; (2) deposit in an account maintained in the name of Customer on behalf of a Customer Designee; (3) transfer to and deposit in a claims paying account with claims to be paid as required or permitted under Applicable Law and Agreement; (4) payment to a group policyholder for remittance to the insurer entitled to the funds; or (5) remittance of return premiums to the persons entitled to the funds.

7.	Form of Payments. All claims, disbursements, or payments paid by Administrator on behalf of a Customer shall be paid only on checks, drafts or, if permitted by law, wire transfers of and as authorized by Customer, including as specified in the Operating Guidelines approved by Customer.

8.	Contingent Fees. Administrator’s compensation hereunder shall not be contingent upon savings obtained in the adjustment, settlement and payment of losses covered by the insurer’s obligations. The foregoing shall not preclude compensation based on premiums or charges collected or the number of claims paid or processed. Required by Alaska Stat. §21.27.650(a)(5)(K); Ariz. Rev. Stat. Ann. §20-485.09; Cal. Ins. Code §1759.8; Fla. Stat. ch. 626.888; Ga. Comp. R. & Regs. r. 120-2-49-.10; Idaho Code §41-910: Iowa Code §510.19; Kan. Stat. Ann. §40-3808; Ky. Rev. Stat. Ann. §304.9-376; La. Rev. Stat. Ann. 22 §3038; Maine Rev. Stat. Ann. tit. 24-A §1906; Miss. Code Ann. §83-18-17; Mo. Rev. Stat. §376.1087; Mont. Code Ann. §33.17-617; Neb. Rev. Stat. §44-5809; Nev. Rev. Stat. §683A.0883; N.H. Rev. Stat. Ann. §402-H:8; N.M. Rev. Stat. Ann. §59A-12A-11; N.C. Gen. Stat. §58-56-36; N.D. Cent. Code §26.1-27-11; Okla. Stat. tit. 36 §1447; Or. Rev. Stat. §744.732; S.C. Code Ann. §38-51-110; Tenn. Code Ann. §56-6-408; Utah Code Ann. §31A-25-401; W. Va. Code §33-46-9; Wyoming Insurance Regulations, Chapter IV, §11.

Books, Records and Reporting

9.	Cooperation with Regulatory Authorities. Whenever reasonably required by a governmental authority, Administrator’s officers shall be made available to the governmental authority to provide information concerning Administrator’s affairs.

10.	Additional Audit Requirements. To the extent required by Applicable Law, if Administrator provides administrative services on behalf of Customer with respect to more than one hundred (100) covered individuals who are resident in a state that so requires, then Customer shall review the operations of Administrator not less than semi-annually. At least one such review shall be conducted onsite annually.

11.

Records of Receipts. Administrator shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the policy number, name of policyholder, individual premium or other consideration, other contributions or investment amounts, and agent or other selling representative.

12.	Records of Disbursements. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (1) the check number; (2) the date of disbursement; (3) the Person to whom the disbursement was made; (4) the amount disbursed; and (5) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Administrator shall prepare a written record as to the discrepancy.

13.	Monthly Accounting. Administrator shall render accounts to Customer detailing all policy-related transactions and remit all money due to Customer under the Agreement at least monthly. Administrator will periodically render an accounting to Customer detailing all transactions performed by Administrator pertaining to the business relating to the Agreement. Administrator shall prepare and maintain monthly financial institution account reconciliations as part of the policyholder accounting books and records.

14.	Recordkeeping requirements. Required in whole or in part by: Ariz. Rev. Stat. Ann. §20-485.03; Cal. Ins. Code §1759.3(a); Fla. Stat. ch. 626.884(1); Ga. Comp. R. & Regs. r. 120-2-49-.05; Idaho Code §41-904(1)(requiring retention for 6 years): Ind. Code §27-1-25-4(a); Iowa Code §510.14; Kan. Stat. Ann. §40-3805; Ky. Rev. Stat. Ann. §304.9-373; La. Rev. Stat. Ann. 22 §3034; Maine Rev. Ann. tit. 24-A, §1906 (requiring retention for 7 years); Md. Code Ann. [Ins.] §687(requiring retention for 3 years); Miss. Code Ann. §83-18-9; Mo. Rev. Stat. §376.1082; Neb. Rev. Stat. §44-5805; Nev. Rev. Stat. §683A.0873; N.H. Rev. Stat. Ann. §402-H:4; N.M. Stat. Ann. §59A-12A-6; N.C. Gen. Stat. §58-56-16; N.D. Cent. Code §26.1-27-12; Or. Rev. Stat. §744.724(1); S.C. Code Ann. §38-51-60; S.D. Codified Laws Ann. §58-29D-8 Tenn. Code Ann. §56-6-404; Tex. Ins. Code Ann. Art 21.07-6 §14; Utah Code Ann. §31A-25-302; Wyoming Insurance Regulations, Chapter IV, §6 (requiring retention for 3 years).

14.1.	Administrator shall maintain at its principal administrative office, for the duration of the Agreement and five (5) years thereafter, adequate books and records of all transactions between Administrator, Customer and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping. The commissioner shall have access to such books and records for the purpose of examination, audit and inspection.

14.2.	Any trade secrets contained therein, including, but not limited to, the identity and addresses of policyholders and certificate holders, shall be confidential, except the commissioner may use such information in any proceedings instituted against Administrator.

14.3.	Customer shall retain the right to continuing access to such books and records of Administrator sufficient to permit Customer to fulfill all of its contractual obligations to insured persons, subject to any restrictions in the Agreement between Customer and Administrator concerning the proprietary rights of the parties in such books and records.

14.4.	Administrator may transfer the books and records of transactions between Administrator and Customer with which Administrator has entered into a written agreement to a new administrator if: (A) the agreement between Administrator and Customer is canceled; and (B) a written agreement for a transfer of the books and records is made between Administrator and Customer. If the books and records are transferred to a new administrator, the new administrator shall acknowledge in writing that the new administrator is responsible for retaining the books and records of the prior administrator as required under subsection 14.1 above.

Notices and Disclosures

15.	Notice to Regulatory Authorities. To the extent required by Applicable Law, Administrator shall immediately notify a governmental authority of a material change in the ownership or control of Administrator or another fact or circumstance that affects Administrator’s qualification for licensure as an insurance administrator.

16.	Notices to Policyholders.

16.1.	Administrator shall provide written notice, which must first be approved by Customer, to policyholders advising them of the relationship among Administrator, the policyholder, and Customer.

When Administrator collects funds, Administrator shall identify and state separately in writing, to Customer any charge or premium for coverage, the amount of any such charge or premium specified by a person other than Customer for such coverage and any fees or commissions paid by any person other than Customer providing reinsurance. Required by Ariz. Rev. Stat. Ann. §20-485.11; Calif. Ins. Code §1759.9; Fla. Stat. ch. 626.885(2); Ga. Comp. R. & Regs. r. 120-2-49-.15(1); Idaho Code §41-912(2): Ind. Code §27-1-25-10(b); Iowa Code §510.20; Kan. Stat. Ann. §40-3809; Ky. Rev. Stat. Ann. §304.9-377; La. Rev. Stat. Ann. 22 §3039; Miss. Code Ann. §83-18-19(2); Mo. Rev. Stat. §376.1088; Mont. Code Ann. §33-17-618; Neb. Rev. Stat. §44-5810(2); Nev. Rev. Stat. §683A.0887; N.H. Rev. Stat. Ann. §402-H:9; N.M. Stat. Ann. §59A-12A-12; N.C. Gen. Stat. §58-56-41; N.D. Cent. Code §26.1-27-07; Okla. Stat. tit. 36 §1448; Or. Rev. Stat. §744.734(2); S.D. Codified Laws Ann. §58-29D-19; Tenn. Code Ann. §56-6-409; Tex. Ins. Code Ann. Art 21.07-6 §13; Utah Code Ann. §31A-25-402; W. Va. Code §33-46-10; Wyoming Insurance Regulations, Chapter IV, §13.

Termination

17.	Termination. Customer may terminate the Agreement for cause upon written notice sent by certified mail to Administrator and may suspend the underwriting authority of Administrator during a dispute regarding the cause for termination; but Customer must fulfill all lawful obligations with respect to policies affected by the written agreement, regardless of any dispute between Customer and Administrator. Required by Alaska Stat. §21.27.650(a)(5)(A); Ind. Code §27-1-25-2; La. Rev. Stat. Ann. 22 §3032; Miss. Code Ann. §83-18-5(3); Mo. Rev. Stat. §376.1077; N.M. Regulations Chapter 59A §12A-1-VII; Or. Rev. Stat. §744.720(4); W. Va. Code §33-46-3(c)

Misc.

18.	Contract to Trustee. If a policy is issued to a trustee, a copy of the trust agreement and any amendments to the trust agreement shall be retained as part of the official records of Administrator and Customer for a period of five (5) years after termination of the trust agreement, or for such longer period as may be required by Applicable Law; provided that Administrator shall not be required to keep such trust agreement more than seven (7) years after the termination of the Agreement.

19.	Deposits and Bonds; Insurance. Administrator represents, warrants and covenants to Customer that, if required by Applicable Law, rule, or regulation to maintain a bond or deposit with a regulatory authority beyond what is described in the Agreement, Administrator has and shall maintain a bond or deposit in favor of such authority, to be held in trust for the benefit and protection of Administrator’s clients and/or the policyholders, or other customers in respect of whose policies Administrator may furnish Services and brokerage services.

STATE SPECIFIC

20.	Special Rules for Termination in Arizona. The Agreement shall include a provision that Customer shall provide thirty (30) days written notice to Administrator of the termination or cancellation of the Agreement. The Agreement shall also include a provision that Customer shall provide fifteen (15) days written notice to the director of the Department of Insurance for the State of Arizona of termination or cancellation or any other change in the Agreement. Required by Ariz. Rev. Stat. Ann. §20-485.01.

21.	Special Rules for Alaska Fiduciary Accounts. Administrator shall comply with all applicable fiduciary account statutes and regulations; a fiduciary account shall be used for all payments on behalf of the insurer; Administrator may not retain more than three (3) months estimated claims payments and allocated loss adjustment expenses. Required by Alaska Stat. §21.27.650(a)(5).

22.

Special Rules for Use of Advertising Materials in Georgia. Administrator shall maintain at its principal administrative office a complete file of all advertisements, regardless of by whom written, created or designed, which are used in the course of the Administrator’s business in this state, with a notation indicating the manner and extent of distribution and the form number of any policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five (5) years. Administrator shall file with the Commissioner on or before March 1 in each year, a certification executed by an authorized officer of Administrator wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by Administrator during the preceding calendar year compiled, or were made to comply in all respects, with the advertising regulations of this state. Required by Ga. Comp. R & Regs. R. 120-2-49-.13.

23.	Special Rules for Use of Advertising Materials in Idaho. All insurers shall have the prior approval of the Director of the Department of Insurance, State of Idaho, before approving advertising for use by Administrator. Required by Idaho Code §41-905.

24.	Premium Taxes in Idaho. To the extent provided under Applicable Law, all charges, fees or premiums collected by Administrator on behalf of or for Customer shall be used to establish a premium tax under Applicable Law.

25.	Filing Rules in Idaho. A copy of the Agreement shall be filed with the Director of the Idaho Department of Insurance and shall be subject to disclosure according to chapter 3, title 9, Idaho Code. Required by Idaho Code §41-902(2).

26.	Additional Claims Requirements Applicable to Maine Residents.

26.1.	All contributions and premiums received or collected by Administrator from residents of Maine that Administrator holds more than thirty (30) days or deposits into an account that is not under the control of Customer, must be placed in a special fiduciary account, designated as an ATF, which shall be maintained with one or more financial institutions located within Maine and subject to jurisdiction of the courts of Maine Funds belonging to two (2) or more plans may be held in the same ATF, provided Administrator’s records clearly indicate the funds belonging to each plan. Checks drawn on the ATF must indicate on the face of the checks that the checks are drawn on Administrator’s ATF. “ATF” means an administrator trust fund that is a special fiduciary account, established and maintained by an administrator under Chapter 18, Section 1909 of the Maine Insurance Code, in which contributions and premiums are deposited.

26.2.	Administrator may make the following disbursements from the ATF: (a) contributions and premiums due insurers or other persons providing life, accident and health, or workers’ compensation coverage for a plan; (b) return contributions and premiums to a plan or covered individual; (c) commissions or administrative fees due to Administrator under the Agreement; and (d) transfers into Administrator’s CASA. “CASA” means a claims administration services account that is a special fiduciary account, established and maintained by an administrator under Chapter 18, Section 1909 of the Maine Insurance Code, from which claims and claims adjustment expenses are disbursed.

26.3.	The balance in the ATF shall at all times be the amount deposited plus accrued interest, if any, less authorized disbursements. In the event that the balance is less than the amount deposited plus accrued interest, if any, less authorized disbursements, Administrator is presumed, for purposes of license revocation or suspension, to have misappropriated funds and to have acted in a financially irresponsible manner.

26.4.	Before establishing an ATF that is interest-bearing or income-producing, Administrator shall disclose the nature of the account to Customer. Administrator shall secure written consent and authorization from Customer for the investment of the money and disposition of the interest of earnings Administrator shall not make any investment that assumes a risk other than the risk that the obligor might not pay the principal when due. Administrator shall not use specialized techniques or strategies that incur additional risks to generate higher returns or to extend maturities. Such techniques include, but are not limited to, the use of financial futures or options, buying on margins and pledging of ATF balances.

26.5.	Administrator may place ATF funds in interest-beating or income-producing investments and retain the interest of income on the funds, provided Administrator obtains the prior written authorization of Customer. In addition to savings and checking accounts, Administrator may invest in the following:

(a)	Direct obligations of the United States or government agency securities with maturities of not more than one (1) year;

(b)	Certificates of deposit, with a maturity of not more than one (1) year, issued by financial institutions insured by the Federal Deposit Insurance Corporation P-1 (“FDIC”) or Federal Savings and Loan Insurance Corporation (“FSLIC”), provided any such deposit does not exceed the maximum level of insurance protection provided to certificates of deposit held by those institutions;

(c)	Repurchase agreements with financial institutions or government securities dealers recognized as primary dealers by the Federal Reserve System provided:

(i)	The value of the repurchase agreement is collateralized with assets that are allowable investments for ATF funds;

(ii)	The collateral has a market value, at the time the repurchase agreement is entered into, at least equal to the value of the repurchase agreement; and

(iii)	The repurchase agreement does not exceed thirty (30) days.

(d)	Commercial paper, provided the commercial paper is rated at least R-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Corporation; or

(e)	Money market funds, provided the money market fund invests exclusively in assets that are allowable investments pursuant to paragraphs (1) to (4) for ATF funds. Each investment transaction must be made in the name of Administrator’s ATF. Administrator shall maintain evidence of any such investments. Each investment transaction must flow through Administrator’ s ATF.

26.6.	Administrator shall hold in a fiduciary capacity all money that Administrator receives to pay claims and claim adjustment expenses. All resident and quasi-

resident licensees shall place all such money for claims and claim adjustment expenses for residents of Maine, whether received from a plan sponsor, health care service plan, health maintenance organization or insurer or from Administrator’s ATF, in a special fiduciary account in a financial institution located in Maine. The account must be designated as CASA Funds belonging to two (2) or more plans may be held in the same CASA, provided Administrator’s records clearly indicate the funds belonging to each plan. Checks drawn on the CASA must indicate on the face of the checks that the checks are drawn on Administrator’s CASA.

26.7.	No deposit may be made into a CASA and no disbursement may be made from a CASA except for claims and claim adjustment expenses. For each plan for which a CASA is required, the balance in the CASA must at all times be the amount deposited less claims and claims adjustment expenses paid. If the CASA balance is less than that amount, Administrator shall be presumed, for purposes of license revocation or suspension, to have misappropriated funds and to have acted in a financially irresponsible manner.

26.8.	Administrator shall maintain detailed books and records that reflect all transactions involving the receipt and disbursement of:

(a)	Contributions and premiums received on behalf of Customer; and

(b)	Claims and claim adjustment expenses received and paid on behalf of Customer.

26.9.	The detailed preparation, journalizing and posting of books and records required by Section 1.8 hereof must be maintained on a timely basis and all journal entries for receipts and disbursements must be supported by evidential matter that must be referenced in the journal entry so that receipts and disbursements may be traced for verification. Administrator shall prepare and maintain monthly financial institution account reconciliations of any ATF and CASA established by Administrator. Reconciliation of accounts is timely if accomplished not more than forty-five (45) days after the end of the month in which the transaction occurred. The reconciliation must include, at a minimum, the following:

(a)	The source and amount of any money received and deposited by Administrator, and the date of receipt and deposit;

(b)	The date each disbursement was made, the person to whom the disbursement was made and a written explanation of any difference between the amount disbursed and the amount billed or authorized; and

(c)	A description of the disbursement in sufficient detail to identify the source document substantiating the purpose of the disbursement.

26.10.	Failure to accurately maintain the required books and records in a timely manner is deemed to be untrustworthy, hazardous or injurious to participants in the plan or the public and financially irresponsible.

26.11.	To the extent that Administrator administers claims and provides payment or reimbursement for diagnosis or treatment of a condition or a complaint by a licensed health care practitioner, Administrator must accept the current standardized claim form for professional services approved by the Federal Government and submitted electronically. To the extent that Administrator administers claims and provides payment or reimbursement for diagnosis or treatment of a condition or a complaint by a licensed hospital, Administrator must accept the current standardized claim form for professional or facility services, as applicable, approved by the Federal Government and submitted electronically. Administrator may not be required to accept a claim submitted on a form other than the applicable form specified above and may not be required to accept a claim that is not submitted electronically, except from certain exempt health care practitioners.

27.	Nevada- Fiduciary Accounts.

27.1.	If Administrator is or is required to be licensed or registered as a third party service provider in Nevada, then, to the extent required by NRS 683A.0877, funds relating to Nevada policyholders shall be deposited in an account established and maintained by Customer on behalf of a Customer Designee with a financial institution located in Nevada. Customer and Administrator shall cooperate with one another in good faith as may reasonably be necessary to comply with such requirement, potentially including establishing a deposit account in Nevada and consenting to Administrator’s establishment of a related lockbox arrangement in Nevada.

27.2.	Money shall be remitted within 15 days to the person or persons entitled to it, or shall be deposited within 15 days in a fiduciary bank account established and maintained by the TPA within the state. The fiduciary account shall be separate from the personal or business account from Administrator. Required by Nev. Ins. Code §683A.877.

28.	Special Rule for Claims in Nevada. To the extent Administrator, and not Customer, is responsible for paying claims under the Agreement:

28.1.	Except as otherwise provided in 28.2 below, Administrator shall approve or deny a claim relating to health insurance coverage within 30 days after Administrator receives the claim for adjudication. If the claim is approved, Administrator shall pay, or notify Customer that the claim is ready to pay the claim within 30 days after it is approved. Except as otherwise provided in this section, if the approved claim is not paid within that period and to the extent Administrator is otherwise responsible under the Agreement, Administrator shall pay interest on the claim at a rate of interest equal to the prime rate at the largest bank in Nevada, as ascertained by the Commissioner of Financial Institutions, on January 1 or July 1, as the case may be, immediately preceding the date on which the payment was due, plus 6 percent. The interest must be calculated from 30 days after the date on which the claim is approved until the date on which the claim is paid.

28.2.

If Administrator requires additional information to determine whether to approve or deny the claim, Administrator shall notify the claimant of Administrator’s request for the additional information within 20 days after Administrator receives the claim. Administrator shall notify the provider of health care of all the specific reasons for the delay in approving or denying the claim. Administrator shall approve or deny the claim within 30 days after receiving the additional information. If the claim is approved, Administrator shall pay the claim within 30 days after Administrator receives the additional information. If the approved claim is not paid within that period, Administrator shall pay interest on the claim in the manner prescribed in subsection 28.1 above.

28.3.	Administrator shall not request a claimant to resubmit information that the claimant has already provided to Administrator, unless Administrator provides a legitimate reason for the request and the purpose of the request is not to delay the payment of the claim, harass the claimant or discourage the filing of claims.

28.4.	Administrator shall not pay only part of a claim that has been approved and is fully payable.

28.5.	The payment of interest provided for in this section for the late payment of an approved claim may be waived only if the payment was delayed because of an act of God or another cause beyond the control of the Administrator.

28.6.	The Commissioner may require Administrator to provide evidence which demonstrates that Administrator has substantially complied with the requirements set forth in this Section 27, including, without limitation, payment within 30 days of at least 95 percent of approved claims or at least 90 percent of the total dollar amount for approved claims.

29.	Special Rule for TN policy. The following provisions shall apply to all policies which are life and health insurance coverage or annuities issued to residents of the State of Tennessee and which are administered under the Agreement:

29.1.	56-6-403 Payments handled by administrator. The payment to Administrator of any premiums or charges for insurance by or on behalf of the insured shall be deemed to have been received by Customer, and the payment of return premiums or claims by Customer to Administrator shall not be deemed payment to the insured or claimant until such payments are received by the insured or claimant. Nothing herein shall limit any right of Customer against Administrator resulting from Administrator’s failure to make payments to the Customer, the insureds or the claimants.

29.2.	56-6-404 Recordkeeping requirements.

(a)	Administrator shall maintain at its principal administrative office, for the duration of the Agreement and five (5) years thereafter, adequate books and records of all transactions between Administrator, Customer and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping. The commissioner shall have access to such books and records for the purpose of examination, audit and inspection.

(b)	Any trade secrets contained therein, including, but not limited to, the identity and addresses of policyholders and certificate holders, shall be confidential, except the commissioner may use such information in any proceedings instituted against Administrator.

(c)	Customer shall retain the right to continuing access to such books and records of Administrator sufficient to permit Customer to fulfill all of its contractual obligations to insured persons, subject to any restrictions in the Agreement between Customer and Administrator concerning the proprietary rights of the parties in such books and records.

(d)	The commissioner shall collect the proper charges incurred in such examination in accordance with § 56-1-413.

29.3.	56-6-405 Advertising. Administrator may use only such advertising pertaining to the business insured by Customer as has been approved by Customer in advance of its use.

29.4.	56-6-406 Administrator’s duties as fiduciary. All insurance charges or premiums collected by Administrator on behalf of or for Customer, and return premiums received from Customer, shall be held by Administrator in a fiduciary capacity. Such funds shall be immediately remitted to the person or persons entitled thereto, or shall be deposited promptly in a fiduciary bank account established and maintained by Administrator. If charges or premiums so deposited have been collected on behalf of or for more than one (1) insurer, Administrator shall cause the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawal from such account on behalf of or for each insurer. Administrator shall promptly obtain and keep copies of all such records and, upon request of an insurer, shall furnish such insurer with copies of such records pertaining to deposits and withdrawals on behalf of or for such insurer. Administrator shall not pay any claim by withdrawals from such fiduciary account. Withdrawals from such account shall be made, as provided in Agreement between Administrator and Customer, for:

(a)	Remittance to an insurer entitled thereto;

(b)	Deposit in an account maintained in the name of such insurer;

(c)	Transfer to and deposit in a claims paying account, with claims to be paid as provided in § 56-6-407;

(d)	Payment to a group policyholder for remittance to the insured entitled thereto;

(e)	Payment to the administrator of its commission, fees or charges; or

(f)	Remittance of return premiums to the person or persons entitled thereto.

29.5.	56-6-407 Payment of claims. All claims paid by Administrator from funds collected on behalf of Customer shall be paid only on drafts, checks or electronic transfers of and as authorized by Customer.

29.6.	56-6-408 Administrator’s compensation not contingent on claim experience.

(a)	With respect to any policies where Administrator adjusts or settles claims, the compensation to Administrator with regard to such policies shall in no way be contingent on claim experience.

(b)	This section shall not prevent the compensation of Administrator from being based on premiums or charges collected or number of claims paid or processed.

29.7.	56-6-409 Notice to insured persons - Notice to persons purchasing coverage.

(a)	Administrator shall provide a written notice approved by Customer, to insured individuals, advising them of the identity of and relationship among Administrator, the policyholder and Customer.

(b)	Where Administrator collects funds, it must identify and state separately in writing to the person paying to Administrator any charge or premium for insurance coverage the amount of any such charge or premium specified by Customer for such insurance coverage.

30.	Special Rule for West Virginia- Retention Period for Books and Records. Administrator shall maintain and make available to Customer complete books and records of all transactions performed on behalf of Customer. The books and records shall be maintained in accordance with prudent standards of insurance recordkeeping and shall be maintained for a period of not less than ten (10) years from the date of their creation. If this Agreement terminates prior to the passage of such ten (10) year period, Administrator may satisfy the forgoing obligation by tendering such books and records to Customer or to the replacement provider of such services. Customer shall reimburse Administrator for reasonable costs incurred in retaining or tendering such records. W. Va. Code §33-46-5

31.	Special Rule for Connecticut- Notice to Policyholders. When the services of a third-party administrator are utilized for Connecticut policyholders, such third-party administrator shall issue a benefits identification card to each insured that includes disclosure of, and relationship among, the third-party administrator, the policyholder and the insurer. Connecticut Uncodified HB 6308, Sections 21 and 28 (effective October 1, 2011)

Exhibit 2

To Business Process Outsourcing Services SOW

Customer Software

None.

EXHIBIT 2

SECURITY PROCEDURES

This Exhibit specifies requirements for: Information Security, Physical Security, Backup & Contingency Planning and Audit.

1.	Definitions:

1.1.	“Systems and Networks” shall mean hardware, software (including the copies of Vendor’s proprietary technology and third party technology installed thereon) and telecommunication facilities employed by Vendor to receive, process, maintain, transmit and store data, whether or not such hardware, software and telecommunications facilities are also used to host other parties’ confidential or other information or software.

1.2.	“Attempted Attack” shall mean all of the following preliminary attacker efforts that occur for any incident: port scanning, IP address mapping and OS fingerprinting.

2.	Information Security Management

2.1.	Vendor has and shall maintain at all times during the Term a security policy that explicitly addresses and provides guidance to employees and non-employee workers to ensure the confidentiality, integrity and availability of information and systems maintained or processed by Vendor. The policies shall be approved by senior management and contain penalties or sanctions for non-compliance. Vendor’s security policy shall provide a framework for information security management within its overall organization. That policy must have an explicit section on the handling and management of personal information. Explicit procedures must exist that describe how personal information is to be managed, including disposal and destruction of data after its useful life.

2.2.	Vendor shall have dedicated resources (e.g. an Information Security manager or group) to foster and focus on information security efforts. The following details of the individuals shall be provided to Vendor: contact details, a name, phone number and email address.

2.3.	Vendor shall have a written security plan that provides a framework for information security management within their organization. The plan should address the following key points:

(a)	The delegation and assignment of responsibilities for security;

(b)	Management oversight for the plan and its deployment;

(c)	The means for managing security within the enterprise;

(d)	Policies and procedures for data confidentiality and privacy;

(e)	Methods of handling sensitive or confidential information received from or with respect to customers; and

(f)	Incident response in the event of a breach of security or unauthorized disclosure of customer data

3.	Internal Audit / Security Reviews

3.1.	Annual security audits or assessments, including testing of the system of controls, will be performed by an independent audit group within Vendor on a periodic basis. The audits should include testing of Vendor’s information security procedures as well.

3.2.	Vendor shall provide Customer with details from its last security audit or review conducted by a qualified third-party. The details shall include the name of the reviewing company, the date of the review and a general statement on the overall security posture of Vendor’s Systems and Networks, facilities and operations. The general purpose of such audits will be to identify areas for reasonable improvement in security related procedures and compare existing procedures to industry standards and best practices.

3.3.	Vendor shall have a process for correcting control deficiencies that have been identified in audits or assessments, including follow up documentation providing evidence of such corrections. Vendor will endeavor to institute procedures necessary to address audit findings and remain compliant with existing industry standards.

4.	Personnel Practices

4.1.	Vendor shall ensure that written confidentiality agreements are signed by all employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors, who may have access to Vendor’s Systems and Networks and facilities.

4.2.	Vendor shall perform pre-employment screening in accordance with Attachment A to Exhibit 2 (background checks) for all employees, non-employee workers, consultants, temporary workers and other persons, such as vendors, hired or engaged after the date of this agreement and who may provide services to or for Customer.

4.3.	Vendor shall apply the Disqualifying Standards as contained in Attachment B to Exhibit 2 to all current and future employees to the extent that disqualifications are encountered in the pre-employment screening process or otherwise come to Vendor’s attention.

4.4.	All employees, non-employee workers, consultants, temporary workers and other persons, such as third party vendors and subcontractors who may have access to Vendor’s Systems and Networks and facilities shall be made aware of, and be required to adhere to, the security policies of the Vendor and have training in security practices including the handling of sensitive or confidential Customer information.

5.	Employee Remote Electronic Access

5.1.	Employee remote access solutions must technically prevent the export of data of, Vendor, its customers, or such customers’ customers to the person’s local computer situated outside the Vendor’s facilities.

6.	Storage of Data on Mobile Devices

6.1.	Vendor must ensure the security of data on distributed devices by requiring the following:

(a)	No data storage devices that may contain data of Vendor, its customers, or their customers’ customers are permitted to leave Vendor’s facility without express written permission from Customer;

(b)	No storage devices not belonging to the Vendor shall be allowed access to such data. “Storage device” includes, but is not limited to, laptop computers, flash drives, MP3 players, camera phones, or other electronic devices with storage capability;

(c)	Laptops used by Vendor personnel to conduct Customer business or provide services or products to or for Customer must be the property of Customer or Vendor. No personal laptops owned by Vendor’s personnel may be used for such activities;

(d)	If any storage device, laptop or other mobile hardware contains data, such data shall be encrypted with a minimum 128-bit encryption key length; and

(e)	Suspected loss or theft of any device which may contain data of Vendor, its customers, or its or their customers’ customers must be reported immediately by Vendor personnel to Vendor, and reported immediately by Vendor to Customer.

6.2.	Outsourcing/Subcontracting/Reliance by Vendor on Third Parties:

(a)	If Vendor outsources or subcontracts the provision of services or products to or for Customer to third parties, or otherwise relies on third parties to fulfill Vendor’s information technology or Security functions, then, in addition to the requirements set forth in the Agreement, the Vendor shall require the following:

(i)	Formal written agreements that require the security controls employed by the third parties to be consistent with the Agreement, Vendor’s security practices and the Attachment. In addition, Vendor must enter into written confidentiality agreements with such third parties that, at a minimum require such third parties to protect such Confidential Information on terms no less protective than those contained in the Agreement;

(ii)	Vendor shall review, or have an independent audit group within Vendor assess, the third party’s security posture; and

(iii)	All such outsourcing, subcontracts or other reliance after the date of the Agreement to which this Attachment relates must be reviewed and approved by Customer in writing in advance.

7.	Back-up and Business Continuity Plans

7.1.	Vendor shall have a data backup and offsite storage process, including backup/storage schedules and control requirements that address the following:

(a)	Vendor shall have business continuity plans in place which define contingency plans and provide for the testing of such contingency plans. Vendor shall indicate the frequency of such testing and ensure that those plans ensure the Vendor’s service level commitments to Customer can be met;

(b)	Data backups stored both on and off the Vendor’s site shall be maintained in a secure climate-controlled environment with sufficient controls to ensure the backup media are actually being received by the storage facility and that transportation boxes containing such media have not been tampered with, diverted or lost during transport; and

(c)	Customer Information shall be irreversibly removed, to the extent possible per current technology, from all storage mechanisms and electronic media when such data is no longer needed for the provision of services or products to or for Customer, as reasonably determined by both Customer and Vendor.

8.	Security and Processing Controls

8.1.	Vendor shall have standards and procedures in-place to address system configuration, operation and management controls for the Systems and Networks, including the following:

(a)	Vendor shall employ industry-standard security technologies to protect data, including but not limited to physical access controls and logical access controls;

(b)	Security controls appropriate for the Systems and Networks and their application environment as recommended by manufacturers and best practices published by industry organizations;

(c)	Identification and patching of security vulnerabilities;

(d)	Change control process and procedures;

(e)	Problem management;

(f)	Incident detection, response and management; and

(g)	Data access entitlement and a review process for existing entitlements and changes to them.

8.2.	If Vendor connects to the Internet or other external facilities it shall have in place technology controls including firewalls, security monitoring and alerting systems (i.e. Intrusion Detection Systems). The Vendor must implement and comply with Customer’s preferred security protocols, including but not limited to Single Sign On and Secure Email.

9.	Information Storage and Processing

9.1.	Vendor shall store and process production data in a production environment only. Vendor shall ensure that non-production environments used for development, testing, or any non-production activity, other than error correction procedures, which may be temporarily performed in a test region, shall only use test data, and in such cases the test data shall not contain any production data.

10.	Notification & Reporting Obligations

10.1.	Vendor shall inform Customer of the following events without undue delay, as soon as practicable after the event:

(a)	Suspected breaches/compromises (beyond an Attempted Attack) of Vendor’s Systems and Networks, and claims or threats of such events made by any personnel or external person;

(b)	Termination of any personnel for cause, where related to such personnel’s potential or actual misuse or compromise of Customer Data or Vendor’s Systems and Networks;

(c)	If permitted by Applicable Law, any law enforcement or governmental investigation or inquiry into suspected misuse or abuse of Vendor’s Systems and Networks;

(d)	If any of the Customer Data is or was left unprotected, or is or was insufficiently protected for its level of sensitivity and risk, irrespective of whether a security breach has occurred;

(e)	The loss of any physical device that may have contained Customer Data; and

(f)	Vendor will provide reporting, as requested by Customer, to Customer regarding access to Customer Data.

ATTACHMENT A TO EXHIBIT 2

BASIC EMPLOYEE BACKGROUND INVESTIGATION POLICY REQUIREMENTS

Persons Subject to Pre-Employment Screening	Scope of Pre-Employment Screening*

•        Employees

•        Non-employee workers

•        Consultants

•        Temporary workers

•        Other persons, such as vendors, hired or engaged by Vendor after the date of this Agreement and who may provide services to or for Customer.

•        Verification of Identity. Vendor will verify each employee’s identity in accordance with Federal form I-9 or using a current driver’s license, a certified copy of the employee’s birth certificate, a passport, or through means such as an original social security card, and comparison of applicant’s physical characteristics with information furnished by employment, education and other records.

•        Employment History. Except as noted below, Vendor will obtain employment and unemployment history for the past seven (7) years through contacts with previous employers in order to obtain verification of claimed periods of employment, including military history during the review period. Vendor will use its commercially reasonable efforts to verify a seven (7) year employment history record. Such efforts should at least include Vendor’s documented attempts to contact previous employers and obtain verification by telephone, letter or other means.

•        Educational History. Vendor will verify the highest degree obtained, regardless of date granted. If applicant has higher education, Vendor will verify by obtaining an official transcript from the educational institution or by performing a verbal validity check.

•        Criminal History. Vendor will conduct a ten (10) year criminal conviction record check, covering all counties of residence and employment during such ten (10) year period. Convictions will not necessarily be a barrier to an employee being assigned to Customer. Factors, including, but not limited to, full disclosure in the application will be considered. Pursuant to the Violent Crime Control and Law Enforcement Act of 1994, however, individuals who have been convicted of a felony involving breach of trust or dishonest will be prohibited from providing Services to Customer unless they have obtained the requisite waiver from the appropriate insurance commission.

•        Financial History. Vendor will run a credit check for each employee, and must obtain a credit report from one of the three major credit reporting firms.

•        Drug Test. Vendor will require that the employee is administered an industry standard drug test from an accredited testing facility.

•        U.S. Department of Treasury, Office of Foreign Asset Control (“OFAC”). Vendor will complete a current (within thirty (30) days before placement) OFAC check for each employee. Only those individuals who are not on the OFAC list will be placed at Customer.

*	Applicable to all persons listed in the Persons Subject to Pre-employment Screening column.

ATTACHMENT B TO EXHIBIT 2

BACKGROUND CHECK DISQUALIFYING STANDARDS

If Vendor believes that applying any of the following Disqualifying Standards would violate Applicable Law, including Title VII of the Civil Rights Act of 1964, as amended, Vendor may disregard such standards to the extent Vendor reasonably determines that apply such standards would violate Applicable Law.

Educational Misrepresentation	Employment Misrepresentation	Credit Issues*	Criminal/Fingerprint Issues	Drug Screen

•        If educational institution has no record of the individual attending the school and the candidate cannot provide supporting documentation

•        If documentation supplied by candidate is proven a forgery by the vendor

•        If candidate states that they have a degree on their resume but then discloses on the application that they did not graduate

•        If employer has no record of employment and candidate cannot supply a reference or documentation proving employment

•        If candidate lists one employer for a specific time frame on the resume and then discloses on the application that they were employed elsewhere during that time period

•        If candidate lists reason for termination as voluntary on the application and employer informs vendor that employee was terminated for cause

•        Date discrepancies of over one month

• Unpaid Civil Judgments • Unpaid Tax Liens • Defaulted Student Loans • Unpaid Alimony • Unpaid Child Support • Charge Off Accounts and/or Collection Accounts exceeding $10,000

•        Any felony conviction occurring in the last 10 years that would make the individual subject to statutory disqualification as defined in Section 3(a)(39) and Section 15(b)(4) of the Securities Exchange Act of 1934.

•        Any felony conviction involving breach of trust or dishonesty, no matter when convicted, unless the convicted individual has obtained the requisite waiver from the appropriate insurance commissioner pursuant to the federal Violent Crime Control and Law Enforcement Act of 1994 (18 U.S.C. §§ 1033-1034) or the state equivalent of such Act.

•        A listing on the OFAC list

•        Any misdemeanor conviction involving fraud, false statements or omissions, wrongful taking of property, bribery, forgery, counterfeiting or extortion in the last 10 years that would make the individual subject to statutory disqualification as defined in Section 3(a)(39) and Section 15(b)(4) of the Securities Exchange Act of 1934.

•        Any instance where the candidate has indicated that they do not have any criminal convictions but subsequent check of criminal records reveals a conviction

• Use of any illegal substance • Use of controlled substances without a prescription

*	Ignore debts discharged pursuant to bankruptcy proceedings.

ATTACHMENT C TO EXHIBIT 2

PHYSICAL SECURITY PROCEDURES

Guidelines for minimum physical security measures to be implemented at service locations maintained by Vendor for Services under the Agreement (“Vendor Service Location(s)”).

1.	Scope

1.1.	Vendor will maintain a Corporate Security Department that will manage the security and life safety functions of the firm. The Corporate Security Department is expected to review the security posture of every Vendor Service Location and prepare a security plan based upon Vendor’s corporate standards and the policies detailed in this document.

2.	Administration/Reporting

2.1.	Security Responsibility

a.	Every Vendor service location, regardless of size, must have one person responsible for security matters. An appropriate employee shall be given this assignment to maintain reliability and assurance.

2.2.	Duties, Location Security Representative: (All Locations)

a.	Prepare a security plan (“Security Plan”) that conforms to the guidelines set forth in this document and in those policies set forth by the Corporate Security Department.

b.	Ensure that fire evacuation plans and any other crisis plans applicable to that Vendor service location, are viable and tested as required.

c.	Maintain a file containing any material security related problems that occur in the Vendor service location; security and safety related issues in the building; and incidents that occur in the city/country that relate to security/safety, of Vendor, its personnel, and its customers.

d.	Report significant incidents to Vendor corporate security in a timely manner. Track and report on an ongoing basis those local incidents that denote a significant threat or that may adversely affect Vendor and/or the Vendor Service Location.

e.	Maintain the emergency contact lists for both local contacts and for internal Vendor notification.

2.3.	Reports (All Locations)

a.	Security/safety related reports will be issued to Customer by exception only to avoid unnecessary reporting.

b.	Reports will be necessary when a significant security/safety related incident occurs in the Vendor service location or to the personnel; a threat develops that could affect Vendor’s operation; a significant political event occurs or is anticipated that may affect security; any other incident or threat that the Vendor service location feels would assist Vendor Corporate Security to offer assistance or guidance.

c.	Vendor Corporate Security will request additional information from a Vendor service location, as needed.

d.	Reports shared by Vendor with Customer may be redacted to exclude confidential customer information. However, all issues that relate to the general security/safety environment in the Vendor service location that could reasonably be expected to affect Customer interest should be disclosed by the Vendor.

3.	Corporate Security

3.1.	Vendor Corporate Security shall maintain a central repository of copies of Vendor service location security plans.

3.2.	Vendor Corporate Security may assist any Vendor service location in developing its security plan.

4.	Physical Security

4.1.	Access Control

a.	The goal of a facility access control system and its procedure is to limit access to those who have a legitimate reason for entering and to restrict the movement of visitors and Vendor to those parts of the facility where they have a legitimate purpose. In some cases this restriction will apply to employees, as in the case of limiting access to a computer/equipment room, cage area or segregated department.

b.	It is highly recommended that Vendor service locations utilize access control systems. All Vendor service locations that are used to provide the Services and that do not utilize and maintain functioning electronic access card systems must be pre-approved by Customer.

(i)	Electronic Access Cards:

(1)	Can be used as an ID Card when required or desired.

(2)	Creates a record of persons entering access doors at all times.

(3)	Avoids the time and cost of replacing keys, locks, etc.

(ii)	Receptionist:

(1)	All Vendor service locations should have a receptionist or security officer during working hours.

(2)	All Vendor service locations must have some means of controlling access after regular business hours when the receptionist or security officer is not present.

(A)	CCTV on access points in conjunction with electronically controlled latch.

(B)	Door locked and manually opened after hours upon presentation of ID by visitor to security officer or other employee.

(C)	Security Officer posted at entry points.

4.2.	Alarms

a.	All Vendor service locations must have an intrusion alarm system that, at a minimum, protects all perimeter openings and major data center portals.

b.	The extent of CCTV required will be site-specific and determined on a case by case basis. However, at a minimum:

(i)	Vendor service location entry points and major data center portals shall be covered by CCTV, and

(ii)	All cameras must be recorded with recorders located in a secure area and stored for a thirty (30) -day period.

5.	Visitors

5.1.	Reception Areas

a.	No Customer representative or visitor should be allowed past the reception area unless they have been positively identified and the person to be visited has verified the appointment.

b.	Where possible, visitors should be escorted.

c.	Access from reception areas to Vendor service location space should be controlled by the receptionist or opened by the person escorting. If this is not operationally viable, alarms should alert Security Officers if a problem develops.

5.2.	Security Officers

a.	Security Officers are a Vendor service location option.

b.	Vendor procedures for hiring Security Officers shall follow the procedures substantially similar to those set forth in Attachment B.

6.	Emergency Procedures

6.1.	Fire/Evacuation Plan

a.	All Vendor service locations must have a fire/evacuation plan and must review it for personnel and other changes as required, minimally once a year.

b.	Every Vendor service location must be familiar with the building’s fire/evacuation plan and how it affects Vendor. The Vendor’s plan should augment the building plan but in some overseas Vendor service locations the building may not be concerned about fire safety. Vendor’s plan must then take this into consideration. Vendor must conduct tests to ensure that employees recognize the fire alarm warning system.

c.	If deficiencies are found in a building’s plan or fire safety systems, reasonable effort must be made to rectify the problems. Vendor corporate security assistance should be requested when necessary.

d.	All Vendor service locations must have a fire alarm and suppression system that complies with local fire codes.

6.2.	Bomb Threat Procedure

a.	All Vendor service locations must have a bomb threat response plan that provides for a rational response to a bomb threat. The most critical phase in the process is the assessment of the threat and the decision to evacuate.

b.	The plan will contain sections dealing with: receipt of threat; notification; threat evaluation; evacuation; searches; suspect device discovery; explosion; and recovery.

c.	The evacuation procedures for the bomb threat plan should mimic the fire/evacuation procedures.

6.3.	Emergency Contact Lists

a.	All Vendor service locations must maintain up to date emergency contact lists. At a minimum these lists should be updated quarterly and should contain the following information:

(a)	A list containing the local Vendor service location personnel who would be involved in security problems or other emergencies;

(b)	All government agencies that could lend support during an emergency;

(c)	Security vendors;

(d)	Utilities;

(e)	Repair personnel, etc.; and

(f)	A list containing all pertinent contact personnel at headquarters and at other regional Vendor service locations.

6.4.	Shredding Contract

a.	All Vendor service locations must have an appropriate shredding policy and plan in place. The plan must disclose all companies contracted for shredding services, the method of destruction of confidential data, documents, and media, and if shredding is conducted offsite, the locations where the shredding services are conducted. This plan must be provided to Customer upon request.

EXHIBIT 3

PERMITTED SUBCONTRACTORS

A.	Permitted Subcontractors. Subject to the terms of the Agreement, Customer consents to Vendor’s use of the following Permitted Subcontractors to perform Restricted Activities and to the extent required to assist Vendor in performing Services, to Vendor disclosing Customer Confidential Information to such third parties.

NTT DATA Process Services, LLC (fka Keane BPO, LLC) – administrative services

Accenture LLP – administrative services

RR Donnelley – compliance mailing and printing

Jayhawk File Express – file storage and document destruction

Co-Sentry – back-up printing and disaster recovery

Convey – withholding calculations and tax statement mailing

Spangler Graphics – compliance mailing

Veritas – compliance mailing

B.	Permitted Disclosures. Subject to the terms of the Agreement, Customer consents to Vendor’s disclosure of Customer Confidential Information to the following third parties in connection with Vendor performing Services:

Records Center of Topeka, a division of Underground Vaults & Storage – back up tapes storage

Venio LLC, d/b/a Keane – lost shareholder searches

ZixCorp – email encryption

AdvantageTech, Inc. – staff augmentation

TechniSource – staff augmentation

MegaForce – staff augmentation

PowerIT – staff augmentation

Corporate Horizons – staff augmentation

Tahoe Partners – staff augmentation

iNautix – staff augmentation

UCT – staff augmentation

Morgan Hunter Companies – staff augmentation

DST – FANmail, positions, prices

TLAG – staff augmentation

Accenture – systems upgrades and support

Kforce, Inc. – staff augmentation

The Berwyn Group – mortality verification services

C.	Disclosure to Professional Advisors. Subject to the terms of the Agreement, Customer consents to Vendor’s disclosure of Customer Confidential Information to its and its Affiliates’ attorneys and auditors.

EXHIBIT 4

CHANGE PROCEDURES

1.	DEFINITIONS.

Capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Agreement. To the extent any of the terms and conditions of this Attachment conflict with the terms and conditions of the Agreement, the terms in the Agreement shall govern, except to the extent expressly set forth by referencing the specific section(s) of the Agreement to be so modified.

2.	CONTRACT CHANGE MANAGEMENT.

2.1.	This Section 2 describes the Change Procedures to be followed by Customer and Vendor when either party wishes to alter the terms and conditions of any SOW or the terms and conditions of the Agreement as they apply to a particular SOW (a “Change”). “Change Order” means a writing describing the Change, which is signed by an authorized representative from each party.

2.2.	The parties may by joint written amendment to the Agreement amend or waive any part of the Change Procedures.

2.3.	The purposes and objectives of the Change Procedures are as follows:

2.3.1.	to prioritize requests for Changes;

2.3.2.	to minimize the risk of exceeding both time and cost estimates, if any, associated with the proposed Change by identifying, documenting, quantifying, controlling, managing and communicating: (i) Change requests, (ii) the preparation of Change Orders, and (iii) their disposition;

2.3.3.	to identify the different roles, responsibilities and actions that shall be assumed and taken by the parties to define and implement the Changes; and

2.3.4.	to document whether the request for a Change requires Customer to pay any additional fees, charges or expenses (“Charges”).

2.4.	Each party shall be responsible for all costs and expenses incurred by its employees, agents and subcontractors with respect to its participation in, and responsibilities and obligations under, the Change Procedures as set forth in Section 4 below, unless expressly agreed otherwise in writing by both parties.

3.	CHANGE PROCEDURES.

3.1.

Unless otherwise agreed to in a written Change Order, there will be no changes in price, scope of services, performance standards or to any other rights or obligations in the Agreement or any exhibit, attachment or schedule thereto. Either Vendor or Customer may initiate a request for a Change by delivering to the other’s Project Manager or his/her nominated representative a draft Change Order that describes the proposed

Change and sets forth the reasons for it.

3.2.	Each party’s respective Project Manager or his/her nominated representatives shall be responsible for reviewing and considering any requests for Change, and shall approve it promptly of receipt for further investigation, if deemed necessary. If the parties agree that the request for Change requires further investigation, the Project Managers shall authorize such investigation, which shall be performed as required by Vendor and/or Customer. The Project Managers shall be responsible for keeping the status of each request for Change as such request progresses through the Change Control Procedures.

3.3.	No Change will be implemented without Customer’s written approval, except as may be necessary on an emergency basis to maintain the availability of the Services. With respect to any such Change made on an emergency basis to maintain the availability of the Services, Vendor will document and provide to Customer’s Project Manager notification (which may be given by email) of the Change promptly after the Change is made, based on the significance of such Change.

4.	CHANGE REQUESTS.

4.1.	For each request for a Change that the parties have approved for further investigation, regardless of which party has proposed the Change, Vendor shall prepare and submit to Customer within a reasonable time based on the criticality designated by Customer, with Customer’s reasonable cooperation and provision of any information reasonably requested by Vendor, a preliminary assessment of the request for Change. Such preliminary assessment may include, as relevant:

4.1.1.	estimated changes in the Charges, if any, recognizing that a Change may result in a reduction in fees or an increase in fees or neither;

4.1.2.	estimates of any applicable increases and decreases in other fees;

4.1.3.	ramifications and impacts of such proposed Change on the Services affected by the requested Change;

4.1.4.	the timeframe for implementing the proposed Change (including any timing constraints);

4.1.5.	the preliminary technical or business evaluation of the proposed Change, including any changes, additions, or deviations from policies, standards and procedures of Vendor or Customer that would be required to implement the proposed Change; and

4.1.6.	the resources (including human resources, hardware, software and other equipment) required for implementing the proposed Change.

4.2.

Vendor shall bear the costs of preparing the preliminary assessment as set forth in this Section 4, and shall provide such assessment as part of the Services, unless Vendor after its initial review of the Change Order informs Customer that preparing such assessment will require additional resources for which Vendor seeks to be compensated, in which case, if Customer approves in writing (or by email) Vendor preparing such assessment on a time and material basis, Vendor shall be paid at the then current applicable time and materials rate for preparing such assessment.

4.3.	No Change shall be effective until and unless a Change Order is executed by the authorized representative of each party.

Change Request Project Name: Requested By: Request #: se² Project Representative Modern Woodmen of America Name: Scott Geraghty Name: Jerry Lyphout Phone: (785) 438-3586 Phone: 309-793-5622 Fax: (785) 368-1470 Fax: Email: scott.geraghty@se2.com Email: jerry.lyphout@modern-woodmen.org Address: 5801 SW 6th Avenue Topeka, Kansas 66606 Address:1701 1st Avenue Rock Island, Illinois 61201

Overview

This Change Order has been prepared in accordance with Section 3.1 of the Master Services Agreement by and between se2, inc. (Vendor) and Modern Woodmen of America (Customer) dated,             , 2011. This document sets forth                     .

II. Scope of Service

Service Offer:

III. Pricing Amount – The below costs are estimated, the actual expense will be billed.

Resources	Estimated Hours	Rate	Total
Project Manager
Programmer/Business Analyst
Operations Programmer/Business Analyst
Total Estimated Cost:

IV. Authorization

The undersigned have executed and delivered this proposal and agree to the terms of service.

se2, inc.		Modern Woodmen of America
By:		By:
	Signature		Signature

James R. Schmank
	Printed Name		Printed Name

Vice President
	Title		Title

	Date		Date

Exhibit 5

Performance Standards

1.	DEFINITIONS

Except as otherwise defined below, capitalized terms used in this Schedule have the meaning given in the Agreement:

“Applicable Weight” means for each Critical Service Level identified in Table 1 hereto the corresponding weight associated with that Critical Service Level.

“At-Risk Amount” means, for any month during the Term, 5% of the monthly administration fees paid or payable for the month for which the Service Credits are calculated, exclusive of Pass-Through Expenses, taxes and reimbursements for out-of-pocket expenses.

“Critical Service Level” means each Service Level Category identified in Table 1 hereto which is designated as “Critical.”

“Default Performance Standard” has the meaning given in the Agreement.

“Fault” means Administrator’s failure to attain the Minimum Service Level for a given Critical Service Level in a given calendar month.

“Key Service Level” means each Service Level Category identified in Table 1 hereto which is designated as “Key.”

“Minimum Service Level” means, with respect to each Service Level, the level of performance designated as such in Table 1 hereto.

“Pool Percentage Available for Allocation” means 100, which is the total amount of Applicable Weight that may be allocated among all of the Critical Service Levels.

“Service Credit” means the amount which will be credited by Administrator to Customer with respect to each Fault, as set forth in Section 3 below.

“Service Level” refers to each of the Critical Service Levels and Key Service Levels designated in Table 1 hereto.

“Service Level Category” means each separate group of activities identified in each row in Table 1 hereto.

2.	SERVICE LEVELS – GENERAL

2.1.

Administrator will maintain performance measurement systems at its own expense to measure compliance with the Service Levels. Administrator will furnish to Customer performance reports and/or performance data in an electronic format on a calendar monthly basis on or before the tenth (10th) Business Day following the end of the month for which the performance report covers.

2.2.	Unless expressly stated otherwise in Table 1 below, all Service Levels are stated, measured and reported in Business Days. Further, all times are stated as Central Time,

unless otherwise expressly stated in Table 1 below.

2.3.	The timing of each Service Level starts from when Administrator receives all items required to perform the task, or from the event specified, and continues until the relevant Services for that Service Level are completed in accordance with the Agreement.

2.4.	Administrator will provide a single point of contact for the prompt resolution of all Service Level issues.

2.5.	From time to time, Customer may request changes to the Service Levels, including adding standards relating to the quality of the Services provided. Upon Customer’s request, the parties shall negotiate in good faith such changes as appropriate, in light of all surrounding circumstances, including changes in industry practices, changes in Applicable Law, actual performance of the parties under this Agreement, advances in technology available or used to perform the Services and the locations where the parties may be performing their duties under this Agreement. Any such changes shall be made in accordance with the Change Procedures.

2.6.	On thirty (30) days advance written notice to Administrator, but no more than once every six (6) months, Customer may adjust the Applicable Weight among Critical Service Levels as long as the total of such percentages does not exceed the Pool Percentage Available for Allocation.

3.	SERVICE CREDITS

3.1.	For each Fault for each Critical Service Level in a given calendar month, Customer shall be entitled a Service Credit. The Service Credit for each Fault in a given calendar month is the Applicable Weight for the Critical Service Level corresponding to that Fault multiplied by the At-Risk Amount.

3.2.	The aggregate amount of Service Credits payable in any calendar month shall not exceed the At-Risk Amount.

3.3.	If, for a period of six (6) consecutive calendar months, Administrator meets or exceeds the Minimum Service Levels for all Service Levels (including, for the avoidance of doubt, the Key Service Levels), then Administrator shall be entitled to a refund of certain Service Credits paid by Administrator to Customer. The Service Credits to be refunded shall be those paid by Administrator for the twelve (12) calendar month period consisting of the last calendar month prior to such six (6) month period plus the eleven (11) immediately preceding calendar months (“Earnback Credit”). Customer shall pay the Earnback Credit to Administrator upon being invoiced by Administrator. For purposes of clarification, Service Credits for a given calendar month shall be refunded only once.

4.	EXAMPLES

Intentionally omitted.

5.	DEFAULT PERFORMANCE STANDARDS

5.1.	Administrator shall be deemed to have failed to attain the Default Performance Standards if:

5.1.1.	in any consecutive two (2) calendar months, Administrator has three (3) or more Faults in each of those months;

5.1.2.	Administrator has a Fault for the same Service Level for three (3) consecutive months.

6.	EXTRAORDINARY EVENTS

(a)	If Customer reasonably expects there to be a spike in the volume of activities covered within the Service Levels (a spike would consist of at least a fifteen percent (15%) or more higher volume of activities compared to the then-current three (3) month rolling averages for such activities), Customer shall provide as much advance notice (in writing or via email) to Administrator as reasonably practicable and permissible. If Customer does not provide at least sixty (60) days’ notice of any such event and Administrator was not otherwise aware or otherwise not on reasonable notice of the significant likelihood of such increase and Administrator was not the cause of such increase, then Administrator will be relieved from the obligation to meet such Service Levels for the first month each time such spike in volume occurs. In addition, Administrator will be excused from meeting the Minimum Service Levels to the extent that other events or series of events are caused by Customer or a high volume of activities within the scope of the Services Levels following extraordinary market or broker-dealer activity and (a) was not reasonably foreseeable in advance of such activity to allow Administrator to use commercially reasonable efforts to plan for such extraordinary activity, and (b) requires a material increase in resources by Administrator to meet the Service Levels as required by this Agreement. Administrator will be excused only for the duration of such events or series of events.

Table 1

Service Level Number	Applicable Weight	Key or Critical	Service Level Category	Measurement	Service Level Description	Minimum Service Level	Measurement Procedure
1	20%	C	Information Technology	System Availability	Availability of ALIP platform	System is available 98% of the time between 6:00 AM and 7:00 PM on business days.	Determined by comparing the time ALIP is available during the indicated timeframe to when it is not available.

2	40%	C	Information Technology	Interface Service Level Agreement	Inbound Interface file and Report transmission, Exhibit A hereto.	98% of all inbound files processed on day they are received, provided the NYSE is open; provided further that the file is delivered to Vendor in good order by 2:30 PM CT.	Track time for file and report deliveries

3	40%	C	Information Technology	Interface Service Level Agreement	Outbound Interface file and Report transmission, Exhibit A hereto.	85% of all outbound files delivered by time indicated on exhibit A.	Track time for file and report deliveries

4	N/A	K	Service Administration	Time to mail quarterly statements of account		99% of all quarterly statements of account mailed to representatives and customers by the 30th day of the month following the end of the quarter

Service Level Number	Applicable Weight	Key or Critical	Service Level Category	Measurement	Service Level Description	Minimum Service Level	Measurement Procedure
5	N/A	K	Pricing and Trading	Time delivery of monthly reports for approval	Performance Reporting	98% processed and delivered by 2nd business day.	Track time to deliver monthly performance return reporting.

Exhibit A

Direction	Frequency	Description	File Processed/Delivered
Inbound to se2	Daily	Modern Woodmen Premium File	Processed same day as received.

Inbound to se2	Daily	Modern Woodmen New Issue File	Processed same day as received.

Inbound to se2	Daily	Modern Woodmen Address Change File	Processed same day as received.

Inbound to se2	Daily	Modern Woodmen Master Agent File	Processed same day as received.

Outbound from se2	Daily	Address File	4:00 AM next business day.

Outbound from se2	Daily	Daily Values File	4:00 AM next business day.

Outbound from se2	Monthly	Monthly Values File	Delivered by 1:00 PM Central Time on the 1st business day of the month.

Outbound from se2	Daily	Names File	4:00 AM next business day.

Outbound from se2	Daily	Policy File	4:00 AM next business day.

Outbound from se2	Daily	Role File	4:00 AM next business day.

Outbound from se2	Daily	Special Programs File	4:00 AM next business day.

Outbound from se2	Daily	Transactions File	4:00 AM next business day.

Outbound from se2	Daily	Fee File	4:00 AM next business day.

Outbound from se2	Daily	VPA Fund File	4:00 AM next business day.

Outbound from se2	Daily	VPA Subaccount File	4:00 AM next business day.

Outbound from se2	Monthly	Reserve File	Delivered by 5:00 PM Central Time on the 1st business day of the month.

Outbound from se2	Monthly	General Ledger	Delivered by 5:00 PM Central Time

on the 3rd business day of the month

Outbound from se2	Monthly	Image Audit File	Delivered by 5:00 PM Central Time on the 1st business day of the month.

Exhibit 6

Fees and Charges

1.	GENERAL

1.1.	Invoicing. The fees for Services shall be invoiced and due and payable as stated in the applicable Statement of Work.

1.2.	Periodic Adjustments to Certain Fees. The fees and rates described in this Exhibit are subject to the CPI adjustment in accordance with Section 5.6 of the Agreement.

1.3.	Other Charges. The fees and charges stated in this Exhibit are in addition to those charges payable in accordance with the Agreement. Any amount properly due and payable under the Agreement not paid and which remains unpaid thirty (30) calendar days after receipt of an invoice or other claim for payment, with appropriate back-up documentation supporting the amount claimed is due, shall be subject to a late charge. The late charge shall be computed daily at the lesser of (i) 1.5% per month, or (ii) the highest rate permitted by law.

2.	CONTRACT ADMINISTRATION FEES

2.1.	Monthly Administration Fee.

For the Business Process Outsourcing Services described in Schedule Two to the Business Process Outsourcing Services Statement of Work performed by Vendor, Customer shall pay Vendor the following fee for each Contract:

$4.17/monthly

3.	HOSTED SOFTWARE SERVICES FEES

For the Hosting Services described in the Hosted Software Services Statement of Work, Customer shall pay Vendor the following fee for per Authorized User:

3.1	Monthly Authorized User Fee

Full Access[1]	$458.33
Partial Access[2]	$208.33

[1]	Means access to all the Software listed in Schedule 1 to the Hosted Software Services Statement of Work.
[2]	Means access to all the Software listed in Schedule 1 to the Hosted Software Services Statement of Work, except ALIP.

4.	PASS-THROUGH EXPENSES

Customer shall reimburse Vendor for the following types of “Pass-through Expenses”:

4.1.1.	postage and express mail charges;

4.1.2.	onsite and offsite paper file records transportation, storage, microfilm and retrieval costs;

4.1.3.	printing and mailing of quarterly and annual statements;

4.1.4.	stationary, paper, envelopes and related supplies used in mailings to Contract holders and insureds;

4.1.5.	electronic fees for NSCC or broker communication charges (e.g., DST FANMail);

4.1.6.	costs for regulatory mailings, semiannual mutual fund reports, prospectuses, proxies, privacy notices, TPA notices, and discretionary customer mailings;

4.1.7.	other costs expressly identified in the Statement of Work (or the Agreement) as out-of-pocket or pass-through costs.

5.	TIME AND MATERIALS RATES

The hourly charges for any Services which Vendor is not otherwise obligated to provide under the Agreement or at rates stated otherwise, are as set forth on Attachment A hereto. Customer shall not be obligated to pay Vendor for any such Services, unless otherwise agreed in writing by Vendor.

6.	EARLY TERMINATION FEE

In the event, that Customer terminates this SOW for convenience, Customer shall pay to Vendor the fees (the “Early Termination Fee”) as set forth below. Fee as a Percentage of the Monthly Administration Fees paid for such 12 month time period annualized for such period:

Months 1 - 12	50%
Months 13 - 24	35%
Months 25 - 36	25%
Months 36 - 48	20%
Months 49 - 60	15%

Attachment A

2012 Rates

Rates
Senior Professional Staff
Executives/Program Manager	$254
Project Manager	$195

Professional Staff
Actuaries	$227
Senior Programmer Analyst	$140
Senior Business Analyst	$140
Financial Accountant	$113
Programmer Analyst	$103
Business Analyst	$103
Paralegal, Compliance	$103
Audit	$101
Technical Support Analyst	$103

Service Center Personnel
Domestic	$67
Offshore	$34